                            REVISED PRELIMINARY COPY
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED



Filed by Registrant:                          /x/
Filed by a Party other than the Registrant:   / /

Check the appropriate box:

     /x/  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            ILM SENIOR LIVING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ILM SENIOR LIVING, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

     / /  No fee required.

     /x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1) Title of each class of securities to which transaction applies: common stock, $.01 par value, of ILM Senior Living, Inc. (ILM Common Stock).

           2) Aggregate number of securities to which transaction applies:
              7,520,100 shares of ILM Common Stock.

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. The fee has been calculated as follows:


              Pursuant to Rule 0-11(c)(1) under the Exchange Act, a fee of $19,942.30 was paid to the Commission together with the filing of the Registrant's preliminary proxy materials on April 19, 1999.


          4)  Proposed maximum aggregate value of transaction: $97,018,000.

          5)  Total fee paid herewith: -0-.


     /x/  Fee previously paid.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                            REVISED PRELIMINARY COPY
                            ILM SENIOR LIVING, INC.
                        8180 GREENSBORO DRIVE, SUITE 850
                             MCLEAN, VIRGINIA 22102
                                 (888) 257-3550



                               February   , 2000


Dear ILM Shareholders:


     Your Board of Directors has unanimously approved the merger of ILM Senior Living, Inc. with a 100% owned subsidiary of Capital Senior Living Corporation. Capital is one of the nation's largest developers and operators of senior living communities and has successfully managed ILM's properties since July 1996.



     In the merger you will receive $12.90 in cash for each share of ILM common stock you own and your former shares of ILM common stock will be canceled. Accordingly, after the merger you no longer will have any ownership interest in ILM and you will not participate in the potential future earnings and growth of the company.



     We have described the details of the merger in the accompanying proxy statement and encourage you to read the proxy statement and the appendices to that document carefully and in their entirety before deciding how to vote on the merger.


     Before we can complete the merger, you must vote to approve the transaction. A vote "FOR" the merger by the holders of at least 66-2/3% of the outstanding ILM common stock is required for the merger to occur.


     We have studied with our attorneys and financial advisors the terms, conditions, timing and effects of the merger, and we have reviewed and considered alternatives to the merger. We have received written opinions from a nationally recognized investment banking firm stating that the $12.90 to be paid to you in cash in the merger for each share of ILM common stock you own is fair to you, from a financial point of view. You can find the full text of the written opinion dated the date of the attached proxy statement in Appendix B at the back of the proxy statement. Please read the opinion carefully and in its entirety.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


     TO PROPERLY VOTE YOUR SHARES you can use the enclosed proxy card or attend the special meeting that will be held specifically for this very important vote.
The special meeting will be held at 10:00 a.m., local time, on April   , 2000 at
the Key Bridge Marriott Hotel, Arlington, Virginia       .


     If you use the enclosed proxy card, please complete, sign and date it and return it to us in the enclosed envelope as soon as possible. The envelope requires no postage if mailed in the United States.

     YOUR VOTE IS VERY IMPORTANT. To approve the merger, you must indicate a "FOR" vote by following the instructions appearing on the enclosed proxy card. IF YOU DO NOT VOTE, IT WILL COUNT AS A VOTE AGAINST THE MERGER.


                                                         Sincerely,


                                               /s/ J. WILLIAM SHARMAN, JR.
                                         ---------------------------------------
                                                   J. William Sharman, Jr.
                                             Chairman of the Board of Directors,
                                                President and Chief Executive
                                                         Officer


THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


THE ATTACHED PROXY STATEMENT DATED FEBRUARY   , 2000 IS FIRST BEING MAILED TO
SHAREHOLDERS ON OR ABOUT FEBRUARY   , 2000.

                            REVISED PRELIMINARY COPY
                            ILM SENIOR LIVING, INC.
                        8180 GREENSBORO DRIVE, SUITE 850
                             MCLEAN, VIRGINIA 22102
                                 (888) 257-3550


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear ILM Shareholders:


     We invite you to attend a special meeting of the shareholders of ILM Senior
Living, Inc. to be held at 10:00 a.m., local time, on April   , 2000 at the Key
Bridge Marriott Hotel, Arlington, Virginia       . The special meeting will be
held for the following very important purposes:


          1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated October 19, 1999, among ILM Senior Living, Inc., a Virginia finite-life corporation, Capital Senior Living Corporation, a Delaware corporation, and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, whereby ILM will be merged with Capital Acquisition; and

          2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described for you in detail in the attached proxy statement and in the appendices to the attached document. We encourage you to read these materials very carefully and in their entirety.


     Only holders of record of ILM common stock at the close of business on
February   , 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of holders eligible to vote at the special meeting will be available for inspection at the special meeting and for a period of 10 days prior to the special meeting during regular business hours at ILM's address indicated above.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     PLEASE DO NOT SEND US YOUR ILM STOCK CERTIFICATES AT THIS TIME.

                                               BY ORDER OF YOUR BOARD OF
                                                 DIRECTORS

                                             /s/ J. WILLIAM SHARMAN, JR.
                                         ---------------------------------------
                                                 J. William Sharman, Jr.
                                           Chairman of the Board of Directors,
                                          President and Chief Executive Officer


McLean, Virginia
February   , 2000


     IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR THE ATTACHED PROXY STATEMENT, PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO. INC., AT 1-800-735-3591.

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................     1
SUMMARY....................................................................................................     3
   The Parties in the Merger...............................................................................     3
      Capital Senior Living Corporation....................................................................     3
      ILM Senior Living, Inc...............................................................................     3
   The Merger..............................................................................................     3
      The Payment You Will Receive for Your Shares of ILM Stock............................................     3
      The Merger Agreement.................................................................................     3
      There Are Conditions to Completing the Merger........................................................     3
      Termination of the Merger Agreement..................................................................     4
      Termination Fees.....................................................................................     4
   Our Recommendation to You...............................................................................     5
   Vote Required...........................................................................................     5
   Purposes and Reasons for the Merger.....................................................................     5
   Opinion of Our Financial Advisor........................................................................     6
   Payments Previously Made and to be Made to Our Financial Advisors.......................................     6
   Conduct of ILM's Business if the Merger is Not Completed................................................     7
   Plans and Proposals of ILM and Capital..................................................................     7
   You Have No Appraisal Rights............................................................................     7
   U.S. Federal Income Tax Consequences....................................................................     7
   Accounting Treatment....................................................................................     7
   Conflicts of Interest of ILM Management.................................................................     8
   Financing of the Merger.................................................................................     8
   Litigation Pertaining to the Merger.....................................................................     8
   Concurrent ILM II Merger................................................................................     8
   Merger Procedures.......................................................................................     8
ILM'S CORPORATE STRUCTURE..................................................................................     9
SELECTED HISTORICAL FINANCIAL DATA.........................................................................    10
There is No Established Market for ILM's Common Stock; Dividend History....................................    12
THE SPECIAL MEETING........................................................................................    13
      Purpose of Special Meeting...........................................................................    13
      Record Date for the Special Meeting..................................................................    13
      Vote Required for Approval of the Merger Agreement...................................................    13
      Proxies; Solicitation and Revocation.................................................................    13
      Beneficial Ownership by Directors....................................................................    15
      People with Disabilities.............................................................................    15
      Confidential Voting..................................................................................    15
      Solicitation of Proxies by Soliciting Agent..........................................................    15
      Annual Meeting.......................................................................................    15
WHERE YOU CAN FIND MORE INFORMATION........................................................................    16
      A Very Important Warning About Our Forward-Looking Statements........................................    16
SPECIAL FACTORS............................................................................................    18
   The Merger..............................................................................................    18


                                      (i)

                                                                                                             PAGE
                                                                                                             ----
   History.................................................................................................    18
   Background of the Merger................................................................................    26
   Recommendation of the ILM Board.........................................................................    49
   Purposes, Alternatives, Timing and Reasons for the Merger...............................................    52
   Determination of Merger Consideration...................................................................    53
   Opinion of Cohen & Steers...............................................................................    54
   Plans and Proposals of ILM and Capital..................................................................    62
   Present Intentions and Recommendations of Certain Persons with Regard to the Merger.....................    63
   Conduct of ILM's Business if the Merger is not Completed................................................    63
   Interests of Certain Persons in the Merger..............................................................    63
   No Independent Committee................................................................................    64
   The Merger Agreement....................................................................................    64
      The Merger...........................................................................................    65
      Effective Time.......................................................................................    65
      Conversion of Shares.................................................................................    65
      Exchange of Certificates.............................................................................    65
      Representations and Warranties.......................................................................    66
      Conduct of ILM's Business Prior to the Merger........................................................    67
      Conduct of Capital's Business Prior to the Merger....................................................    68
      Conditions to Completing the Merger..................................................................    68
      No Solicitation of Alternative Transactions..........................................................    69
      Termination of the Merger Agreement..................................................................    70
      Termination Fees; Reimbursement of Expenses..........................................................    71
   Proxy Statement; The Special Meeting....................................................................    72
   Accounting Treatment....................................................................................    72
   Simultaneous ILM II Merger..............................................................................    72
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................................................    73
   Federal Income Tax Consequences of the Merger...........................................................    73
      Tax Characterization of the Merger to ILM............................................................    73
      Tax Consequences to ILM Shareholders.................................................................    73
      Back-up Withholding Requirements.....................................................................    73
      Alien Holders........................................................................................    74
COSTS AND FINANCING OF THE MERGER..........................................................................    75
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILM...............    76
   General.................................................................................................    76
   Liquidity and Capital Resources.........................................................................    76
   Growth Strategies.......................................................................................    78
   Year 2000...............................................................................................    79
   Results of Operations...................................................................................    79
      Three Months Ended November 30, 1999 Compared to Three Months Ended
      November 30, 1998....................................................................................    79
      1999 Compared to 1998................................................................................    80
      1998 Compared to 1997................................................................................    81


                                      (ii)

                                                                                                             PAGE
                                                                                                             ----
CERTAIN INFORMATION WITH RESPECT TO ILM....................................................................    82
   General.................................................................................................    82
   Properties..............................................................................................    82
   Asset Management........................................................................................    84
   Legal Proceedings.......................................................................................    84
   Competition.............................................................................................    86
   Regulations.............................................................................................    86
   Employees...............................................................................................    87
   Insurance...............................................................................................    87
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................    88
SHAREHOLDER PROPOSALS......................................................................................    92
OTHER MATTERS..............................................................................................    92
EXPERTS....................................................................................................    92
NO APPRAISAL RIGHTS........................................................................................    92

                               LIST OF APPENDICES

Appendix A         Previously Filed
Appendix B         Previously Filed
Appendix C         Form of Solicitation Agreement
Appendix D         Form of Proxy

                                     (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1. Q: WHO IS SOLICITING MY PROXY?

   A: ILM's Board of Directors.

2. Q: WHAT AM I BEING ASKED TO VOTE ON?

   A: You are being asked to vote to approve a merger agreement so that ILM will be merged with a 100% owned subsidiary of Capital Senior Living Corporation.

3. Q: WHO IS CAPITAL?

   A: Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity. Capital has been the manager of ILM's senior living communities since 1996.

4. Q: WHAT WILL I RECEIVE IN THE MERGER FOR EACH OF MY SHARES?

   A: You will receive $12.90 in cash for each share of your ILM common stock. No interest will be paid on this amount.

5. Q: WHAT DO I NEED TO DO NOW?

   A: Please sign, date and complete your proxy card and return it in the enclosed envelope so that your shares of ILM common stock can be represented at the special meeting. The envelope requires no postage if mailed in the United States.

6. Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

   A: Your broker will vote your shares ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker.

7. Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

   A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

8. Q: WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES OF ILM STOCK IN PERSON AT THE SPECIAL MEETING?

   A: If you don't return your proxy card or vote your shares of ILM stock at the special meeting, each share of your stock will be treated as a vote AGAINST the merger.

9. Q: SHOULD I SEND IN MY CERTIFICATES NOW?

     A: No. If the merger is completed, you will receive detailed written instructions for delivering your ILM stock certificates.

10. Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

     A: A "FOR" vote by the holders of at least 66-2/3% of the outstanding ILM common stock is required to approve the merger agreement.

11. Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED BY SEPTEMBER 30, 2000?

     A: The merger agreement will terminate, unless the September 30, 2000 expiration date is waived by the parties. There is no requirement or present intention to waive the September 30, 2000 expiration date.

12. Q: WILL I HAVE APPRAISAL RIGHTS IN THE MERGER?

     A: No. You will not have any right to dissent from the merger and receive a value for your shares of ILM common stock determined by a court.

13. Q: WHEN WILL I RECEIVE THE MERGER CONSIDERATION?


     A: If the merger is completed you will receive $12.90 in cash for each share of ILM common stock you own, promptly after we receive from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical stock certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your ILM common stock.


14. Q: HOW WILL I KNOW THE MERGER OCCURRED?

     A: ILM and Capital will make a public announcement and you will receive notice of such fact by mail.

15. Q: ARE THERE ANY SIGNIFICANT RISKS IN THE MERGER THAT I SHOULD BE AWARE OF?


     A: Yes. There are significant risks involved with the merger. Before making any decision on how to vote on the merger or whether to vote, we encourage you to read carefully and in its entirety the "Special Factors--Interests of Certain Persons in the Merger" section of this document beginning on page 63.


16. Q: WHAT HAPPENED TO THE PREVIOUSLY ANNOUNCED FEBRUARY 7, 1999 MERGER AGREEMENT WHICH PROVIDED FOR CASH AND PREFERRED STOCK MERGER CONSIDERATION?

     A: That agreement has been terminated and replaced by the current merger agreement described in this document which provides for merger consideration payable exclusively in cash.


17. Q: WHAT HAPPENS TO MY ILM COMMON STOCK DIVIDENDS AFTER THE MERGER?


     A: You no longer will receive any dividends after the merger is completed because you no longer will be an ILM shareholder and you will not become a Capital shareholder.

                                    SUMMARY


      THE FOLLOWING SUMMARY HIGHLIGHTS VERY IMPORTANT INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT BUT DOES NOT CONTAIN ALL OF THE INFORMATION IN THIS PROXY STATEMENT THAT IS IMPORTANT TO YOUR VOTING DECISION.



      YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ALL OF THE ATTACHED DOCUMENTS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 16.


THE PARTIES IN THE MERGER

   CAPITAL SENIOR LIVING CORPORATION
      14160 Dallas Parkway, Suite 300
      Dallas, Texas 75240
      (972) 770-5600

      Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity.


      Capital Senior Living Acquisition, LLC is a Delaware limited liability company that is 100% owned by Capital and was formed primarily to effect the merger.



      Capital Acquisition has the same address and phone number as Capital referred to above.


   ILM SENIOR LIVING, INC.
      8180 Greensboro Drive, Suite 850
      McLean, Virginia 22102
      (888) 257-3550


      ILM and its subsidiaries own eight senior living communities in seven states with a total capacity of approximately 1,335 residents. The ILM senior living communities have been managed by Capital since 1996.


THE MERGER


      If ILM's shareholders approve the merger and all conditions to the merger are met, ILM will be merged into Capital Acquisition and ILM's separate corporate existence will terminate.



      After the merger you no longer will have any ownership interest in ILM and you no longer will participate in the potential future earnings and growth of ILM.



   THE PAYMENT YOU WILL RECEIVE IN THE MERGER FOR YOUR SHARES OF ILM COMMON STOCK (SEE PAGE 65)



      After the merger occurs you will receive $12.90 in cash for each share of ILM common stock you own. No interest will be paid on that amount.



   THE MERGER AGREEMENT (SEE PAGE 64)


      The merger agreement is attached to this document as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs all of the terms and conditions of the merger.


   THERE ARE CONDITIONS TO COMPLETING THE MERGER (SEE PAGE 68)


      Completion of the merger depends on satisfying a number of conditions. These conditions include the:


      o approval of the merger agreement by the holders of at least 66-2/3% of the outstanding ILM common stock;



      o receipt of all authorizations, consents and approvals from government authorities which are important to the business and operations of the parties;

      o absence of any government or court order preventing or significantly delaying the merger;


      o accuracy of the representations and warranties made by the parties in the merger agreement;


      o performance by the parties of their respective obligations under the merger agreement;



      o receipt of all consents and approvals necessary for Capital to become the owner of ILM's business after the merger; and



      o receipt by Capital of all funds necessary to pay to you in the merger $12.90 in cash for each share of ILM common stock you own.



   TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 70)


      The merger agreement can be terminated:


      o by ILM and Capital if we mutually agree to do so;


      o by ILM or Capital, if:


         -- any government or court order prevents the merger from occurring;


         -- ILM's shareholders do not approve the merger agreement by September
            29, 2000; or

         -- the merger is not completed by September 30, 2000.

      o by Capital, if:


         -- the ILM Board withdraws or changes its recommendation to you to approve the merger agreement with Capital;



         -- the ILM Board approves or recommends that you vote to approve a transaction involving the sale of ILM to a party other than Capital on terms financially superior to the merger with Capital;



         -- ILM signs an agreement for a transaction to merge ILM with or sell
            ILM to a party other than Capital;


         -- ILM violates the merger agreement or its representations and warranties in the merger agreement are inaccurate; or

         -- there has been or there is likely to be a significant negative change in ILM's business, operations or condition.

      o by ILM, if:


         -- ILM signs an agreement for a transaction involving the sale of ILM to a party other than Capital on terms financially superior to the merger with Capital;


         -- Capital violates the merger agreement or its representations and warranties in the merger agreement are inaccurate;


         -- Capital fails to complete the merger for any reason after all conditions to do so are met under the merger agreement; or



         -- significant negative change in Capital's business, operations or condition occurs or is likely to occur.



   TERMINATION FEES (SEE PAGE 71)


      ILM must pay Capital a fee of $3,835,600, plus reimburse Capital for up to $2.0 million of its expenses, if:

      o the merger agreement is terminated by Capital because the ILM Board withdraws or changes its recommendation to you to approve the merger agreement;



      o the merger agreement is terminated by Capital because the ILM Board approves or recommends that you vote to approve a transaction involving the sale of ILM to a party other than Capital on terms financially superior to the merger with Capital;



      o the merger agreement is terminated by Capital because ILM signs an agreement for a transaction to merge ILM with or sell ILM to a party other than Capital;



      o the merger agreement is terminated by ILM because it signs an agreement for a transaction involving the sale of ILM to a party other than Capital on terms financially superior to the merger with Capital; or



      o the merger agreement is terminated by Capital because ILM violates its agreement not to initiate corporate transactions with parties other than Capital and a corporate transaction involving ILM and a party other than Capital is completed within 16 months after Capital terminates the merger agreement.



      Capital must pay ILM a fee of $850,000 if ILM terminates the merger agreement because Capital fails for any reason to complete the merger after all conditions for completion of the merger have been met.



      Neither Capital nor ILM is entitled to receive any termination fees or reimbursement of expenses if they fail to meet their obligations under the merger agreement or any of their representations or warranties in the merger agreement are inaccurate.



OUR RECOMMENDATION TO YOU (SEE PAGE 49)


      After careful consideration of a number of factors and circumstances which are described in this proxy statement, your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable.


      Your Board of Directors has adopted the merger agreement and we recommend that you vote "FOR" approval of the merger agreement.


VOTE REQUIRED (SEE PAGE 13)


      Approval of the merger agreement requires the affirmative vote of the holders of not less than 66-2/3% of the outstanding ILM common stock.



PURPOSES AND REASONS FOR THE MERGER (SEE PAGE 49)



      Your Board of Directors considered a number of factors when it adopted the merger agreement. Those factors included:



      o the strategic financial alternatives available to ILM to maximize the value of your shares of ILM common stock;



      o the overall consolidation trend in the assisted living industry;


      o ILM's financial condition, liquidity and profitability;


      o the likelihood of completing the merger with Capital;



      o the lack of any viable transactions with parties other than Capital having terms financially superior to the merger with Capital;


      o ILM's finite-life status;

      o The opinion of ILM's financial advisor, Cohen & Steers Capital Advisors LLC, that the $12.90 in cash to be paid to you in the merger for each share of ILM common stock you own is fair to you, from a financial point of view;



      o the requirement for approval of the merger agreement by the holders of at least 66-2/3% of the outstanding ILM common stock;



      o ILM's strengths and weaknesses as an independent public company;



      o general economic, industry and market conditions;



      o the matters described on page 61 of this proxy statement under "Interests of Certain Persons in the Merger;"


      o the fully taxable nature of the merger;


      o ILM's termination fee and expense reimbursement obligations to Capital;



      o Capital's commitment to obtain all funds necessary to pay to you in the merger $12.90 in cash for each share of ILM common stock you own;



      o ILM's historical relationships and commercial arrangements with Capital;



      o the lack of any burdensome regulatory requirements for completion of the merger;



      o the likelihood of the merger with Capital succeeding;



      o the termination of dividend payments on your shares of ILM common stock;


      o the simplicity of paying you cash in the merger;



      o the perceived going concern value of ILM; and



      o Capital's limited right of first and last offer covering ILM's properties.



      The purpose of the merger is to sell to Capital 100% of your ILM common stock and for Capital to acquire 100% control of ILM.



OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE 53)



      Cohen & Steers delivered to ILM's Board written opinions stating that the $12.90 per share in cash to be received by you in the merger for each share of ILM common stock you own was fair to you, from a financial point of view.



      The full text of Cohen & Steers' opinion dated the date of this proxy statement, which states the assumptions made, the matters considered and the limitations on Cohen & Steers' review, is attached as Appendix B to this proxy statement and should be read by you carefully and in its entirety.



PAYMENTS PREVIOUSLY MADE AND TO BE MADE TO OUR FINANCIAL ADVISORS (SEE PAGE 62)



      ILM paid $125,000 to Cohen & Steers for its opinion that the $12.90 in cash to be paid to you in the merger for each share of ILM common stock you own was fair to you, from a financial point of view.



      In connection with the previous February 7, 1999 merger agreement between ILM and Capital, ILM paid $180,000 to Schroder & Co. Inc., ILM's former financial advisor, for various financial advisory services relating to the transactions contemplated under that agreement.



      The February 7, 1999 merger transaction was terminated on October 19, 1999 -- which was the date on which the current merger agreement was signed.



      Cohen & Steers will receive an additional $900,000 from ILM and ILM II upon completion of the merger with Capital. ILM and Cohen & Steers will prorate that amount if the ILM merger is consummated but the ILM II merger is not consummated, or vice versa.



CONDUCT OF ILM'S BUSINESS IF THE MERGER IS NOT COMPLETED (SEE PAGE 63)



      If the Merger is not completed ILM intends to operate its business as presently operated and, because ILM is a finite-life entity, the ILM Board will continue to review ILM's strategic financial alternatives to maximize the value of your common stock and re-evaluate ILM's finite-life status on a month-to-month basis.



PLANS AND PROPOSALS OF ILM AND CAPITAL (SEE PAGE 62)



      After the merger ILM's corporate existence will end and all of its assets and liabilities will be owned and become the obligations of Capital Acquisition.



      Capital has advised ILM that it does not have any specific plans, proposals or agreements involving the liquidation or sale of ILM's properties or involving any mergers or reorganizations of ILM or its assets after the merger is completed.



      Capital also has informed ILM that it has no specific plans, proposals or agreements to change the day-to-day management or operation of ILM's business after the merger is completed.



YOU HAVE NO APPRAISAL RIGHTS (SEE PAGE 92)



      You will not have any right to object to the merger and receive a judicially determined value for your shares of ILM common stock.



U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 73)



      For U.S. federal income tax purposes, the merger will be treated as a sale of ILM's assets to Capital followed by the termination of ILM's existence. As an ILM shareholder you will recognize gain or loss for tax purposes equal to the difference between (i) $12.90 for each share of your ILM common stock and
(ii) the amount of your adjusted cost of each share of your ILM common stock as determined under applicable tax laws.



      Any gain or loss will be treated as a long-term capital gain or loss if at the time of the merger you have held your ILM common stock for more than 12 months. Under U.S. federal income tax law long-term capital gains are taxable at a maximum rate of 20% for individuals and 35% for corporations. You also may be subject to state and local taxes.



      DETERMINING THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU FROM A TAX POINT OF VIEW.



ACCOUNTING TREATMENT (SEE PAGE 72)



      For accounting and financial reporting purposes the merger will be accounted for in accordance with the "purchase method" of accounting.

CONFLICTS OF INTEREST OF ILM MANAGEMENT (SEE PAGE 63)



      In considering the recommendation of your Board of Directors to vote for approval of the merger agreement you should know that certain directors of ILM have relationships or interests in the merger that are different from or in addition to your interests as a shareholder:



      o After the merger is completed the current directors of ILM will become members of a new advisory board of Capital and for seven years thereafter Capital will indemnify ILM's officers and directors against liabilities arising from claims made against them in their capacity as officers and directors of ILM.



      o Also, Capital will maintain at its expense liability insurance for the benefit of ILM's officers and directors for seven years following the merger.



      o Notwithstanding ILM's long-standing relationship with Capital and certain of its executive officers, directors and controlling shareholders, neither ILM nor your Board of Directors appointed or hired a special representative to negotiate the terms of the merger agreement directly on your behalf.



      These interests and financial arrangements described may create actual or potential conflicts with your interests as an ILM shareholder.





FINANCING OF THE MERGER (SEE PAGE 75)



      Capital has obtained the written commitment of ____________ dated February , 2000 to provide Capital with all funds necessary to pay to you in the merger $12.90 in cash for each share of ILM common stock you own.



LITIGATION PERTAINING TO THE MERGER (SEE PAGE 84)



      See the description of "Legal Proceedings" on page 84 for information concerning the class action litigation commenced against ILM and its directors regarding matters prior to and involving the merger, and the terms and conditions of the October 15, 1999 settlement of that litigation.



CONCURRENT ILM II MERGER (SEE PAGE 72)



      ILM II Senior Living, Inc. is a finite-life corporation with some shareholders in common with ILM. On October 19, 1999 ILM II signed a merger agreement with Capital very similar to the merger agreement signed by ILM and Capital. Completion of the merger described in this proxy statement and completion of the ILM II merger are not conditioned upon one another.



                        MERGER PROCEDURES (SEE PAGE 65)



      Shortly after completion of the merger you will receive a letter of transmittal and instructions on how to surrender your ILM common stock for $12.90 in cash.



      Please sign, date and complete your proxy card and return it to us in the enclosed envelope. The envelope requires no postage if mailed in the United States.



      PLEASE DO NOT SEND US ANY OF YOUR ILM STOCK CERTIFICATES AT THIS TIME.

                           ILM'S CORPORATE STRUCTURE



                                  [GRAPHIC]



     The chart above depicts the current organizational structure of ILM, its affiliated entities and their relationship with Capital. ILM II Senior Living, Inc. has an identical structure to that of ILM, with ILM II Holding, Inc. owning the senior living communities which are subject to the mortgages held by ILM II, and ILM II Lease Corporation leasing the senior living communities from Holding II.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following selected historical consolidated financial data of ILM with respect to each year in the five-year period ended August 31, 1999 is derived from the consolidated financial statements of ILM. These consolidated financial statements have been audited by Ernst & Young LLP, ILM's independent auditors.



     The financial data of ILM for the three months ended November 30, 1999 and 1998 has been derived from ILM's unaudited consolidated financial statements for the periods ending November 30, 1999 and 1998. The operating results for the three and nine months ended November 30, 1999 are not necessarily indicative of results for the full fiscal year.


     The following data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ILM appearing later in this proxy statement, and also should be read together with the consolidated financial statements of ILM and the notes thereto included at the end of this proxy statement.


     The unaudited historical financial statement data for ILM as of November 30, 1999 and for the three months ended November 30, 1999 have been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of the management of ILM, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.



                                                    THREE MONTHS
                                                        ENDED
                                                    NOVEMBER 30,                  YEAR ENDED AUGUST 31,
                                                  -----------------   -----------------------------------------------
                                                   1999      1998      1999      1998      1997      1996      1995
                                                  -------   -------   -------   -------   -------   -------   -------
                                                              ($ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues:
  Rental and other income.......................  $ 1,884   $ 1,891   $ 7,525   $ 7,222   $ 6,643   $    --   $16,239
  Interest income earned on cash equivalents....       21        22        72        98       162       129       198
                                                  -------   -------   -------   -------   -------   -------   -------
                                                    1,905     1,913     7,597     7,320     6,805       129    16,437
Expenses:
  Depreciation and
    amortization................................      401       396     1,597     1,513     1,508        --     1,581
  Management fees...............................       --        --        --        --        70        88     1,092
  Property operating expenses...................       --        --        --        --        --        --     8,626
  General and administrative....................       66       127       559       294       866       343       382
  Professional fees.............................      435       220     2,393       674       445       315       633
  Director compensation.........................       21        20        87       116        82        24        24
                                                  -------   -------   -------   -------   -------   -------   -------
                                                      923       763     4,636     2,597     2,971       770    12,338
                                                  -------   -------   -------   -------   -------   -------   -------
Operating income (loss).........................      982     1,150               4,723     3,834      (641)    4,099
Equity in income of properties securing mortgage
  loans(1)......................................       --        --                  --        --     4,756        --
                                                  -------   -------   -------   -------   -------   -------   -------
Net income......................................  $   982   $ 1,150   $ 2,961   $ 4,723   $ 3,834   $ 4,115   $ 4,099
                                                  -------   -------   -------   -------   -------   -------   -------
                                                  -------   -------   -------   -------   -------   -------   -------
Earnings per share of common stock..............  $  0.13   $  0.15   $  0.39   $  0.63   $  0.51   $  0.55   $  0.54
                                                  -------   -------   -------   -------   -------   -------   -------
                                                  -------   -------   -------   -------   -------   -------   -------
Cash dividends paid per share of common stock...  $  0.21   $  0.21   $  0.85   $  0.79   $  0.74   $  0.70   $  0.71
                                                  -------   -------   -------   -------   -------   -------   -------
                                                  -------   -------   -------   -------   -------   -------   -------

                                                                                            AUGUST 31,
                                                       AT NOVEMBER 30,    -----------------------------------------------
                                                           1999            1999      1998      1997      1996      1995
                                                       ----------------   -------   -------   -------   -------   -------
Balance Sheet Data:
  Cash and cash equivalents.........................       $  2,278       $ 2,615   $ 2,264   $ 3,136   $ 3,010   $ 5,006
  Total assets......................................         37,203        37,962    38,910    40,033    41,453    44,211
  Equity............................................         34,411        39,027    38,459    39,658    41,368    43,217
Book value per share of common stock................           4.95          5.05



                                                                                            AUGUST 31,
                                                       AT NOVEMBER 30,    -----------------------------------------------
                                                           1999            1999      1998      1997      1996      1995
                                                       ----------------   -------   -------   -------   -------   -------
Other Data (at end of period):
  Wholly-owned facilities...........................              7             7         7         7         7         7
  Joint venture facilities(2).......................              1             1         1         1         1         1


------------------

(1) Balance relates to ILM's ownership interest in ILM Holding. ILM acquired control of ILM Holding in fiscal 1997. As a result, ILM Holding has been included in ILM's consolidated financial statements beginning in 1997. The balance was presented using the equity method of accounting in 1996 because ILM did not control the majority of the voting common equity of ILM Holding during that year, although ILM participated in 99% of the operating results.


(2) ILM is a tenant-in-common with ILM II for the Villa Santa Barbara, California senior living community. ILM owns a 25% undivided ownership interest in that community.

    THERE IS NO ESTABLISHED MARKET FOR ILM'S COMMON STOCK; DIVIDEND HISTORY

     ILM's common stock is neither listed (or admitted to unlisted trading privileges) on a national securities exchange nor included in a U.S. inter-dealer automated quotation system of a registered national securities association or any other established securities market. ILM's common stock trades irregularly ("by appointment") among available buyers and sellers and, therefore, trading volume and price information is limited, sporadic and not always current.


     Dividends on ILM's common stock have been declared and paid quarterly since inception. For the fiscal year ended August 31, 1998 aggregate per share dividends were $.79, and for the fiscal year ended August 31, 1999 aggregate per share dividends were $.85.



     Moreover, ILM is a real estate investment trust for U.S. federal income tax purposes and is required to distribute annually, in the form of a cash dividend, at least 95% of its taxable income to its shareholders.

                              THE SPECIAL MEETING


     The ILM Board is using this document to solicit proxies from the holders of ILM's common stock at the special meeting. This document and the accompanying
form of proxy was first mailed to ILM's shareholders on or about February    ,
2000.


         Purpose of Special Meeting


     The special meeting of holders of ILM common stock will be held on
April   , 2000 at 10:00 a.m., local time, at the Key Bridge Marriott Hotel,
Arlington, Virginia so that ILM's shareholders may consider and vote upon a proposal to approve the merger agreement.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THIS PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         Record Date for the Special Meeting


     The ILM Board has fixed February    , 2000 as the record date for the
determination of shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on the record date will be entitled to vote at the special meeting. At the close of business on the record date, there were outstanding 7,520,100 shares of ILM common stock, each of which is entitled to one vote on each matter properly submitted to a vote at the special meeting. On that date, there were 4,402 holders of record of ILM common stock. ILM common stock is the only outstanding class or series of ILM's voting securities.


         Vote Required for Approval of the Merger Agreement

     The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of ILM common stock will constitute a quorum. A quorum is necessary for the special meeting to be valid. The affirmative vote by the holders of at least 66-2/3% of the outstanding shares of ILM common stock entitled to vote is required to approve the merger agreement. The failure to vote, either by abstention or broker non-vote, will have the same effect as a vote against approval of the merger agreement.

         Proxies; Solicitation and Revocation

     Your ILM common stock, represented by a properly executed and unrevoked proxy, will be voted in accordance with the directions given by you in the proxy. PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING YOUR COMMON STOCK WITH YOUR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR ILM STOCK CERTIFICATES WILL BE MAILED TO YOU SHORTLY AFTER THE MERGER IS COMPLETED. If you return an executed and unrevoked proxy, but do not direct ILM on your vote, your ILM common stock represented by that proxy will be voted "FOR" the approval of the merger agreement.

     If signed and returned, the proxy will authorize the persons named as your appointed proxies to vote on the matters referred to in the proxy.

     You may revoke your proxy at any time before its use at the special meeting. A proxy may be revoked by either (a) submitting to the Secretary of ILM a written revocation or a new signed proxy bearing a later date (any written notice revoking a proxy for the special meeting should be sent to ILM Senior Living, Inc. at 8180 Greensboro Drive, Suite 850, McLean, Virginia 22102,
Attention: Corporate Secretary, or you may hand deliver your proxy to the Secretary at the special meeting at or before the taking of the vote); or
(b) attending the special meeting, and voting in person. If you hold your shares in a brokerage account and have instructed your broker how to vote, you must follow your broker's instructions regarding how to change your vote. However, if you hold your shares in a brokerage account, you may not vote in person at the special meeting.

     The ILM Board does not know of any matters other than those described in the notice of the special meeting that will be mentioned at the special meeting. If any other matters are properly presented at the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies with respect to the merger or to permit the dissemination of information regarding any material developments relating to the merger or otherwise pertinent to the special meeting, one or more persons named in the ILM proxy will vote the shares represented by the proxy on such matter as determined in their discretion, but no proxy that is voted against the merger will be voted in favor of any adjournment or postponement to solicit additional proxies. At any subsequent time of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original time of the special meeting (except for any proxies which previously have been properly revoked or withdrawn), even though they may have been properly voted on the same or any other matter at a previously held special meeting date.


     ILM and Capital will share the costs of soliciting proxies from ILM shareholders. In addition to soliciting proxies by mail, directors, officers and employees of ILM may solicit proxies by telephone, in person or otherwise, without receiving any additional compensation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to send solicitation materials to the beneficial owners of shares of ILM common stock held of record by such persons, and arrangements may be made for reimbursement of reasonable out-of-pocket expenses incurred by these persons and entities in connection with the solicitation.


     Shares of ILM common stock represented at the special meeting but not voted for or against the merger, such as abstentions or "broker non-votes," will be counted in determining a quorum. A "broker non-vote" means shares represented at the special meeting in person or by proxy by a broker or nominee where the broker or nominee fails to vote the shares because it (1) didn't receive voting instructions on a particular matter from the beneficial owners or person entitled to vote and (2) does not have discretionary voting power on the matter. If your shares of ILM common stock are held in your name and you either fail to return your proxy card or vote in person at the special meeting, the effect will be a vote against the merger. Also, if your shares of ILM common stock are held in a brokerage account and you fail to instruct your broker how to vote your shares, the effect will be a vote against the merger.

         Beneficial Ownership by Directors

     On the record date, none of the officers or directors of ILM owned any shares of ILM common stock or any shares of Capital common stock.

         People with Disabilities

     We can provide you with reasonable assistance to help you attend the special meeting in person if you tell us about your disability.

     If you fall into this category and plan to attend the special meeting in person, please call or write to the secretary of ILM at least two weeks before the special meeting at the telephone number or address stated under "Where You Can Find More Information" on page 16.

         Confidential Voting

     Independent inspectors will count votes at the special meeting. Your individual vote will be kept confidential from ILM unless special circumstances exist. For example, we will receive a copy of your proxy card if you write comments on the card.

         Solicitation of Proxies by Soliciting Agent


     D.F. King & Co. Inc., as the soliciting agent, has signed a solicitation agreement with ILM pursuant to which it will use its best efforts to solicit ILM shareholder approval of the merger. A copy of the soliciting agent agreement is attached hereto as Appendix C. D.F. King & Co. Inc. will receive commissions equal to $6,000 in connection with its services, as well as reimbursement of its reasonable out-of-pocket expenses (including telephone, mailing and legal expenses), all of which will be paid equally by ILM and Capital.


         Annual Meeting


     ILM will hold an annual meeting for the election of directors in calendar year 2000 only if the merger has not already been completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM's proxy statement for the calendar year 2000 annual meeting will be May 31, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     This document contains important business and financial information about ILM and Capital derived from documents that are not being delivered to you. However, this information is available to you without charge at your oral or written request. You can obtain these documents (other than exhibits to those documents) by requesting them in writing, by telephone or, in the case of Capital, by e-mail, as follows:

ILM Senior Living, Inc.                       Capital Senior Living Corporation
8180 Greenboro Drive, Suite 850               14160 Dallas Parkway, Suite 300
McLean, Virginia 22102                        Dallas, Texas 75240
(888) 257-3550                                (972) 770-5600
                                              www.capitalsenior.com


     If you would like to request documents, please do so before February 29, 2000 so you can receive them before the special meeting.


     We have not authorized anyone to give you any information or to make any representation about ILM, Capital or the proposed merger that differs from or adds to the information contained in this document or in the documents that ILM and Capital have filed with the SEC. Therefore, if anyone gives you any different or additional information, you should not rely on it.

     The information contained in this document speaks only as of the date indicated on the cover page of this document unless the information specifically indicates that another date applies.

     The information in this document regarding ILM is supplied by ILM and the information in this document regarding Capital is supplied by Capital.

     ILM and Capital file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy such materials at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at existing published rates by writing to the Public Reference Section of the SEC at, 450 Fifth Street, N.W., Washington D.C. 20549. When requesting such materals and information from the SEC, in the case of Capital, please reference Capital's SEC File Number "1-13445" and, in the case of ILM, please reference ILM's SEC File number "0-18249".

     Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. You can also find SEC filings relating to ILM and Capital at the SEC's website at "http://www.sec.gov."


A VERY IMPORTANT WARNING ABOUT OUR FORWARD-LOOKING STATEMENTS:


     ILM makes various forward-looking statements in this document. These forward-looking statements are subject to many risks and uncertainties, and there can be no certainty that such statements will prove to be correct.

     When words and expressions such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable" or similar words or expressions are used in this proxy statement, as well as statements beginning or ending with phrases such as "in our view," "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty," forward-looking statements are being made in all of these instances.



     These forward-looking statements speak as of the date of this proxy statement.



     All subsequent written and oral forward-looking statements regarding the merger attributable to ILM or Capital, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to above. Neither ILM nor Capital intend to update or revise any forward-looking statements to reflect any changes in general economic, competitive or market conditions and developments beyond their control.

                                SPECIAL FACTORS


THE MERGER



     The merger agreement provides for the merger of ILM with Capital Acquisition. Capital Acquisition, which is 100% owned by Capital, will be the surviving entity in the merger and ILM's separate corporate existence will terminate. The aggregate consideration to be paid by Capital in the merger to the holders of ILM's outstanding common stock is $97,018,000 in cash. If the merger is completed, each share of ILM common stock outstanding immediately prior to the effective time of the merger automatically will be converted into the right to receive $12.90 in cash (less applicable withholding taxes). No interest will be paid on that amount.



     ILM and Capital intend to complete the merger as soon as possible after the approval of the merger agreement by ILM's shareholders and after all of the conditions contained in the merger agreement have been satisfied or, to the extent permitted by applicable law, waived. If ILM's shareholders approve the merger agreement it is expected that the merger will be completed during the Spring of calendar year 2000.


HISTORY


     In 1989 PaineWebber Independent Living Mortgage Fund, Inc. was incorporated and sponsored by PaineWebber Properties Incorporated as a finite-life corporation for the purpose of making construction and participating mortgage loans secured by rental housing communities for independent senior citizens. ILM elected to qualify and be taxed as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended. In June 1989 ILM completed its initial public offering and invested the net proceeds therefrom in participating mortgage loans secured by senior housing communities.



     The loans originally were made to Angeles Housing Concepts Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing communities. The properties securing the ILM mortgage loans did not generate cash flows from tenant rentals sufficient to service the mortgage indebtedness and in February 1993 AHC announced that it was experiencing liquidity problems that subsequently resulted in mortgage payment defaults.



     In May 1993 AHC's parent, Angeles Corporation, commenced a bankruptcy case under title 11 of the United States Code. Pursuant to a settlement agreement entered into and approved by the bankruptcy court in April 1994 ILM's predecessor became the owner (indirectly through its subsidiaries) of the senior housing communities presently comprising the ILM portfolio.



     The terms of ILM's articles of incorporation provide for the liquidation of ILM not later than December 31, 1999, subject to extension to any date from and after December 31, 1999 through and including December 31, 2014 if ILM's Board determines that such liquidation would result in net sale proceeds not reflective (or less than) the value of ILM's properties.



     The original December 31, 1999 liquidation date is now subject to extension on a month-to-month basis by ILM's Board pursuant to action taken at a special meeting of the Board convened on November 16, 1999 at which Messrs. J. William Sharman, Jr., Jeffry A. Dwyer and Carl J. Schramm were present.

     From April 1994 to July 1996, AHC was the property manager for ILM and ILM II. As described later in this proxy statement, AHC was terminated as property manager in July 1996.



     In March 1995 ILM received an unsolicited expression of interest from Columbia Pacific Management, Inc., on behalf of Holiday Retirement Corporation, to acquire the ILM and ILM II properties for $114.0 million, subject to receipt of financing, the completion of due diligence and other conditions. Shortly thereafter, ILM held informal discussions with third parties regarding possible transactions involving its properties. PaineWebber Properties Incorporated, the sponsor of ILM's properties and ILM's advisor, approached approximately 10 candidates (which included Holiday Retirement Corporation, The Forum Group, Inc., Kisco Retirement Communities, Capital Senior Living Corporation, American Retirement Corporation, The Fountains Retirement Properties, Inc., Meditrust Corp., Nationwide Health Properties Inc., and Health Retirement Properties Trust) from whom expressions of interest were received setting forth their desire to explore the potential purchase of the ILM and ILM II properties for aggregate amounts which ranged from approximately $80.0 million to $120.0 million in cash.



     In August 1995 the Board was informed by PaineWebber Properties about a potential corporate level built-in-gains tax liability that would result from the sale of the ILM and ILM II assets. Accordingly, the Board engaged Senior Valuation Services, Inc., an independent appraiser specializing in the valuation of senior living properties, to conduct an appraisal of ILM's properties. Senior Valuation reported to the Board that as of October 30, 1995 the appraised value of the combined ILM and ILM II properties was approximately $108.5 million, of which $64.0 million was attributed to ILM and $44.5 million was attributed to ILM II.



     During the appraisal process the Board suspended its review and consideration of the foregoing expressions of interest and so informed each of the candidates named above. PaineWebber Properties was then requested to make an assessment of the expected returns on investment to shareholders through the scheduled finite-life terms of ILM and ILM II (i.e., December 31, 1999 and December 31, 2001, respectively).



     The Board noted both the preliminary and speculative nature of the 10 expressions of interest, the fact that no formal due diligence was conducted by any of the transaction candidates, the uncertainty as to the values that might result from any actual sale transaction at such time, and the fact that the scheduled liquidation dates for the ILM and ILM II properties, which were set forth in the articles of incorporation for those entities, were not until December 31, 1999 and December 31, 2001, respectively. Accordingly, the Board decided not to pursue any specific or formal discussions with any of the named candidates, but instead, decided to continue to manage and operate the properties and consider alternative means to maximize the value of the ILM common stock. No specific course of action, plans or proposals were adopted by the Board at this time to maximize such value.



     In January 1996 PaineWebber Properties met with AHC to review AHC's performance and strategies for enhancing the value of the ILM and ILM II properties. At this meeting AHC stated that it was unwilling to inform PaineWebber Properties about AHC's strategies to enhance such value and that AHC was interested in purchasing properties in locations contiguous to the ILM properties. Accordingly, ILM believed that AHC intended to compete directly with ILM.



     On February 26, 1996 Holiday Retirement Corporation increased the consideration referred to in its March 1995 expression of interest to $127.0 million, subject to the same due diligence, financing and other conditions communicated to ILM and ILM II in March 1995.



     At a Board meeting held on February 29, 1996 at which Messrs. J. William Sharman Jr., Jeffry R. Dwyer and Lawrence A. Cohen were present, the Board reviewed with PaineWebber and PaineWebber Properties various alternatives to owning and operating the ILM properties until December 31, 1999, including a sale and liquidation analysis, and certain corporate restructuring alternatives. The Board determined that in view of the matters disclosed by AHC to PaineWebber Properties and AHC's unsatisfactory performance as property manager to date, AHC had a conflict of interest with respect to its continuing role as property manager and that a replacement manager should promptly be identified and engaged on commercially reasonable terms. Accordingly, the Board requested PaineWebber to identify and contact potential candidates to serve as replacement property manager for the ILM properties. Approximately 20 such candidates were contacted.



     To assist the Board in its overall strategic financial decisional process, it invited National Westminster Bank, PLC, New York branch, a nationally recognized financial advisor with significant expertise in the assisted living industry, to discuss industry trends and conditions and to provide advice on possible methods to maximize the value of ILM's common stock.



     At a special meeting of the Board convened on April 29, 1996 at which Messrs. J. William Sharman, Jr., Jeffry R. Dwyer and Lawrence A. Cohen were present, NatWest expressed its view that ILM should consider, among other means to maximize shareholder value, expansion through the selective acquisition of other senior living communities, the direct lease of the senior living communities to a third party operator, listing ILM's common stock (as well as the shares of ILM's affiliate leasing entity--Lease I) on a national securities exchange or The Nasdaq Stock Market, combining (by means of merger or otherwise) ILM with Lease I, or combining Lease I with Lease II (ILM II's affiliate leasing entity). NatWest then noted that a liquidation or public auction of the ILM properties at that time would be premature in view of ILM's December 31, 1999 scheduled liquidation date.



     In April 1996, of the 20 potential senior living property managers PaineWebber Properties had contacted, the Board narrowed the field to five candidates (including Sunrise Assisted Living, Inc., Marriot Corporation, Manor Care Inc., ARV Assisted Living, Inc. and Capital). Each of these five candidates was interviewed by PaineWebber Properties.



     Following due diligence reviews with respect to the qualifications and performance history of the five candidates and a review of the proposals received from each candidate (including fee quotations and termination provision proposals), the ILM Board and the boards of directors of Lease I and Lease II, respectively, met in mid-July 1996 to discuss the prospective engagement of Capital Senior Management 2, Inc. (a wholly-owned subsidiary of Capital) as property manager to replace AHC.

     At a Board meeting held on July 17, 1996 at which Messrs. Jeffry R. Dwyer,
J. William Sharman Jr. and Lawrence A. Cohen were present, Mr. Cohen, then the President and a director of ILM, informed the Board that senior management of Capital recently had asked him whether he was interested in joining Capital in an executive capacity. Mr. Cohen indicated that he had no immediate plans to pursue or accept such a position with Capital or any other entity engaged in the senior living industry and, although he had no understanding or agreement with Capital as to any such employment, he wanted to preserve his ability to pursue such an opportunity in the future and, therefore, believed it was prudent to disclose these facts to ILM's Board. Thereafter, Mr. Cohen was recused from all ILM Board presentations, discussions and decisions regarding any commercial relationships or transactions with Capital.



     The Board asked PaineWebber Properties about its impressions of Capital and PaineWebber Properties observed that Capital had a good industry reputation, was experienced in the management, ownership and operation of assisted living communities, and appeared well-suited to assume the role of successor property manager of the ILM properties.



     Considerable discussion then ensued among the directors of ILM as to the qualifications of Capital relative to the other four candidates. The proposals made by each of the five candidates were reviewed and it was noted that Capital's proposed fees were the lowest of all proposals. The Board noted that all proposals included customary termination (or "break-up") fees and that in view of the scheduled liquidation of ILM in approximately three and one-half years, it would not be commercially prudent to enter into an agreement providing for the payment of such fees.



     Accordingly, the Board determined that an alternative to such fees should be proposed and in view of Capital's overall lower cost proposal, determined that Capital was the most attractive replacement property manager. ILM communicated to Capital's representatives that it would not agree to any termination fees, but instead, would grant to Capital a limited right of first and last offer pertaining to the sale of ILM's assets to an unaffiliated third party. ILM also informed Capital that any such right would have to permit ILM to terminate any pending asset sale transaction in its sole discretion so that ILM could retain the right not to sell its facilities to Capital or any other party--irrespective of whether a transaction was solicited by ILM or was unsolicited.



     Thereafter, the management agreement with AHC was terminated for cause and the ILM Lease I Board resolved to enter into a management agreement with Capital substantially in accordance with a draft term sheet previously reviewed by such board and ILM's Board, with the exception that a limited right of first and last offer would be provided for in lieu of Capital's requested termination fee. The Board instructed PaineWebber to report directly to Mr. Dwyer for further negotiating instructions regarding the management agreement with Capital. Negotiations continued and a management agreement was entered into with Capital Senior Management 2, Inc. in July 1996.



     The management agreement provides that in consideration for services provided, Lease I pays Capital Senior Management 2, Inc. a base management fee of 4% of the monthly gross operating revenues of the ILM properties, plus an incentive management fee of 25% of the amount by which certain net cash flows of the properties exceed certain base amounts. The management agreement is guaranteed by Capital.

     At a special meeting of the Board held on May 13, 1996 at which Messrs. Jeffry R. Dwyer, J. William Sharman Jr. and Lawrence A. Cohen were present, representatives of PaineWebber addressed ILM's directors concerning possible financial transactions relating to ILM's properties. The Board reviewed a marketing analysis of the assisted living industry which indicated that property values in the industry were at a near-peak.



     PaineWebber again recommended that the Board pursue a current sale of ILM's properties. PaineWebber's reasons included that (i) the nature of the investment of ILM's shareholders had changed substantially since 1989 because ILM initially had been organized as a mortgage REIT (i.e., an investment directly in a pool of mortgage loans secured by underlying properties) and subsequently was reorganized as an equity REIT (i.e., an investment directly in senior living properties with the consequent ability to participate in the appreciation in value, if any, of those properties), and (ii) ILM's common stock was neither listed on a national securities exchange or The Nasdaq Stock Market, nor traded in any established securities market--thus there was virtually no liquidity for the ILM common stock.



     The Board did not authorize or pursue a sale of its senior living properties at this time noting, among other reasons, that (i) an asset sale most likely would not be reflective of the going-concern value of ILM, (ii) the transition period associated with the retention of a new manager for the properties would be disruptive and costly, (iii) it was necessary first to stabilize occupancy rates and improve ILM's net operating income, and (iv) the Board intended to study means to simplify ILM's corporate ownership structure.



     The Board believed that if ILM remained an independent corporation and viable strategic plans were adopted by the Board and implemented by management, that the objectives stated above could be realized prior to December 31, 1999 (ILM's scheduled liquidation date) and the value of ILM's common stock could be maximized. This was deemed a more reasonable and well-considered course of action compared with pursuing an immediate liquidation at a time when industry property values reportedly were below peak.



     No definitive plans were adopted by the Board at this time and it resolved to continue to study and receive advice on strategic financial alternatives to maximize shareholder value. The Board noted the overall growth and emergence of publicly traded assisted living companies and the fact that the mean and median per share sale prices for ILM's common stock were approximately $5.74 and $5.82 respectively. For the calendar quarter ended June 30, 1996 such values were higher than the book value of ILM's common stock which, at May 31, 1996 was $5.49 per share. Although the Board did not undertake a liquidation or "break-up" analysis at this time, it believed the purchase price that could be obtained pursuant to a sale of ILM as a going-concern would be greater than the purchase price that might be realized for shareholders upon a partial or complete liquidation of the properties.



     Shortly after the May 13th Board meeting PaineWebber indicated that the ILM Board should conduct an immediate auction of the ILM and ILM II properties. Due to PaineWebber's sponsorship of the property portfolio and its previous common stock underwriting role for ILM and ILM II, the Board believed that PaineWebber had an actual or apparent conflict of interest with respect to its strategic financial advice to the ILM Board. In this connection the Board noted that:
(i) PaineWebber Properties had been the sponsor of ILM's corporate predecessor,
(ii) PaineWebber Incorporated was exclusive underwriter for the initial public offering of ILM's predecessor (and that the initial investors in the IPO included a significant number of PaineWebber customers), and (iii) PaineWebber had until 1996 a nominee on the ILM Board.



     PaineWebber was informed of the Board's view and NatWest subsequently was requested to provide strategic financial advice based primarily on its reputation and its expertise in the representation and valuation of private and publicly-held corporations, REITs and other participants in the healthcare and assisted living industry. The Board noted the fact that NatWest had no prior relationship to ILM or ILM II (or any of their directors) and did not own any securities of ILM or ILM II. The Board believed it should seek to maximize shareholder value and that an independent expert such as NatWest should advise the Board so that it could be fully informed as to any commercially viable strategic alternatives that might be available toward that end.



     The Board believed that absent a compelling financial reason (whether of a general economic, market, industry or corporate nature), liquidating ILM in accordance with PaineWebber's recommendation approximately three and a one-half years earlier than ILM's December 31, 1999 scheduled finite-life liquidation date would be both imprudent and premature.



     At a meeting of the Board held on January 10, 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer were present, PaineWebber indicated that because Capital had been engaged by ILM as the new property manager and had been performing with greater success than AHC, and because of seemingly improved trends in the real estate and capital markets, it was an appropriate time for ILM to sell its properties to realize for shareholders the appreciation of ILM's senior living portfolio.



     PaineWebber stated that ILM was not an appropriate vehicle for long-term investment due to the illiquid nature of ILM's common stock, ILM's limited access to capital and lack of critical mass, and in its view, the absence at ILM of experienced, proactive and entrepreneurial management. PaineWebber repeated its recommendation for an immediate sale of the ILM properties by means of auction.



     PaineWebber further stated that if the Boards of ILM and ILM II agreed within 30 days to sell the combined ILM and ILM II property portfolios in such an auction, PaineWebber would participate in the auction as the opening or "floor" bidder at a guaranteed minimum purchase price of $127.0 million (i.e., before deductions for the payment of corporate level built-in gains taxes generated on the sale of the properties and other fees and out-of-pocket expenses, including professional advisory fees, relating to the transaction).



     The Board noted that after deducting up to approximately $5.2 million of built-in gains taxes payable in connection with a property liquidation and after paying related transaction expenses, PaineWebber's $127.0 million guaranteed opening bid, if the successful bid, would result in aggregate net consideration to ILM and ILM II shareholders of approximately only $120.0 million (representing approximately three to five million dollars more than the aggregate investment basis of the ILM and ILM II shareholders). The Board did not believe this was an attractive return to shareholders on their investment.



     At the January 10 Board meeting PaineWebber stated that it believed the market for assisted living properties had peaked and that recently completed initial public offerings of companies in the industry had not been well-priced. PaineWebber stated that if the Board decided not to pursue the property liquidation, it would resign as ILM's advisor.



     After further review and consideration of PaineWebber's recommendation, it was the view of the Board that because PaineWebber Properties repeatedly failed to recommend any alternatives to a liquidation of ILM's properties (well in advance of ILM's December 31, 1999 scheduled finite-life termination date), PaineWebber probably was not in a position to analyze impartially all strategic financial alternatives available to ILM to maximize shareholder value. Accordingly, the Board sought to engage a nationally recognized investment banking firm with considerable expertise in the industry regarding the strategic financial alternatives available to ILM.



     At the request of the Board Jeffry R. Dwyer was instructed to obtain proposals from nationally recognized independent financial advisors. Mr. Dwyer initially contacted Donaldson, Lufkin and Jenrette Securities Corporation, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and NatWest. After consideration of the proposals received from these financial advisory candidates, ILM retained NatWest as its exclusive financial advisor because of NatWest's ability to devote significant attention to ILM, NatWest's industry experience and overall reputation, and its performance on recent assignments.



     In February 1997 the Board requested PaineWebber to extend its 30-day minimum bid guarantee for an additional 30 days to provide ILM with additional time for NatWest to complete its investigatory analyses. PaineWebber agreed and the Board held discussions with NatWest during this time to explore a potential corporate reorganization that would enhance shareholder value and requested NatWest to report its findings to the full Board at the next scheduled Board meeting.



     Having completed its analyses, at a Board meeting held in March 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer were present, NatWest advised ILM that the sale of the ILM properties at that time was not the optimum means to maximize shareholder value. NatWest expressed its view that the senior living market was likely to continue to appreciate and that the ILM property portfolio would probably increase in value over the next several years.



     Moreover, based upon equity valuations in the assisted living and healthcare REIT industries at that time, NatWest believed that ILM should explore a restructuring which would separate ILM into a real estate holding company, as lessor, and an operating company, as lessee. NatWest stated that such a restructuring could maximize shareholder value by obtaining a going-concern premium in relation to the lower values to be obtained upon a direct sale of ILM's properties. In addition, NatWest believed that such a transaction was likely to provide ILM and ILM II with the flexibility to expand or divest either their operating companies or their real estate entities.



     After the meeting the Board informed PaineWebber that based, in part, on the advice of NatWest, it decided not to liquidate its properties at that time, that other potential strategic financial alternatives were available and in the best longer-term interests of ILM's shareholders, and that the Board was prepared to accept the resignation of PaineWebber Properties as its advisor. PaineWebber Properties thereupon resigned.



     At a Board meeting held on August 20, 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen (who was recused from the Schroders presentation portion of the meeting), Carl J. Schramm and Jeffry R. Dwyer were present, the Board received a presentation from Schroders & Co., Inc. which recently was retained by the Board to replace NatWest as ILM's financial advisors when the individual NatWest investment bankers who worked for NatWest on the ILM account resigned from NatWest and joined Schroders. Schroders outlined alternatives for restructuring the combined companies and noted that market conditions had changed since earlier in 1997 when NatWest had suggested a corporate reorganization of ILM into a real estate holding company and an operating company.



     Due to the increase in public market valuations since earlier in the year for assisted living companies relative to the slight contraction in the public market valuation for healthcare REITs during that same period of time, Schroders believed that restructuring ILM into an independent publicly traded corporation to own and operate senior living communities while, at the same time, seeking a strategic merger or business combination partner with expertise in managing and operating senior living communities would be an appropriate strategy to maximize shareholder value.



     To passively test the market, the Board asked Schroders to identify prospective strategic financial and business combination partners. However, Schroders was not authorized to contact or initiate any discussions with these companies. Schroders did identify for the ILM Board approximately 10 senior living companies (including American Retirement Corporation, Brookdale Living Communities Inc., Capital, Sunrise Assisted Living, Inc., Alterra Healthcare Corporation, Assisted Living Concepts, Inc., CareMatrix Corporation, Balanced Care Corporation, Integrated Living Communities, Inc., and Emeritus Corporation). ILM did not seek at this time to formulate the terms or ascertain the value of any prospective transaction with any of the foregoing companies.



     At no time during the foregoing time period did the ILM Board authorize or resolve to recapitalize or reorganize ILM or sell control of ILM or any of its properties, nor did the Board solicit offers for a merger or other business combination transaction or instruct Schroders to do so on its behalf. At all times during the foregoing time period, the ILM Board continued to receive advice as to the availability of strategic financial alternatives to maximize the value of ILM's common stock.



     Although no Board determination was made to proceed with any particular transaction or to propose, structure or negotiate the potential terms thereof, the Board believed that of the approximately 10 candidates identified to ILM by Schroders, Capital's successful performance as manager of the ILM properties and, thus, its familiarity with ILM's business and operations, made Capital a viable potential merger or business combination partner if the Board later resolved to pursue and negotiate the terms of such a transaction.



     The Board also believed that Capital's performance as property manager was strong and that a second change in property manager (soon after the termination of AHC) would be disruptive to ILM's management and the administration and operation of ILM's senior living communities, potentially adversely affect ILM's operating results and the level of services provided to its residents, and have a potentially negative impact on the overall value of ILM.

BACKGROUND OF THE MERGER


     THE TIMING, STRUCTURE, TERMS AND CONDITIONS OF THE MERGER AND THE MERGER AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN REPRESENTATIVES OF ILM AND REPRESENTATIVES OF CAPITAL.



     SET FORTH BELOW IS A SUMMARY OF THE MATERIAL ASPECTS OF THE BACKGROUND OF THE PROCESS AND NEGOTIATIONS WHICH RESULTED IN THE EXECUTION OF THE ORIGINAL MERGER AGREEMENT BETWEEN ILM AND CAPITAL ON FEBRUARY 7, 1999 (WHICH WAS TERMINATED ON OCTOBER 19, 1999), AND CULMINATED WITH THE EXECUTION AND DELIVERY OF THE AMENDED AND RESTATED MERGER AGREEMENT BETWEEN ILM AND CAPITAL ON
OCTOBER 19, 1999. SEE APPENDIX A TO THIS PROXY STATEMENT.



     At a meeting of ILM's Board convened on August 20, 1997 at which
J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Jeffry R. Dwyer and Carl J. Schramm were present, the Board determined to explore a potential strategic financial transaction with Capital and established a special committee comprised of Messrs. Jeffry R. Dwyer and J. William Sharman, Jr. Messrs. Dwyer and Sharman were at that time the Board's two most senior members with extensive familiarity with ILM and its property portfolio.



     Neither Mr. Dwyer nor Mr. Sharman (i) had any material economic or pecuniary interest in ILM, ILM II, Capital or any of their affiliated companies,
(ii) was a participant in any director, executive or employee compensation plan or arrangement of either ILM, ILM II or Capital, or (iii) was party to any employment, change-in-control or similar contract, arrangement or understanding with ILM, ILM II or Capital. Accordingly, it was determined that Messrs. Dwyer and Sharman were disinterested directors and the best qualified candidates to serve on the special committee.



     Messrs. Dwyer and Sharman were authorized at the August 20, 1997 meeting to approach Capital and ILM's financial advisors to discuss the feasibility of a merger or business combination transaction with Capital. The special committee's mandate was to determine whether a transaction which would maximize the value of ILM's common stock was feasible.



     The Board decided at its August 20th meeting that prospectively, with respect to all matters concerning Schroders or any potential extraordinary corporate transactions involving ILM, ILM II or their assets, Mr. Cohen would be required to recuse himself entirely from all Board discussions, communications, deliberations and presentations.



     Mr. Cohen was, in fact, so recused for the remainder of his tenure (through July 1998) at ILM and ILM II. In addition, the minutes of all Board meetings were redacted so that Mr. Cohen would not receive complete copies of the minutes of the Board or the special committee with respect to discussions, communications and deliberations with Capital, ILM's financial advisors or any potential alternative transactions or financial strategies.



     At an August 25, 1997 meeting of the Board at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Mr. Dwyer indicated that he had contacted James A. Stroud, then the Co-Chairman of Capital, and informed him that in addition to other potential strategic financial alternatives, ILM was exploring the possibility of a merger with a senior living operating company and was interested in discussing the possibility of such a transaction with Capital.

     Mr. Dwyer informed Capital that because Capital was a closely-held company, ILM would need to obtain all relevant financial and operating data for Schroders to perform an analysis as to whether such a merger was feasible and whether a transaction could be structured in a manner which was commercially advantageous to ILM. Capital indicated its willingness to pursue exploratory discussions relating to such a transaction and, shortly thereafter, a reciprocal confidentiality and standstill agreement was entered into with Capital and each of ILM and ILM II to begin a preliminary investigatory process, including the commencement of initial due diligence investigations by each party.



     At approximately this time a representative of Capital requested an initial meeting with the ILM Board to begin discussions and Mr. Dwyer informed such representative that such a meeting would be premature until Schroders had completed its preliminary financial review of Capital and reported its results to the ILM Board.



     On September 17, 1997 Mr. Dwyer reported to the Board, at a meeting thereof at which J. William Sharman, Jr., Jeffry R. Dwyer, Julien G. Redele and Carl J. Schramm were present, that Capital had provided Schroders with a copy of its pending Registration Statement on Form S-1 that recently had been filed publicly with the SEC in connection with Capital's planned initial public offering. However, as a result of the pending SEC registration process, Capital did not pursue any transaction discussions with ILM at that time. Capital subsequently consummated its initial public offering on November 5, 1997.



     At a meeting of the ILM Board convened on December 8, 1997 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, the Board discussed with Schroders a hyopothetical merger between ILM and Capital. The Board believed that the combined ILM and ILM II properties could be valued in the approximate range of $160.0 million to $170.0 million, to be allocated approximately 60% to ILM and approximately 40% to ILM II.



     Schroders stated that it was not certain whether Capital or another bona fide prospective purchaser would be willing to assign such a value to the combined ILM and ILM II properties. Mr. Redele asked whether it would be appropriate at this time for ILM to actively solicit interest from multiple prospective buyers or potential business combination partners even though there had been no Board decision to sell ILM or seek a business combination. The Board determined that because ILM was not scheduled to liquidate until December 31, 1999, it was not in the best interest of ILM's shareholders at the time to conduct an auction for the sale of the properties or stock of ILM and that ILM should remain an independent public company.



     The Board further believed that in lieu of soliciting proposals from multiple prospective bidders or initiating a public auction process at that time, there were three primary reasons for continuing to privately explore a potential merger or business combination transaction with Capital: (i) the limited right of first and last offer provided by Lease I to Capital in lieu of a management agreement termination fee limited ILM's ability to engage in transactions involving the sale of its property portfolio even though such right of first and last offer did not apply to merger transactions; (ii) in view of Capital's extensive familiarity with ILM's business and properties, a merger or other business combination transaction with Capital was likely to involve a significantly less extensive due diligence process, potentially lower transaction costs and more simple transaction documentation and a deal with Capital providing maximum value for ILM's common stock was likely to be well received by ILM's shareholder constituency; and (iii) the process of dealing with multiple prospective bidders could create a "free-for-all" or "fire sale" atmosphere and result in considerable management and administrative distraction at a time when ILM's properties were being well managed by Capital and ILM had just recently recovered from the operational disruption and transition of replacing AHC with Capital.



     The Board also believed that although it had not considered or proposed any specific forms of merger consideration at the time, if a deal could be structured in which ILM's shareholders could receive equity securities in a surviving merger entity or newly combined company, the Board would need to consider carefully the probability and magnitude of any potential negative impact on revenues from any operational and administrative disruptions during the post-closing transition from one property manager to another.



     Although the ILM Board acknowledged that if it approached other potential purchasers they hypothetically could value ILM's portfolio higher than the valuation which ultimately might be ascribed to ILM pursuant to negotiations with Capital, the Board did not seek to engage in speculation and continued to believe that privately pursuing a singular transaction with Capital was the best course of action for ILM and its shareholders at the time.



     The Board further believed that a transaction with Capital would be less likely to adversely affect occupancy rates and, therefore, earnings of a successor or newly combined company because Capital already was successfully managing the ILM properties and a prospective transaction with Capital, pursuant to which ILM's shareholders could receive publicly traded equity securities, would provide enhanced liquidity to ILM's shareholders because Capital's common stock was listed on the NYSE and ILM's common stock was not listed or actively traded.



     The Board realized that ILM was under a contractual obligation to honor Capital's limited right of first and last offer relating to the purchase of ILM's properties, but the terms of such right permitted ILM to terminate, in its discretion, any pending sale of the properties and not to proceed with a sale to Capital or any other party. The Board believed that if it was unable to structure a transaction with Capital which, in the opinion of ILM's independent financial advisors was fair from a financial point of view and otherwise in the best interests of ILM's shareholders, ILM would always have the ability to pursue other strategic alternatives to maximize the value of ILM's common stock and would not enter into any contractual obligations to preclude or restrict its ability to do so.



     At the December 8, 1997 meeting the ILM directors discussed these matters with Schroders and the Board contacted Capital to ascertain whether Capital would be interested in pursuing a merger with ILM and ILM II at an aggregate price of approximately $170.0 million.



     The Board continued to believe that a widespread solicitation of potential purchasers or an auction of ILM's properties (of the nature previously recommended by PaineWebber Properties), as opposed to focusing on a specific transaction with a single potential buyer with whom ILM had extensive familiarity and an on-going successful commercial relationship, would be materially disruptive to the management and administration of ILM's day-to-day operations. The Board further believed that dealing with multiple parties could result in the receipt of artificially lower (or "low ball") bids from industry competitors for the purpose of initiating a protracted auction process which would not be in the best interests of ILM shareholders.



     At a Board meeting held in January 1998 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders reviewed and discussed the historical stock price performance of Capital and reviewed preliminary merger and business combination scenarios involving Capital--using publicly available financial information. The Board requested Schroders to examine the likelihood of a transaction with Capital and to consider the consequences and potential risks if ILM were to continue as an independent public company.



     Although the Board sought advice as to other strategic financial alternatives, it did not request Schroders to solicit and Schroders did not solicit offers from other potential merger candidates because ILM was not held out for sale and the Board believed that Capital was the best potential transaction candidate at the time. Accordingly, other than Capital, neither the ILM Board nor Schroders sought to evaluate specific alternative transaction candidates at this time and Schroders was not instructed to identify or contact alternative merger or business combination partners.



     The Board held a meeting on February 10, 1998 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm, Jeffry R. Dwyer, Schroders, Capital and Lehman Brothers (Capital's financial advisor) were present, to begin focused discussions regarding a potential merger or other form of business combination between ILM and Capital. At that meeting representatives of ILM, Schroders, Capital and Lehman Brothers discussed the structure and timing for a possible transaction and how to expedite their respective due diligence investigations in view of the commercial relationship between them, and thus the familiarity of, the parties. Mr. Dwyer stated to Capital and Lehman Brothers that any transaction consideration would need to have a minimum or floor value of approximately $170.0 million. Intermittent discussions ensued between the parties during the next three months.



     In May of 1998 Andrew A. Feldman and Jeri Feldman, as trustees for the Andrew A. and Jeri Feldman Revocable Trust, commenced a putative class action lawsuit on behalf of that trust and all similarly situated shareholders of ILM (see "Certain Information with Respect to ILM--Legal Proceedings") alleging violations by the ILM directors' of their fiduciary duty to ILM's shareholders. The plaintiffs hired E.M. Capital, Inc. as their financial advisor and authorized E.M. Capital to contact various companies in the assisted living industry to elicit expressions of interest to acquire ILM and ILM II.



     On June 4, 1998 Redwood Investors LLC commenced an unsolicited tender offer to purchase up to 9.3% of the outstanding ILM common stock at $8.00 per share, net in cash. Schroders advised the ILM Board that Redwood's offer was inadequate and not fair to ILM's shareholders, from a financial point of view. Schroders' determination was based primarily on the fact that Redwood's tender offer price was not reflective of the going-concern value of ILM that might be obtained in a negotiated merger or business combination transaction. Schroders' conclusions were derived from financial analyses which included median and mean equity values of ILM's common stock in comparison to comparable publicly traded assisted living companies and discounted cash flow analyses of projected free cash flows of ILM on a C-corporation basis. Based, in part, on Schroders' determination, the Board recommended to ILM's shareholders in its Schedule 14D-9 that they reject the Redwood tender offer because the consideration being offered was inadequate. The Redwood tender offer subsequently expired without any shares being tendered, accepted for payment or paid for.



     The Board believed that the Redwood offer could spur the commencement of additional unsolicited offers to buy non-control or "toe-hold" positions in ILM at inadequate prices or at prices not reflecting the control premium which might be paid in a transaction involving the purchase of a substantial majority or all of ILM's outstanding common stock. Commencing in 1997 and continuing periodically in 1998 and in 1999, unsolicited tender offers were commenced by prospective purchasers for ILM's outstanding common stock at prices ranging from $7.00 to $8.90 net per share in cash. The Board believed that these offers (which involved "mini tender offers" to purchase less than 5% of the outstanding ILM common stock and, therefore, were not subject to comprehensive SEC disclosure and filing regulations pursuant to Regulation 14D under the Exchange
Act) did not represent the fair value of ILM's common stock at that time nor the value of the underlying assets of ILM and did not offer any control premium to shareholders for their investment in ILM. To the Boards knowledge, none of these mini-tenders resulted in the purchase or sale of any ILM common stock.



     In early June 1998, ILM received letters of inquiry from Brookdale Living Communities, Inc., American Retirement Corporation and Sunrise Assisted Living Inc. Because the Board believed that the pending AHC contract litigation and Feldman litigation had to be resolved prior to pursuing any transaction to maximize the value of ILM's common stock, the Board's attention was focused on expeditiously resolving such litigation and attending to the day-to-day operations of ILM.



     ILM responded to these letters of inquiry noting that in view of the uncertainty created by the pending litigation matters and the attendant disruption and distraction to ILM's management and business, ILM was not inclined to pursue any discussions of the type referred to in the letters of inquiry until after a satisfactory settlement or resolution of the pending litigation. The Board then ceased all discussions regarding a potential strategic transaction with Capital.



     Brookdale's June 1998 indication of interest referred to the payment of $165.0 million in cash, subject to the execution of definitive purchase agreements, commencement and completion of due diligence, receipt of requisite approvals, and the termination of the management agreements with Capital and the leases with Lease I and Lease II. Brookdale acknowledged Capital's right of first and last offer with respect to the sale of ILM's assets and indicated that if Capital did not exercise such right Brookdale would expect to enter into a 30-day exclusive negotiation period to draft and negotiate definitive purchase agreements and commence a full due diligence review which it anticipated could be completed within approximately 60 days. Brookdale expressed its intention to finance 75% of the $165.0 million purchase price and that its letter of inquiry would expire on June 30, 1998.



     The Board regarded Brookdale's June 1998 correspondence as preliminary and noted that it failed to set forth a specific transaction structure and lacked details on its possible methods of financing. Brookdale did not request any further information or materials from ILM and did not submit to ILM any due diligence request lists or confidentiality agreements related to a potential due diligence review of ILM.

     During the Summer of 1998 the Board continued to focus on the existing litigation involving AHC. Several of the directors prepared for depositions and ILM also became increasingly focused on the pending tortious interference suit filed by AHC against Capital because such litigation involved alleged damages which, if resolved adversely, could have subjected ILM to material liability under the management agreements with Capital. At this point the Board decided to hold in abeyance any further exploration of a strategic financial transaction or the possibility of a merger or other form of business combination until these matters successfully were resolved. Brookdale was orally informed of this decision.



     At a July 7, 1998 meeting of the Board at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders addressed the performance of the overall capital markets, publicly traded senior health care and senior living companies, and publicly traded healthcare REITs. The Board requested from Schroders a more detailed discussion concerning the senior living industry and strategic courses of action to be presented to ILM and ILM II at the next Board meeting scheduled for September 1998.



     On July 28, 1998 at the annual meeting of ILM's shareholders, Lawrence A. Cohen and Julien Redele did not stand for reelection to the Board because the composition and membership of the Board was being changed largely for administrative cost savings reasons, and, in the case of Mr. Redele, Mr. Redele and the ILM Board believed that because he was appointed as an officer of Lease I and elected as a member of Lease I's Board he should focus his time and efforts on the management of Lease I and function as the sole outside director of Lease I. The remaining directors which comprised the Board were Messrs. J. William Sharman, Jr., Jeffry R. Dwyer and Carl J. Schramm.





     In August 1998 the AHC contract litigation was settled. On September 23, 1998 the ILM special committee met with Schroders and told them that in view of the recent settlement of the litigation Schroders should resume seeking to design a transaction with Capital providing the ILM shareholders with liquidity and maximum value. The Board informed Schroders at this time that it did not intend to conduct an auction of ILM or initiate discussions with multiple parties, and that the Board was not interested in pursuing an asset sale transaction or property liquidation.



     For purposes of constructing a "peer group" for various comparable company analyses, Schroders reviewed the current stock price performance of Capital and other publicly-traded senior health care and assisted living companies, as well as publicly-traded healthcare REIT companies deemed by Schroders to be generally comparable to ILM. Schroders noted that based on publicly available Wall Street analyst consensus earnings estimates published by First Call (a research company that monitors Wall Street analysts' estimates of corporate earnings) and other publicly available financial information, certain of these comparable companies had a higher share price to earnings multiple than Capital. The Board noted that these companies hypothetically might be able to pay more for ILM than Capital in a transaction involving a significant stock component.

     Because the Board never put ILM up for sale or held ILM out as such, and did not consider ILM to be under any obligation to pursue a merger or business combination with any party, the Board did not contact any of the foregoing peer group entities, including Sunrise Assisted Living, Inc., American Retirement Corporation or Brookdale Living Communities, Inc., to ascertain whether they remained interested in pursuing a transaction with ILM. Instead, in view of past discussions with Capital about a potential merger or business combination transaction and the successful property management relationship with Capital, ILM remained focused on resuming discussions with Capital to see if a deal could be struck. The Board understood that the limited right of first and last offer in favor of Capital was not applicable to a merger or business combination transaction involving ILM's common stock and did not seek to explore means to effect an asset sale transaction which could avoid triggering the rights of first and last offer.



     The Board instructed Schroders to contact Capital and its financial advisors to impart the details and structure of a proposed transaction in which ILM's shareholders could receive a combination of cash and exchange listed dividend-paying or interest-paying securities at the election of ILM's shareholders.



     A meeting of the special committee of ILM's Board consisting of Messrs. Dwyer and Sharman was convened on October 29, 1998 with Schroders and representatives of Capital and Lehman Brothers. At the meeting Lawrence A. Cohen, James A. Stroud and Jeffrey L. Beck, respectively, of Capital provided an overview of Capital's performance noting that in relation to its competitors it had less leverage and approximately $34.0 million in cash. Capital reminded ILM that it had a very successful history of operating the ILM properties and noted that to its knowledge no operating company in the senior living industry currently paid dividends on its common stock.



     Based on its continued discussions with Capital the Board believed that pursuing a cash and stock transaction with Capital was in the best interests of ILM's shareholders because they would have the opportunity to elect to liquidate all or a portion of their investment for cash while, at the same time, have an opportunity to continue a portion of their investment in a successor entity and participate in the potential future growth and earnings potential of such successor. ILM also was of the view that a hybrid cash/stock transaction could be more beneficial than a straight cash transaction because ILM proposed merger consideration consisting in part of a fixed coupon security of Capital--the dividend or interest component of which would approximate the 8 1/2% annual dividend historically paid by ILM on its common stock.



     In this connection the Board observed that the 8 1/2% annual cash dividend ILM currently was paying on its common stock exceeded then prevailing annual interest rates on certificates of deposit. Since its incorporation in 1989 as a mortgage REIT through and including its corporate reorganization as an equity REIT, ILM had sought for its shareholders annualized rates of return on investment at least equal to prevailing certificate of deposit interest rates. Because Capital's common stock did not pay any dividends, the Board asked Schroders to contact Lehman and determine whether a transaction could be structured to include convertible securities so that ILM's shareholders could elect to receive a dividend-paying or interest-paying security. ILM also informed Schroders that to enhance liquidity for ILM's shareholders, any such security would have to be listed on a national securities exchange.

     During approximately the next two and a half weeks discussions ensued between representatives of ILM and Capital regarding the appropriate structure for a merger or business combination transaction involving cash and securities (including dividend-paying or interest-paying securities convertible into or exchangeable for shares of Capital's common stock). During this time ILM's special committee met with representatives of Schroders to review merger scenarios provided by Schroders and Lehman Brothers, and Schroders informed Lehman Brothers that ILM needed additional due diligence information and financial data from Capital regarding its analyst's consensus estimates.



     In approximately late November 1998 Schroders reported to the special committee that it recently received a phone call from senior management of Sunrise Assisted Living, Inc. Sunrise was generally familiar with the ILM properties because it was one of the five final candidates that bid for the ILM and ILM II property management assignment after ILM terminated its relationship with AHC in July 1996 and had expressed an interest in pursuing discussions with ILM in June 1998. Sunrise communicated that because of its relative low cost of borrowing it believed it was well-positioned to buy the ILM assets. Sunrise did not submit a specific proposal or term sheet. ILM continued its discussions with Capital and did not pursue communications or discussions with Sunrise. Sunrise did not request any ILM information or further seek to initiate a dialogue or to commence a due diligence process.



     On November 17, 1998 Capital provided ILM with a draft term sheet for a proposed transaction between subsidiaries of Capital and each of ILM and ILM II for a combined value of $160.0 million. The proposed transaction was structured as a taxable forward triangular merger of ILM with and into a Capital acquisition subsidiary which would be the surviving entity in the merger. The transaction provided that merger consideration would be payable to ILM's shareholders in the form of cash, Capital common stock and convertible debt securities. ILM would have the right to designate individuals for nomination to Capital's board of directors, the transaction would include "no-shop" or no-solicitation provisions and "break-up" fees, and Capital would not have any due diligence "walkaway" rights. The draft term sheet also provided for cross-option or "leg up" agreements in favor of Capital and ILM--providing each party with the right to acquire up to 19.9% of the other party's outstanding shares of common stock at prescribed prices, and provided that the transaction structure would permit Capital to elect to treat the transaction as an acquisition of assets for U.S. federal income tax purposes and to "step-up" the basis of its investment in those assets.



     In late November 1998 ILM engaged Greenberg Traurig, as its special mergers and acquisitions counsel, and representatives of ILM and Capital negotiated with respect to the term sheet and discussed the terms of a definitive agreement and plan of merger for the proposed transaction. During this time, Greenberg Traurig discussed with ILM and its representatives the appropriateness and scope of financing commitments, break-up fees, cross-option agreements, no-solicitation covenants, pre-closing operating restrictions, closing conditions, termination rights, proration requirements, "collars and caps," and floating exchange ratios. ILM directed Greenberg Traurig to prepare and submit to Capital a revised term sheet based on these discussions.



     On December 4, 1998 a meeting of the special committee was held telephonically with Schroders and Greenberg Traurig to discuss a letter addressed to the Chairman of

ILM and published over the Internet by Brookdale on December 4, 1998 wherein Brookdale referred to its June 3, 1998 letter of inquiry and reiterated its interest to acquire the assets of ILM. The December 4, 1998 letter was viewed by the Board as an inquiry and not a definitive offer or proposal because Brookdale again failed to set forth any specific terms, structure or acquisition consideration.



     Mr. Sharman reminded the ILM Board that he had spoken in June 1998 with Brookdale's advisors and that he told such advisors that ILM was focused at that time on resolving the AHC litigation and that after such litigation was resolved, ILM intended to examine with its advisors methods to maximize the liquidity and value of ILM's common stock. Mr. Sharman noted that he never suggested or committed to Brookdale that he or ILM would contact Brookdale about a possible transaction following resolution of the AHC litigation. The Board chose not to contact Brookdale at the time the AHC litigation was settled because the Board believed there was a greater likelihood of successfully negotiating with Capital and consummating a transaction in the best interests of ILM's shareholders.



     Schroders said they would review Brookdale's publicly available financial statements and discuss their findings with the Board at a special meeting scheduled to be held on December 8, 1998.



     Greenberg Traurig delivered to Capital a revised term sheet dated
December 10, 1998 which provided for total merger consideration of $170.0 million to be allocated among ILM and ILM II based upon the relative net operating income of both entities. The parties discussed that the $170.0 million of merger consideration was a net amount to ILM's shareholders and ILM reminded Capital that it would be assuming by operation of law all of ILM's liabilities, including approximately $5.2 million of built-in gains tax liabilities associated with ILM's and ILM II's investment in its assets. The parties further discussed that the merger consideration would be paid 60% in the form of cash and 40% in the form of a dividend-paying convertible trust preferred securities of an affiliated business trust of Capital, that termination fees of $8.0 million would be allocated $4.8 million to the proposed ILM merger and $3.2 million to the proposed ILM II merger (in contrast to the almost $17.0 million of termination fees initially requested by Capital and its advisors), and that reimbursement of Capital's expenses would not exceed
$2.0 million in the aggregate if the proposed ILM and ILM II merger transactions were not consummated under certain circumstances.



     ILM had previously authorized Greenberg Traurig to prepare initial drafts of the ILM and ILM II merger agreements and, on December 4, 1998, ILM provided Capital with an initial draft of the proposed agreements and plans of merger in connection with the proposed transactions.



     On December 7, 1998 ILM responded to Brookdale's letter of December 4, 1998 by indicating that as previously communicated to Brookdale's advisors in June 1998, ILM did not desire to sell its assets at such time. In its December 7th letter ILM communicated to Brookdale that it would consider bona fide offers deemed by the ILM Board to be in the best interests of ILM's shareholders, including business combination transactions. The Board did not suggest to Brookdale which transactions might be optimal and in the best interests of ILM's shareholders. Because the Board did not seek to undertake an asset sale or property liquidation transaction and believed that Capital was the most viable and attractive potential transaction merger partner at the time, it did not solicit indications of interest from other parties nor did it announce its desire to pursue a merger with potential partners providing for a combination of cash and preferred securities.



     At a December 8, 1998 meeting of the ILM Board at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, representatives of Schroders discussed Brookdale's financial profile and market value. In response to Board inquiries, ILM's counsel informed the Board that the Brookdale letter did not constitute a definitive offer or proposal, but rather, was a letter of inquiry or expression of interest in that it merely proposed to explore a potential transaction, subject to full due diligence and failed to set forth specific terms regarding structure, covenants, representations and warranties financing, timing, assumption of liabilities, required consents and approvals, termination provisions, closing conditions, fees and expenses, indemnification provisions, deal protection provisions, accounting and tax treatment, and the like.



     The Board noted that the Brookdale letter referenced an asset sale rather than a merger transaction or other form of business combination transaction involving the purchase of ILM's common stock and that an asset sale could involve protracted negotiations and due diligence on the part of Brookdale and its prospective external financing sources, contractual allocations of assumed liabilities and purchased assets (unlike a merger transaction pursuant to which the surviving entity would assume all liabilities of ILM by operation of law), indemnification arrangements, lease assignments, escrows, schedules of assets and liabilities, and the potential need to obtain and pay for third party consents and approvals. The ILM Board did not suggest to Brookdale a definitive transaction structure and price because the Board did not believe this would be an appropriate commercial posture and was already involved in detailed negotiations with a viable merger partner.



     At approximately this time the terms of the Capital offer continued to be refined by ILM and Capital in consultation with their respective legal and financial advisors and the deal was predicated upon establishing a minimum price that would allow ILM's shareholders to receive the maximum obtainable return on their investment and a premium to the prices deemed generally available to buyers and sellers in the illiquid secondary market for ILM's common stock.



     On December 18, 1998 Brookdale submitted a proposal to acquire the assets of ILM and ILM II for aggregate consideration of $170.2 million, of which $95,332,000 would be allocated to ILM and $74,868,000 would be allocated to ILM
II. The proposal indicated that the transactions contemplated asset purchase agreements and would be subject to customary closing conditions, including termination of the management agreements with Capital. As part of its proposal, Brookdale stated its desire to commence a full legal and business due diligence review of ILM and ILM II.



     On December 28, 1998 ILM responded to Brookdale's December 18, 1998 proposal indicating that ILM was pursuing means to enhance liquidity and maximize value for ILM's shareholders. ILM also indicated that bona fide offers in the best interests of the ILM shareholders would be reviewed in due course by the ILM Board with Greenberg Traurig and Schroders, and the proposal would be presented to the ILM Board at its next regularly scheduled board meeting in January 1999.

     During the early portion of January 1999 representatives of ILM and Capital participated in several telephonic and in-person meetings negotiating the terms of draft transaction documents prepared by Greenberg Traurig. Capital's advisors included in its November term sheet and reiterated in subsequent discussions with ILM's advisors that Capital required a "leg-up" option to protect the transaction during the period following the execution of a definitive agreement and prior to consummation of a merger. Capital stated that it required the right to purchase up to 19.9% of ILM's outstanding common stock at the merger consideration per share offered by Capital to ILM's shareholders under the merger agreement. Capital proposed that such right would become exercisable by Capital if ILM terminated the merger agreement under certain circumstances or, in any case, if ILM entered into a competing transaction. Capital requested the right to require ILM to purchase the option shares from Capital for an amount in cash equal to the highest price per share offered in any transaction which might be consumated within a specified time period after any termination of the merger agreement with Capital.



     Greenberg Traurig related to the Board that such features were onerous and that, in its view, a "leg-up" option was inappropriate for a transaction such as the proposed merger which involved a sale of control of ILM thereby foreclosing, if consummated, any future potential control premium for ILM's shareholders.



     Discussions continued between legal counsel for Capital and Greenberg Traurig, whereupon Capital offered to eliminate the "put" option feature of the "leg-up" option and reduce the percentage of option shares from 19.9% to 9.9%. Upon advice from Greenberg Traurig ILM insisted that it would not enter into a "leg-up" arrangement (whether or not reciprocal) and transaction negotiations were suspended for the next several days. After further discussions on this subject, negotiations resumed and Capital withdrew its request for a "leg-up" option. Capital noted that it still needed deal protection in the form of comprehensive break-up fees and expense reimbursement provisions.



     The ILM Board and Greenberg Traurig stressed the need for a broad-based "fiduciary out" to enable ILM to provide non-public information to, become fully informed as to the nature of, and negotiate with, unsolicited third party bidders offering bona fide alternative transactions. The ILM Board stated that in all cases it needed to have the contractual freedom to enter into a deal that was financially superior to the Capital deal after allowing Capital a reasonable opportunity to "top" such deal.



     The parties next discussed and negotiated the nature and breadth of the so-called "MAC (or material adverse change) Out"; i.e., the circumstances under which either party would be permitted to terminate the merger transaction in the case of a material adverse change.



     "Break up" fee negotiations then continued. Capital initially requested a break-up fee of approximately $10.0 million in the case of ILM (and approximately $7.0 million in the case of ILM II), plus reimbursement of unlimited out-of-pocket expenses. After discussions with the ILM Board, Greenberg Traurig responded that although ILM recognized the desire for deal protection, ILM would not agree to measures that were unreasonable in relation to Capital's perceived risks of losing the deal after signing and that ILM would not agree to a payment structure which, in itself, might deter (or appear to deter) bona fide competing or alternative transactions in the best interests of ILM's shareholders. Capital and ILM eventually agreed to a break-up fee of $3,835,600, plus reimbursement of up to

$1.0 million of Capital's "out-of-pocket" expenses incurred in connection with the termination of the merger agreement in certain circumstances.



     With respect to the parameters of the break-up fee, Capital proposed that the fee would be payable if the merger was not consummated by October 31, 1999 for failure of ILM to obtain requisite shareholder approval or for any material breach by ILM under the merger agreement. ILM rejected this proposal and, after some negotiations ensued, the parties agreed that a break-up fee would be payable if: (i) ILM materially breached its no-solicitation covenants and a third party acquisition was consummated within a certain period of time subsequent to termination of the merger agreement by Capital, (ii) ILM terminated the merger agreement following the execution of a definitive agreement for a financially superior alternative deal, or (iii) Capital terminated the merger agreement following: a change or withdrawal by the ILM Board, in a manner adverse to Capital, of its recommendation to ILM's shareholders to vote to approve the merger agreement, the affirmative recommendation of a financially superior alternative deal by the ILM Board, or the execution by ILM of a definitive agreement providing for the sale of ILM to a party other than Capital.



     Capital also requested a "holdback" or escrow of a portion of the cash component of the merger consideration as security for any obligations payable to Capital in connection with material breaches by ILM under the merger agreement and similarly requested that ILM maintain at closing cash reserves to fund Capital's assumption at closing of the estimated $5.2 million of ILM's corporate level "built-in" gains tax liabilities, dividend obligations and other liabilities. Following discussions among the ILM Board, Greenberg Traurig and Schroders on these points and after further negotiations between ILM and Capital, Capital withdrew its request for these provisions.



     Thereafter, covenants restricting ILM's and Capital's conduct during the period between the signing of the merger agreement and the closing of the merger were also negotiated by Greenberg Traurig and Capital's legal advisors. Because a portion of the merger consideration was proposed to include securities (and, therefore, an investment was being made by ILM's shareholders in Capital), ILM required restrictions on Capital's ability to operate its business prior to consummation of the merger. Capital agreed that subject to certain monetary thresholds, it would continue to operate its business in a manner consistent with past practices and not issue capital stock, consummate acquisitions, sell assets, incur debt, or consummate other transactions potentially dilutive to the earnings per share of Capital's common stock.



     In January 1999 "collars," "caps," floating exchange periods and other variable pricing mechanisms were further explored by ILM, Schroders and Greenberg Traurig in view of the risks associated with recent fluctuations in the market price of Capital's common stock and other public company participants in the senior living industry. Discussions between the ILM Board and ILM's advisors ensued regarding the conversion ratio (the ratio at which the number of shares of Capital common stock would be issued upon conversion of Capital's trust preferred securities) and whether a floating valuation period or price adjustment formula should be included in the merger agreement.



     Schroders advised ILM that a fixed conversion ratio at the time the merger agreement was signed would be more likely to lock-in accretion/dilution for ILM's shareholders and, although there could be no assurance, a fixed ratio would enable ILM's shareholders to participate in any prospective appreciation of Capital's stock price after execution of the merger agreement. During this time, ILM's Board instructed Greenberg Traurig to negotiate and obtain a guarantee in favor of ILM's shareholders pursuant to which Capital guaranteed payment of the trust preferred securities to be offered in the merger so that in the case of a default relating to such securities, ILM's shareholders would have recourse against both Capital and the Capital subsidiary intended to be the issuer of the trust preferred securities.



     Schroders and Greenberg Traurig were next instructed to undertake a supplemental due diligence review of Capital because of the securities component of the merger consideration contained in the draft merger agreement.



     At a January 19, 1999 ILM Board meeting at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, the ILM Board reviewed with Greenberg Traurig and Schroders the terms of the transactions as then proposed (in which each outstanding share of ILM common stock would be exchanged for approximately $12.75 worth of merger consideration). The ILM Board noted that the proposed merger consideration of $12.75 (or aggregate merger consideration of $170.0 million allocable to ILM and ILM II in the amounts of $95,110,000 and $74,840,000, respectively) represented a premium of approximately 30% per share over the best available share price information for the ILM common stock as reported to ILM by Schroders. Next, the terms of the Brookdale proposal were presented to and discussed by the ILM Board. Following discussions with Greenberg Traurig and Schroders the Board determined that the Brookdale proposal was structurally inferior and uncertain and, therefore, not a superior offer to acquire ILM.



     Accordingly, the Board believed it would not be prudent to jeopardize the fully negotiated and viable Capital transaction by delaying the signing of a deal with Capital and pursuing any further discussions with Brookdale. Further, the Board noted that although ILM never undertook a pre-signing auction or "market check" process, it intended to publicly announce the Capital transaction and include in its periodic Exchange Act reports statements acknowledging that ILM was for sale. Also, the Board was advised by Greenberg Traurig and Schroders that the merger agreement with Capital contained commercially reasonable deal protections with broad-based fiduciary outs that would not operate to unduly "chill" or preclude potential alternative superior bids. For the foregoing reasons and the fact that no agreement providing for the sale of control, liquidation, or break-up of ILM had been entered into, ILM's Board was of the view that it was under no present obligation to actively solicit from other parties, including Brookdale, alternative offers.



     On January 20, 1999 ILM informed Brookdale that based upon its review of Brookdale's December 18 correspondence ILM did not believe that a $170.2 million all-cash asset sale transaction (which included as part of such proposed purchase price, the assumption by Brookdale of up to $5.2 million of ILM's built-in gains tax) represented the best potential transaction structure for ILM's shareholders at that time. The Board was of the view that although the Brookdale proposal provided for nominally higher consideration than the consideration in the Capital transaction, because (i) an asset transaction was not the optimum deal structure for ILM and its shareholders (because all of ILM's known and unknown liabilities would not be assumed by Brookdale as a matter of law), (ii) the

$200,000 premium was immaterial in the context of pending negotiations with Capital, and (iii) Brookdale would first need to conduct a due diligence review, including visitation and inspection of 13 property sites, it would not be prudent to interrupt or suspend its advanced negotiations with Capital for an uncertain transaction with speculative prospects for consummation.



     In early February 1999 final negotiations continued between Capital and ILM regarding the reconfiguration of the merger consideration in view of the recent decline in the price of Capital's common stock. Discussions ensued between Schroders and Lehman regarding a change in the proposed percentage of merger consideration payable in cash and the proposed percentage of merger consideration payable with convertible trust preferred securities. Also discussed was Capital's proposed increase in the conversion premium from 22.5% to 25% in relation to the $12.75 closing sale price of Capital's common stock as reported on the NYSE on February 5, 1999. Schroders indicated that the proposed change from a 60% cash/40% convertible trust preferred securities deal to a 65% cash/35% convertible trust preferred securities deal, and a conversion premium of 25%, would be a good deal for ILM's shareholders because they would receive the same aggregate consideration as previously negotiated (in terms of per share dollar value), except that more cash would be available for shareholders if they so elected and virtually the same pro forma (i.e., "as-converted") diluted common equity ownership of Capital would be available for shareholder elections as was the case with the previously proposed 40% stock deal and a hypothetical $14.00 Capital stock price at signing.



     At its February 6, 1999 meeting at which Messrs. Jeffry R. Dwyer, J. William Sharman Jr. and Carl J. Schramm were present, the ILM Board reviewed with Greenberg Traurig the material terms of the revised draft merger agreements, including the "break-up fee" and termination provisions, the covenants applicable to ILM and Capital between signing and closing, the cash/stock election procedures and proration provisions, the "no-shop" and "fiduciary out" provisions, the representations and warranties of the parties, the conditions to closing, the indemnification provisions, and the termination provisions.



     Discussions then followed with respect to the proposed exchange ratio and the conversion premium for the trust preferred securities, the fact that the closing sale price of Capital's common stock as reported on the NYSE on the immediately preceding trading day was $12.75 (i.e., the amount of the per share merger consideration), the regulatory aspects of the proposed merger (including the process for obtaining shareholder approval under Virginia corporate law, ILM's constituent instruments and federal securities laws), the Board's fiduciary duties to shareholders, the SEC preliminary proxy review and registration process, the fact that no other definitive offers from any bona fide merger or business combination partners were available at the time, the complexity of the transaction and the likelihood of obtaining the requisite shareholder approval and, the scheduled December 31, 1999 finite-life liquidation date for ILM.



     At this time the Board also considered the fact that (i) the proposed merger consideration and transaction structure was fully taxable to ILM's shareholders, (ii) the trading price of Capital's preferred securities would not be fixed and could decline in value between signing and closing, (iii) the fact that the rate at which the preferred securities would be converted into shares of Capital common stock would be fixed, and (iv) the holders of the preferred securities would be "structurally subordinated" to Capital's creditors.


     Representatives of Schroders then presented their fairness analyses of the proposed merger consideration to be received by ILM's shareholders. Upon conclusion of such analyses Schroders delivered its oral opinion (which opinion subsequently was confirmed by delivery to the ILM Board of a written opinion dated February 7, 1999) to the effect that, as of such date and based upon and subject to certain matters and assumptions stated in such opinion, the merger consideration was fair to holders of ILM common stock, from a financial point of view.



     Greenberg Traurig noted to the ILM Board that the terms of the merger agreement with Capital preserved ILM's ability to accept a superior offer and terminate the transactions with Capital upon payment of a $3,835,600 termination fee, plus reimbursement of up to $1.0 million of out-of-pocket expenses incurred by Capital in connection with the transaction. Based upon the advice of Greenberg Traurig and Schroders, the ILM Board determined that because the termination fee was not commercially excessive, the fee would not be a material deterrent for other prospective purchasers seeking to make a bona fide competing offer and that the pending Capital deal was preferable to an indefinite third party proposal, which was subject to due diligence. Greenberg Traurig also noted to the Board the absence of stock leg-ups and asset lock-ups which could defer competing bids and "pooling-of-interest" structures.



     Based on the foregoing, including the perceived benefits of the terms of the proposed merger with Capital in relation to the perceived risks outlined above and the opinion of Schroders that the merger consideration was fair to the holders of ILM common stock, from a financial point of view, the ILM Board unanimously approved the merger and authorized the execution of the merger agreement (with certain further non-substantive modifications to be negotiated upon the advice of Greenberg Traurig and Schroders). Such Board authorization was communicated by Greenberg Traurig to Capital's legal counsel late in the evening of February 6, 1999 and discussions ensued between such counsel into the early hours of February 7th regarding technical modifications to the transaction documents.



     Greenberg Traurig prepared revised execution copies of the merger documentation and distributed them to all parties on the morning of February 7, 1999. The merger agreement was signed on the evening of February 7, 1999 and during the morning of February 8, 1999 ILM issued a press release reporting such event. The executed merger agreement provided for total merger consideration of $95,890,000, of which 65% was payable in the form of cash and 35% was payable in the form of trust preferred securities of a wholly owned Delaware business trust of Capital. The preferred securities were convertible into shares of Capital common stock at a fixed conversion ratio.



     On March 9, 1999, Brookdale revised its December 18, 1999 correspondence by setting forth its desire to explore a transaction to acquire the assets of ILM and ILM II for an aggregate purchase price of $185.0 million, of which $103,122,000 would be allocated to ILM and $81,878,000 would be allocated to ILM
II. $135.0 million of the purchase price was proposed to be in the form of cash and the remaining $50.0 million of consideration was proposed to be in the form of 8% convertible preferred equity securities of a grantor trust to be formed by Brookdale or 7% convertible subordinated debt securities of Brookdale. The proposal indicated that the convertible securities would be convertible into shares of Brookdale common stock and provided that shareholders would have the right to elect to receive any combination of cash and convertible securities, subject to proration in the case of over-subscriptions for convertible securities. After being told of ILM's preference for a merger or stock sale, Brookdale's representatives verbally indicated that the foregoing proposal was intended to be the functional equivalent of the Capital merger structure at higher aggregate consideration and that full legal and financial due diligence was required to confirm Brookdale's willingness to proceed. Under the terms of the merger agreement with Capital ILM was required to provide the Brookdale proposal to Capital.



     After discussions with its advisors ILM's Board instructed Greenberg Traurig to prepare, and on March 22, 1999 Brookdale, ILM and ILM II entered into, confidentiality and standstill agreements whereby ILM and ILM II agreed to make available to Brookdale certain non-public business and financial information, subject to Brookdale's agreement to use such confidential information solely for purposes of formulating a definitive offer and evaluating a possible transaction with ILM and ILM II consistent with what was outlined in Brookdale's March 9, 1999 letter. Brookdale agreed that so long as such negotiations with ILM and ILM II were pending and for two years thereafter it would not acquire any shares of ILM or ILM II common stock, seek to influence or call for any ILM or ILM II shareholder votes or consents, or propose to enter into a merger, tender or exchange offer or similar transaction with ILM or ILM
II. In early April 1999 Brookdale commenced its due diligence review of ILM.



     On April 22, 1999 the ILM Board, consisting of J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer, met with Greenberg Traurig and Cohen & Steers (Cohen & Steers Capital Management, Inc., together with its affiliate Cohen & Steers Capital Advisors LLC, recently had been retained by the ILM Board as ILM's financial advisors when the individual Schroders investment bankers who worked for Schroders on the ILM account resigned from Schroders and joined Cohen & Steers) to discuss the status of the Brookdale's latest proposal. The Board was informed by Greenberg Traurig that attorneys from Brookdale were prepared to conduct a due diligence review of ILM.



     Approximately at this time legal and financial due diligence lists were exchanged, together with requests for mutual access to information. ILM requested access to certain Brookdale material and non-public information because of the securities portion of the proposed asset purchase consideration. ILM also requested details as to Brookdale's financing sources and creditworthiness. No due diligence materials were ever provided to ILM pursuant to its requests.



     On April 28, 1999 Brookdale revised its March 9, 1999 letter to propose an all-cash transaction for total consideration of $185.0 million, to be allocated $102,213,000 to ILM and $82,787,000 to ILM II. Brookdale stated that prior to closing it intended to assign all transaction documentation to an unaffiliated third party leasing company that would lease back the purchased ILM assets to Brookdale. Brookdale stated that the U.S. federal income tax consequences to ILM's shareholders under its proposed asset purchase transaction structure and the payment by ILM to its shareholders of subsequent liquidating dividend distributions was substantially similar to the U.S. federal income tax consequences of the pending merger transaction with Capital. Brookdale's revised proposal was subject to satisfactory completion of due diligence, which Brookdale anticipated it could complete within 30 days after it was afforded access to certain non-public information, ILM personnel and property sites. A copy of this latest proposal was delivered by ILM to Capital.



     On June 17, 1999 Greenberg Traurig received from Brookdale's counsel a draft asset purchase agreement. The correspondence accompanying such draft suggested that ILM's representations and warranties were intended to be substantially similar to those included in the February 7, 1999 merger agreement with Capital and that the draft asset purchase agreement reflected the terms of Brookdale's April 28, 1999 letter. Brookdale's counsel also referenced Brookdale's ability to externally finance the proposed transaction, subject to satisfactory completion of due diligence.



     At a July 8, 1999 meeting of the ILM Board at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, discussions ensued regarding the draft asset purchase agreement received from Brookdale. The Board was informed by Greenberg Traurig and Cohen & Steers that, after careful review, the proposed agreements were significantly biased in favor of Brookdale.



     On July 9, 1999, at the direction of ILM's Board, Greenberg Traurig informed Brookdale's counsel that after careful review of the agreement and deliberation by the full ILM Board, and based further upon the advice of Greenberg Traurig and Cohen & Steers, it was the Board's position that the terms and conditions of the draft asset purchase agreement relating to the transaction structure, unassumed liabilities, conditions to closing, affirmative and negative covenants, termination and liquidated damages, and expense allocations, among other provisions, was commercially unreasonable and did not represent a transaction in the best interests of ILM's shareholders.



     The ILM Board informed Brookdale that a transaction in the best interests of ILM's shareholders would more appropriately be structured as, or would be the functional equivalent of, a statutory merger with all known and unknown liabilities of ILM being assumed at closing by the acquiring entity and with no survival of representations and warranties, no purchase price "holdbacks," escrows or adjustments, and no indemnification provisions.



     The Board reiterated to Brookdale that any definitive agreement entered into with a bona fide purchaser would have to be financially superior to the pending merger transaction with Capital and have a very high likelihood of consummation, and would need to include remedies in favor of ILM if Brookdale failed to consummate the transaction under certain circumstances. The ILM Board also advised Brookdale that bona fide agreements consistent with the foregoing criteria would be considered by the Board in due course. Accordingly, the ILM Board indicated to Brookdale that it would be inappropriate and unproductive at that time to negotiate or provide detailed comments with respect to Brookdale's previously distributed draft asset purchase agreement.


     On July 20, 1999 Brookdale, in response to ILM's July 9, 1999 correspondence, sent a letter to ILM expressing its disappointment over ILM's decision not to negotiate the terms of Brookdale's draft asset purchase agreement and ILM's preference for a statutory merger or functionally equivalent transaction. Brookdale stated that it remained interested in pursuing an asset purchase transaction with ILM and that if ILM did not proceed to negotiate such a transaction and respond with comments to Brookdale's draft asset purchase agreement, Brookdale would pursue available legal remedies.


     The ILM Board was advised by its legal and financial advisors that such "threat" did not merit a response because Brookdale had been informed of the Board's requirement of a superior financial transaction and structure and ILM did not act to foreclose such possibility. Furthermore, the ILM Board viewed Brookdale's draft agreement as commercially unreasonable in that it: did not provide for Brookdale's assumption of any of ILM's liabilities (other than up to $5.2 million of built-in gains tax liabilities); did not provide for contractual remedies in favor of ILM in the event Brookdale breached the agreements; contained burdensome restrictions on ILM's ability to manage its business prior to closing because the agreements did not specify an outside termination date; would allow Brookdale to conduct unlimited due diligence which would disrupt the operations of ILM and distract management due to the lack of an outside termination date; and contained deal protection provisions and break-up fees which were more onerous than those negotiated with Capital. The Board and ILM's advisors also noted that the agreements further contained unusual termination events.



     During this time, ILM, Greenberg Traurig and Cohen & Steers discussed declining trends in the assisted living industry, prevailing conditions and prospects for the U.S. capital and financial markets, the pending SEC review and comment process with respect to the confidential preliminary proxy statement/prospectus submitted to the SEC by the parties in late April 1999, and the material decline in the closing sale prices of Capital's common stock in relation to such prices in February 1999 when the original merger transaction was entered into. These discussions focused primarily on ILM's concern that there was now a potentially decreased likelihood of consummating the original merger transaction because of the significant non-cash portion of the consideration in that deal and the lower value of that consideration component. ILM and its advisors expressed concern that as of the mid-summer of 1999, the original February 7, 1999 merger consideration (particularly the form thereof) may no longer be fair to ILM's shareholders and, therefore, the ILM Board might not be in a position to recommend the transaction to ILM's shareholders if conditions in the assisted living industry and, therefore, Capital's stock price, did not improve.



     ILM acknowledged that because of the lack of "collars," "caps" and adjustable exchange ratios in the original merger documentation, there was no mechanism for those ILM shareholders who would receive Capital's trust preferred securities to actually obtain the full value of the $12.75 of merger consideration agreed to by the parties on February 7, 1999. Accordingly, Cohen & Steers and Greenberg Traurig were instructed to consider different combinations or reconfigurations of the cash and stock portions of the merger consideration.



     Following several discussions with Capital about ILM's concerns and in connection with class action settlement proceedings in the pending Feldman lawsuit against ILM and its directors, Capital agreed in a draft stipulation of settlement relating to such litigation to amend the existing February 7, 1999 merger agreements to provide for increased and restructured merger consideration.



     On July 28, 1999 Capital's advisors delivered to ILM and ILM II a draft letter agreement which proposed to amend the pending ILM and ILM II merger agreements to increase the aggregate merger consideration in those transactions to $172.0 million (from

$170.0 million) and allow the ILM and ILM II shareholders to elect to receive 100% cash consideration or a combination of cash and trust preferred securities, provided that no more than 35% of the total merger consideration would be payable in the form of trust preferred securities.



     ILM, Greenberg Traurig and Cohen & Steers questioned whether the merger simply should be amended to provide for 100% cash consideration and no stock election in view of the dramatic decline in the market price for Capital's common stock. Capital and its advisors stated that they would need some time to complete their analyses on the impact and post-merger pro forma effect of an all-cash transaction.



     On August 2, 1999 Brookdale submitted yet another revised proposal which proposed to acquire, by means of tender offer, all of the outstanding shares of ILM and ILM II common stock for aggregate cash consideration of $185.0 million, to be allocated $102,213,000 to ILM and $82,787,000 to ILM II. In its letter Brookdale noted that a tender offer structure would eliminate the need for statutory shareholder approval under Virginia law and potentially be a more expeditious transaction than the pending Capital merger because SEC review, if any, of the tender offer documents would not occur until after commencement of the offer. Brookdale stated that it expected to utilize available cash and obtain first mortgage financing secured by ILM's properties to fund the tender offer consideration and that its latest proposal was subject to satisfactory completion of additional legal and financial due diligence necessitated by a stock acquisition structure and the negotiation, execution and delivery of definitive agreements. Brookdale proposed a meeting between representatives of the companies and their legal and financial advisors to begin the negotiation process.



     Brookdale and ILM exchanged various correspondence regarding potential face-to-face meeting dates. In the meantime ILM instructed Greenberg Traurig and Cohen & Steers to contact Brookdale's advisors and seek clarification and unequivocal assurances that the proposed $185.0 million of tender offer consideration was a net amount payable in cash directly to ILM's shareholders and ILM II's shareholders. Brookdale's legal and financial advisors verbally acknowledged that Brookdale intended the $185.0 million consideration to be a net cash amount to shareholders and would not be reduced by any ILM liabilities, taxes or merger termination fee and expense reimbursement obligations to Capital.



     At a Board meeting held on August 9, 1999 at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer all were present, Greenberg Traurig and Cohen & Steers presented to the ILM Board an analysis and comparison of the Brookdale proposal, the pending February 1999 merger transaction with Capital and the proposed amendments thereto, and the ILM Board instructed Greenberg Traurig to prepare proposed tender offer guidelines in the form of a term sheet and to deliver them to Brookdale in anticipation of the upcoming meeting with Brookdale.



     On August 12, 1999 pursuant to instructions of ILM's Board, Greenberg Traurig delivered to Brookdale's counsel a list of tender offer guidelines for Brookdale to comply with if a definitive transaction were to be pursued and entered into with Brookdale. Specifically, ILM stated, among other things, that
(i) Brookdale needed to guarantee the performance of its lessor-assignee under all transaction documents and instruments; (ii) ILM would not provide any indemnification agreements; (iii) all of ILM's representations, warranties and covenants would need to terminate after the tender offer was completed and Brookdale acquired legal control of ILM; (iv) the tender offer would need to include a 66-2/3% minimum tender condition, subject to certain extension requirements to enable a "short-form" second step merger; (v) there could be no due diligence "outs" and the tender offer conditions would need to be as minimal as possible (limited essentially only to customary material adverse change and so-called "market outs"); (vi) the non-solicitation provisions of the transaction documentation would need to include broad-based "fiduciary outs" and "break-up" fees not greater in amount or scope than those contained in the existing ILM-Capital merger documents; (vii) adequate agreements and assurances would need to be provided by Brookdale as to the payment and assumption by Brookdale of ILM's existing termination fee and expense reimbursement obligations to Capital under the February 7, 1999 merger agreement; (viii) the tender offer would be commenced not later than five business days after entering into definitive merger agreements and that the preparation and negotiation of such agreements and all tender offer documentation would need to proceed as expeditiously as possible; and
(ix) prior to commencement of the tender offer Brookdale would need to obtain and pay for a signed financing commitment letter from a money center financial institution or nationally recognized investment banking firm sufficient in amount to pay the $185.0 million of tender offer consideration, net in cash, to ILM's and ILM II's shareholders.



     Greenberg Traurig and Cohen & Steers again requested and received verbal assurances from Brookdale's representatives that the $185.0 million of cash consideration was a net amount payable in cash to shareholders of ILM and ILM II, less applicable withholding taxes.



     On August 30, 1999, one day prior to Brookdale's scheduled meeting with ILM and its advisors at the New York offices of Greenberg Traurig, Brookdale informed ILM by letter that additional due diligence materials were required with respect to ILM's liabilities due to the revised structure of Brookdale's most recent proposal and, in direct contradiction to what had been stated previously by Brookdale's advisors, Brookdale informed ILM of its unwillingness to assume at closing or otherwise to pay any termination fees, litigation settlement costs or other transaction expenses that may be or become payable to Capital in connection with the merger and the pending Feldman litigation. Irrespective of the fact that this latest communication from Brookdale differed from previous verbal statements of Brookdale's intention as to the nature and net amount of the proposed tender offer, the ILM Board decided to proceed with the scheduled face-to-face meeting with Brookdale and its advisors on August 31, 1999.



     On August 31, 1999 the ILM Board, comprised of J. William Sharman, Jr., Carl Schramm and Jeffry R. Dwyer, together with Greenberg Traurig and Cohen & Steers, met with Brookdale and its advisors to discuss and negotiate Brookdale's August 2, 1999 tender offer proposal. At the outset of the meeting Brookdale informed ILM that its $185.0 million proposal did not include the assumption of termination fees, legal settlement costs or other transaction expenses and liabilities incurred or to be incurred by ILM which, based upon ILM's estimates approximated at least $9.0 million. After further discussions with Brookdale and its advisors ILM concluded that the Brookdale offer was not functionally equivalent to a "net" cash offer to ILM's shareholders. Because, other than the assumption of up to $5.2 million of built-in gains tax liability, Brookdale stated that it was not assuming any of ILM's liabilities (whether known, unknown, fixed or contingent), ILM was unable to quantify, and could not quantify, what Brookdale's net offer was. The

Board believed that Brookdale's offer was lower in value than the $172.0 million face amount of consideration.



     ILM informed Brookdale that only bona fide, good faith offers on terms financially superior to the pending Capital merger and with a high likelihood of closing would be negotiated and that in view of the recent course of dealing with Brookdale and its advisors, including the inconsistent and indefinite communications from Brookdale and its advisors, ILM was suspect about Brookdale's intentions to acquire ILM. At Brookdale's request, ILM nevertheless agreed to provide Brookdale with the additional due diligence materials that Brookdale stated it needed to prepare a definitive offer. Brookdale acknowledged that it had received materials from ILM approximately three weeks earlier but had not yet reviewed them. ILM then reminded Brookdale and their advisors about their existing confidentiality and "standstill" obligations, the Board's intention to pursue only genuine superior offers with a high likelihood of consummation, and the meeting was adjourned.



     On September 2, 1999 ILM confirmed to Brookdale in writing its disappointment regarding the August 31, 1999 meeting and that, contrary to previous verbal assurances from Brookdale's advisors relating to the proposed $185.0 million of net cash consideration, and after having received several proposals from Brookdale involving a variety of transaction structures, the most recent tender offer proposal outlined in Brookdale's August 2, 1999 letter did not appear to be the functional equivalent of a net cash offer payable to the shareholders of ILM and ILM II. ILM reiterated its commitment to fully investigate and negotiate only superior offers from bona fide parties to maximize shareholder value and asked Brookdale to promptly submit its final and definitive "best" offer to acquire the outstanding shares of ILM's common stock.



     In early September 1999 Brookdale received the additional materials from ILM it indicated that it needed to complete its due diligence review of ILM. On September 10, 1999, by letter to ILM, Brookdale indicated that its August 2, 1999 tender offer proposal remained outstanding but that it would not pay or assume any contractual or other liabilities of ILM, other than the assumption of up to $5.2 million of ILM's built-in gains tax liabilities. Brookdale reiterated that its offer was subject to satisfactory completion of continuing legal and financial due diligence in its sole discretion, and the negotiation and execution of definitive agreements.



     After discussions with Greenberg Traurig and Cohen & Steers the ILM Board concluded that because Brookdale's transaction was structurally uncertain and did not represent a definitive offer, due to the fact that the course of dealing between the parties did not provide the Board with a high degree of confidence that a transaction with Brookdale could be expeditiously or successfully consummated, and because Brookdale's repeated failure to propose a bona fide transaction structure which was superior to the Capital transaction, any further dealings and communications with Brookdale would be entirely unproductive and unlikely to produce such a transaction in the best interests of ILM's shareholders.


     Brookdale has not contacted ILM since September 10, 1999 and no further communications between ILM and Brookdale have ensued through the date of this proxy statement.

     Against the backdrop of a continued decline in the senior living industry and a material deterioration of Capital's stock price, commencing in late September and continuing through mid-October 1999, ILM's and Capital's legal representatives discussed and negotiated various proposed amendments to the February 7, 1999 merger agreement. Greenberg Traurig informed Capital that ILM would not negotiate or agree to any limitations on the scope of ILM's "fiduciary out" because ILM needed maximum flexibility to pursue and negotiate unsolicited superior alternative transactions. Also, because the form of the proposed merger consideration payable in the merger changed from a combination of cash and trust preferred securities to 100% cash (in the amount of $97,018,000) at ILM's insistence, the parties agreed to delete various representations, warranties and covenants of Capital relating to the ownership of its properties and the conduct of its business.



     Negotiations ensued with respect to Capital's financing of the merger and the anticipated timing of Capital's receipt from Lehman Brothers of a currently dated "highly confident" letter as to Lehman's willingness, intention and ability to arrange the necessary cash financing for the merger, and the anticipated timing of definitive financing commitments from Capital's investment or commercial bankers. Capital declined to seek to obtain a financing commitment letter at that time. ILM requested that full financing commitments be obtained upon entering into the revised merger agreement. After discussions regarding the prompt need for and costs of such commitments the parties agreed that Capital would obtain one or more financing commitments from nationally recognized lenders at least five days prior to the date on which ILM first mailed its definitive proxy materials to shareholders. Capital did agree to obtain a "bring down" of Lehman's "highly confident" letter previously delivered to Capital in August 1999.



     Capital then suggested certain proposed modifications to the tenor and scope of the existing "break-up" fee provisions in the February 7, 1999 merger agreement. Capital stated that it required payment of a termination fee if ILM's shareholders failed to approve the merger agreement. After several variations of the foregoing concept were discussed among representatives of Greenberg Traurig and Capital's legal advisors, ILM insisted that such a provision was not appropriate and that receipt of ILM shareholder approval would remain a mutual risk of the parties.



     Thereafter, negotiations ensued regarding items such as allocating between the parties the payment of proxy preparation, filing and dissemination costs incurred and to be incurred in connection with the merger, Capital's payment of ILM's director's and officer's liability insurance, and other contractual matters. ILM then negotiated and the parties agreed to provisions entitling ILM to the payment by Capital of a limited reverse "break-up" or termination fee under certain circumstances.



     Based on the foregoing negotiations, the parties reached an agreement-in-principle to modifications of the February 7, 1999 merger agreement. Greenberg Traurig prepared a draft amended and restated merger agreement which was delivered to Capital and its advisors during the first week of October 1999.



     On October 6 1999 the full ILM Board, consisting of Jeffry R. Dwyer,
J. William Sharman, Jr., and Carl Schramm, met with Greenberg Traurig and Cohen & Steers to review the terms of the revised merger agreement. Cohen & Steers provided the Board with an assessment of prevailing trends in the senior living industry and Capital's market performance and capitalization, financial condition and creditworthiness. Cohen & Steers next presented to the ILM Board its fairness analyses and at the conclusion thereof delivered its oral opinion to the ILM Board that, based on the qualifications and assumptions expressed to the ILM Board, as of October 6, 1999, the payment of $12.90 per share in cash to ILM's shareholders in the merger was fair to such holders, from a financial point of view.



     Greenberg Traurig then presented the ILM Board with a detailed description of the terms of the revised merger agreement, outlining the various material differences between the current draft agreement and the February 7, 1999 merger agreement. After further deliberations and a general discussion with Greenberg Traurig of the ILM Board's fiduciary responsibilities, the Board unanimously adopted the amended and restated merger agreement and the transactions contemplated thereby, with such non-material modifications thereto as might be suggested by the parties' advisors in the course of finalizing the transaction documents. The ILM Board authorized the prompt execution and delivery of the merger agreement and the refiling with the SEC of all appropriate proxy solicitation materials.



     On October 15, 1999 a final order approving the stipulation of settlement in the Feldman class action litigation was entered in the United States District Court, Southern District of New York.



     On October 18, 1999, Capital Senior Living Corporation received from Lehman Brothers a letter indicating that as of that date and based upon current market conditions and their present understanding of the proposed merger with ILM, Lehman Brothers was "highly confident" of its ability to arrange financing of the aggregate cash consideration of the merger and the ILM II merger.



     On October 19, 1999, Cohen & Steers confirmed in writing its oral opinion delivered to the ILM Board on October 6, 1999. Based upon Cohen & Steers' opinion that as of October 19, 1999 the $12.90 per share in cash to be received by ILM's shareholders in the merger was fair to such holders, from a financial point of view, and other factors described elsewhere in this proxy statement under "Recommendation of the ILM Board," ILM entered into the revised merger agreement with Capital and concurrently terminated the February 7, 1999 merger agreement.



     On October 21, 1999 ILM issued a press release announcing the execution of the amended and restated merger agreement and filed with the SEC its Current Report on Form 8-K disclosing such event.



     On November 16, 1999 the full ILM Board met with Greenberg Traurig to discuss the status of the proxy filing, the finite life of ILM (which was scheduled to expire on December 31, 1999), as well as the possibility of amending the facilities lease agreement with Lease I. After receiving an update by Greenberg Traurig as to the status of the proxy filings with the SEC, the ILM Board noted that pursuant to ILM's Articles of Incorporation it had authority to extend the life of ILM in the event that a liquidation of ILM on or prior to December 31, 1999 would result in an underrealization of the property portfolio. Because the Board believed that the going-concern value of ILM and the merger consideration payable by Capital upon consummation of the merger were both in excess of ILM's liquidation value, the ILM Board resolved to extend the term of ILM's corporate existence on a month-to-month basis, but in no event beyond December 31, 2014. The

Board believes that this should enable ILM's directors to monitor prevailing market trends and conditions and provide the directors with maximum decisional flexibility, subject to ILM's contractual obligations under the merger agreement with Capital. Thereafter, the Board authorized ILM to cause ILM Holding to offer to Lease I an extension of the facilities lease agreement on a month-to-month basis and to provide with respect to the Santa Barbara property that the facilities lease agreement may be partially terminated.


RECOMMENDATION OF THE ILM BOARD


     Your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable. Your Board of Directors has unanimously adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement. In determining to adopt the merger agreement, none of ILM's directors abstained from voting or voted against adoption.



     In resolving to adopt and recommend to ILM's shareholders approval of the merger agreement, the ILM Board considered a number of factors, including the following which sets forth all of the material factors considered:



         o the strategic financial alternatives available to ILM to maximize shareholder value, such as listing ILM's common stock on a national securities exchange or The Nasdaq Stock Market, the reorganization of Lease I (the lessor of the senior living communities owned by ILM Holdings) into assisted living community operating companies, and the lease of ILM's senior living communities to Capital;



         o the trend of continued consolidation in the senior living industry, the likelihood that ILM would not have the financial or structural ability to be an acquiring entity in a business combination transaction;



         o ILM's financial condition, cash flows and results of operations;



         o the continuity of management of ILM's senior living communities without material disruption of service and the belief that a transaction with Capital would be less disruptive to ILM's senior living community than a transaction with an alternative buyer;



         o the higher likelihood of the merger with Capital being consummated in relation to other potential transactions because of Capital's historical commercial relationship with ILM and its extensive familiarity with ILM's day-to-day operations, and the lack of due diligence "outs" in the merger agreement;



         o ILM's scheduled December 31, 1999 finite-life expiration date and the Board's belief that a liquidation on or before such date was not likely to capture for ILM's shareholders maximum value for their investment;



         o ILM's strengths and weaknesses as an independent public company, which included ILM's reputation, market share and financial resources; ILM's lack of personnel base and liquidity, inability to directly operate an assisted living business due to its statutory REIT status; and ILM's inability to expand operations on a relative debt-free basis because of its statutory obligation as a REIT to distribute 95% of its income each year to its shareholders;



         o the material decline in the market price of Capital's common stock since February 7, 1999 and the fact that the original merger agreement and transactions proposed by Capital provided for the issuance of fixed income trust preferred securities without adjustment provisions, "collars" or "caps". This factor was a primary reason for amending the February 7, 1999 merger agreement to provide for $12.90 of all-cash consideration;



         o the fact that after the merger ILM's current shareholders no longer would receive any dividends relating to the earnings and growth of ILM unless they independently reinvest the cash consideration to be received by them in the merger in shares of Capital common stock;



         o the simplicity of a single-step, all-cash merger transaction compared with either a protracted auction process involving the serial liquidation of the properties or a singular asset sale transaction. The ILM Board believed that a merger transaction could be consummated more expeditiously and would provide shareholders with greater value;



         o the Board's belief that the going-concern value of ILM obtainable in a merger or stock purchase transaction exceeded the liquidation or "break-up" value of the ILM property portfolio;



         o the extensive negotiation process with Capital and its legal and financial advisors in connection with the execution of the February 7, 1999 merger agreement and the October 19, 1999 amended and restated merger agreement;



         o general economic and market declines in the senior living industry and the overall condition of the U.S. capital and financial markets and the resulting deterioration of Capital's common stock price which lead to amending the merger to provide for all-cash consideration;



         o the belief that Brookdale was unlikely to successfully structure, negotiate and consummate a superior alternative transaction with ILM that was in the best interests of ILM's shareholders;



         o Cohen & Steers' opinion that the $12.90 per share in cash to be received in the merger by ILM's shareholders was fair, from a financial point of view and the Board's adoption of the conclusions set forth in such opinion;



         o the fact that Capital had obtained an updated non-binding "highly confident" letter from Lehman Brothers indicating that based upon current market conditions, their understanding of the transaction and certain assumptions, Lehman Brothers was highly confident of their ability to arrange the cash merger consideration;



         o the lack of any firm competing or alternative offers from bona fide purchasers, irrespective of the fact that ILM had, since February 1999, publicly disclosed its intention to consummate a sale or change-in-control transaction and that from approximately February 1999 through September 1999 ILM pursued various acquisition proposals from Brookdale which ultimately did not lead to any definitive superior alternative offer;



         o ILM's obligation to pay a termination fee in the event a superior offer is accepted by ILM and the Merger is terminated which, given the amount of the fee and the scope of the circumstances under which the fee would become payable, was not commercially unreasonable in the Board's view or likely to deter a bona fide, superior competing bid for ILM;



         o the fact that the all-cash merger with Capital is a fully taxable transaction to ILM's shareholders;


         o the fact that the merger structure would allow Capital to realize certain tax advantages which the ILM board believed had resulted in obtaining a higher price per share for ILM's shareholders;


         o the terms of the merger agreement, including the closing conditions, the termination fees and reimbursement of expenses payable to Capital under certain circumstances, the absence of indemmification provisions and lack of survival of most representations and warranties, and the restrictions imposed on the conduct of ILM's business and operations during the period prior to closing--all of which were extensevely negotiated and deemed commercially reasonable by the Board;



         o the agreement of ILM not to solicit alternative transactions with third parties and the broad "fiduciary out" which enables ILM to terminate the merger agreement and pursue unsolicited superior transactions with parties other than Capital; subject to the payment to Capital of termination fees and expenses under certain circumstances;



         o the potential conflicts of interest of ILM's officers and directors with respect to the merger in relation to the interests of ILM's shareholders--which potential conflicts the Board viewed as immaterial in relation to the benefits to be received by ILM's shareholders in the merger;



         o the fact that none of ILM's officers or directors own any ILM common stock or Capital common stock, that they do not participate in any ILM executive compensation or stock option plans, and that they are not parties to any employment or similar agreements providing for renumeration or other pecuniary benefits upon a change-in-control of ILM; accordingly, the ILM directors did not (and do not) have any direct financial interest in the outcome of the merger;



         o the risks of the merger not being consummated--which the Board did not consider unusual in relation to similar transactions negotiated at arms'-length;



         o the fact that the property management agreement provides Capital with a limited right of first and last offer on sales of the ILM properties, and that such right of first and last offer could have the effect of deterring prospective purchasers from bidding for ILM's assets but did not apply to merger transactions or stock transactions;



         o the fact that Capital will obtain a financing commitment from a nationally recognized investment banking firm or commercial bank setting forth the commitment of the bank to provide the necessary merger financing, just prior to the time this proxy statement is mailed to ILM's shareholders. This provided the ILM Board an additional level of comfort that financing would be obtained at or before closing assuming the U.S. financial markets or values in the senior living industry did not substantially further decline;

         o the amount and scope of the termination fee payable under the merger agreement to Capital under certain circumstances which the Board did not consider unusual in relation to similar and customary transactions negotiated at arms'-length;



         o the fact that the merger must be approved by the holders of at least 66-2/3% of the outstanding ILM common stock which might require a lengthy shareholder proxy solicitation period;



         o the lack of burdensome regulatory consents and approvals in connection with the merger which the Board believed enhanced the likelihood that the merger could be completed in a reasonable time frame;



         o the fact that after the merger Capital will assume and become legally responsible for all of ILM's known and unknown liabilities, which made a statutory merger the optimum transaction structure in contrast to an asset transaction where assumed liabilities and purchased assets typically are apportioned by the parties through extensive due diligence and negotiation); and



         o the fact that consummation of the ILM II merger is not a condition to consummation of the merger or vice versa so that the closing of one transaction would not be delayed for any reason relating to the other.


     In view of the variety of factors considered in connection with its evaluation and deliberations with respect to the merger, the ILM Board did not find it practical to and, therefore, did not attempt to rank or assign relative weight to the above factors. In addition, individual members of the ILM Board may have assigned different weights to different factors.

PURPOSES, ALTERNATIVES, TIMING AND REASONS FOR THE MERGER


     In the merger, each share of ILM common stock will be canceled and ILM's separate corporate existence will be terminated upon payment of $12.90. The purpose of the transaction is to sell to Capital 100% of the ownership interests in and, therefore, 100% control of, ILM. The transaction has been structured as an all-cash merger because of the simplicity of this structure, the absence of market risk otherwise associated with the receipt of Capital's securities, and the flexibility afforded ILM shareholders in an all-cash merger with respect to future investment decisions.


     Structurally, the acquisition of ILM by Capital was designed as a merger rather than an asset sale or tender offer to ensure Capital's assumption, by operation of law, of all of ILM's liabilities, to eliminate unnecessary indemnification provisions, to facilitate an orderly shareholder decisional process pursuant to applicable federal and state law and subject to input by the ILM Board, and to enable the transaction to be completed in single unitary step, rather than a front-end tender offer with a second-step squeeze out merger. The Board believes that a unitary merger transaction minimized the risk that the contemplated transaction would not be consummated, reduced overall transaction costs and increased Capital's willingness and ability to pay a higher amount of merger consideration to ILM's shareholders.


     Additionally, although the transaction has been structured as a merger under Virginia corporate law, for U.S. federal tax purposes it will be treated as a fully taxable sale of assets by ILM and acquisition by Capital followed by a dissolution of ILM. This structure allows Capital to receive a higher deemed original cost of ILM's assets and a correspondingly greater recognition by Capital of the depreciation expense of those assets.

     Although ILM and Capital considered structural alternatives such as an acquisition by means of tender offer, ILM and Capital rejected these alternatives on the grounds that Capital would not derive certain tax benefits which would have resulted in a reduction of the merger consideration Capital was willing to pay ILM's shareholders.

     The merger is being entered into by ILM at this time because (i) ILM is a finite-life corporation and, as such, its corporate existence is not intended to continue indefinitely; (ii) the uncertainty of future appreciation of ILM's portfolio; (iii) the opportunity for ILM to obtain for its shareholders a sale consideration based on a going-concern valuation of the company rather than the perceived liquidation (or break-up) value of the portfolio; (iv) of the lack of any bona fide alternative transactions on terms financially superior to the merger despite the fact that ILM publicly announced in February 1999 that it was available for sale and pursued negotiations with Brookdale--the only third party that has expressed interest in acquiring ILM since that date; (v) after almost three years of studying strategic financial alternatives to maximize shareholder value and, in particular, the preceding 12 months of extensive negotiations with Capital and its advisors, the ILM Board believes it has obtained the best price and the best transaction structure available for ILM's shareholders; and
(vi) the ILM Board's belief that the current merger has a high likelihood of completion.


     Additionally, the ILM Board is recommending approval of the merger because it believes, based upon its adoption of the conclusions set forth in Cohen & Steers' fairness opinion, that the merger consideration to ILM's shareholders is fair from a financial point of view.


DETERMINATION OF MERGER CONSIDERATION

     The consideration of $12.90 per share, in cash, to be paid in the merger to ILM's shareholders was the result of extensive negotiation between representatives of the parties (see "Special Factors--Background of the Merger"). No interest will be paid on that amount.

     The aggregate consideration offered by Capital for ILM and ILM II is $172.0 million, which amount was allocated to ILM and ILM II based upon their relative net operating incomes. Applying this method, of the $172.0 million, $97,018,000 was allocated to ILM and $74,982,000 was allocated to ILM II.

     The merger consideration in the ILM Merger was calculated by dividing the total merger consideration of $97,018,000 allocated to ILM, by the 7,520,100 shares of ILM common stock outstanding. This resulted in an approximate dollar amount of $12.90 per share. The merger consideration of $97,018,000 exceeds the book value of ILM's assets by approximately $59.0 million as of August 31, 1999.

     Because the ILM Board believes that the fair market value of its portfolio on a property-by-property basis is less than the value of ILM as a going-concern, ILM did not believe it was necessary in connection with the merger to obtain an asset appraisal of its senior living communities.

OPINION OF COHEN & STEERS


     Cohen & Steers Capital Advisors, LLC delivered to the ILM Board its written opinion, dated the date of this proxy statement, to the effect that, as of the dates of such opinions, the $12.90 per share in cash to be received by ILM's shareholders in the merger, was fair to such holders, from a financial point of view. On the date of this proxy statement, Cohen & Steers reaffirmed this opinion. If a material amendment is made to the merger agreement, ILM will seek a new fairness opinion from Cohen & Steers.


     A copy of Cohen & Steers' written opinion, which sets forth the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, is attached as Appendix B to this document.

     o Cohen & Steers' opinion is directed only to the fairness of the merger consideration, from a financial point of view.

     o Cohen & Steers' opinion was provided at the request and for the information of ILM's Board of directors in evaluating the merger consideration, and does not constitute a recommendation to any shareholder to vote in favor of the merger and should not be relied upon as such.

     o The summary of Cohen & Steers' opinion set forth in this document describes the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, but does not purport to be complete and is qualified in its entirety by reference to the full text of Cohen & Steers' opinion attached as Appendix B hereto.

     o Shareholders of ILM should read Cohen & Steers' opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Cohen & Steers in rendering its opinion.

     o Cohen & Steers consents to the references to its name and opinion in this proxy statement and to the attachment of its opinion to this document as Appendix B hereto.

     To enable Cohen & Steers to compare the facility operations of the portfolio of assets in ILM to other publicly traded assisted living operating companies and perform various financial analyses and valuation techniques described herein, ILM combined the operations of ILM and an affiliated entity, ILM I Lease Corporation ("Lease I") and it reviewed the historical and projected operating data of ILM on a projected C-corporation basis. ILM is structured as a finite-life Real Estate Investment Trust ("REIT") and to maintain its REIT status, ILM cannot operate the facilities itself. As such, ILM owns the real estate and leases the operations to Lease I, a taxable C-corporation, under a facilities lease agreement which ILM may cancel, upon notice, at any time. ILM receives lease payments from Lease I and does not consolidate the revenues and expenses of the operations in its financial statements. As a basis for the projected financial statements of the ILM C-corporation, ILM combined the actual financial statements for the three months ended May 31, 1999 of ILM

I and the draft financial statements for the three months ended May 31, 1999 of Lease I and made the following adjustments:

         o ILM eliminated the rental and other income revenues from ILM and the master lease rent expense from Lease I (i.e., the lease payment paid from Lease I to ILM);

         o ILM decreased the general and administrative expense to be the sum of
           (a) 5% of the total rental and other income of Lease I plus
           (b) $400,000 per year for public company expenses (the resulting general and administrative expense was management's projection for the stabilized portfolio on a going-concern basis); and

         o ILM increased the aggregate state and federal tax rate to 40%.

     By analyzing ILM on a C-corporation basis, Cohen & Steers was then able to compare the portfolio of assets in ILM to other publicly traded assisted living companies and perform the various financial analyses using the accepted methodologies described herein.

     To compare the finite-life portfolio of assets of ILM to other publicly traded healthcare REIT companies and perform some of the financial analyses using the valuation techniques described herein, Cohen & Steers also reviewed at ILM's request certain information reflecting ILM as a going-concern REIT. To enable Cohen & Steers to do so, ILM made the following adjustment to its financial statements for the three months ended May 31, 1999:

         o ILM decreased the general and administrative expense to 7.7% of rental revenues, which management believed was necessary to reflect a stabilized REIT portfolio on a going-concern basis.

     By analyzing ILM as a going-concern REIT, Cohen & Steers was able to compare the portfolio of assets in ILM to other publicly traded healthcare REIT companies and perform various financial analyses using the accepted methodologies described herein.

     In arriving at the Cohen & Steers Opinion, Cohen & Steers:

         o reviewed a draft of the amended and restated merger agreement dated October 4, 1999, and assumed that the draft of the merger agreement which Cohen & Steers reviewed would conform in all material respects to the merger agreement as executed and delivered (such draft did, in fact, conform in all material respects to the definitive merger agreement as executed and delivered by ILM, Capital and Capital Acquisition on October 19, 1999);

         o reviewed certain publicly available financial statements and other information of ILM and Lease I;

         o reviewed historical financial information of ILM on a C-corporation basis prepared by ILM, and certain projected information for ILM on a C-corporation basis prepared by ILM for the calendar years ending December 31, 1999 through December 31, 2002;

         o visited certain communities of ILM and held discussions with ILM regarding its business, operations and prospects;

         o performed various financial analyses, as Cohen & Steers deemed appropriate, using certain valuation techniques, including:

              o the application of the public trading multiples of assisted living companies which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM on a C-corporation basis;

              o the application of the multiples reflected in recently reported assisted living public mergers and acquisitions for businesses which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM on a C-corporation basis;

              o a discounted projected cash flow analysis of ILM on a
                C-corporation basis;


              o an analysis with respect to liquidation of ILM's portfolio assets as a financial alternative to the merger; and



              o the application of the public trading multiples of health care
                REITs which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM as a going-concern REIT.


     In its review and analysis and in formulating its opinion, Cohen & Steers:

         o assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by ILM or obtained by Cohen & Steers from other sources, and upon the assurance of ILM that it was not aware of any information or facts that would make the information provided to Cohen & Steers materially incomplete or misleading;

         o did not attempt to independently verify any of such information;

         o did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ILM or Capital, nor was Cohen & Steers furnished with any such appraisals;

         o with respect to the financial and operating projections of ILM reviewed by Cohen & Steers, Cohen & Steers assumed that they were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to ILM's anticipated future financial condition and operating results;


               o The financial and operational projections made by ILM are quantified as follows:



                                                                             FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                                                                         ------------------------------------------------
                     (IN THOUSANDS)                                        1999         2000         2001         2002
                                                                         ---------    ---------    ---------    ---------
                  Revenues............................................   $20,269.7    $21,037.9    $21,835.4    $22,663.5
                  EBITDAR.............................................     8,728.0      9,146.7      9,583.8     10,040.0
                  Margin..............................................        43.1%        43.5%        43.9%        44.3%
                  Net Income..........................................     4,283.6      4,521.7      4,770.5      5,030.4
                  Margin..............................................        21.1%        21.5%        21.8%        22.2%

         o expressed no opinion with respect to such projected financial statements.

     Cohen & Steers' opinion was necessarily based upon financial, economic, market and other conditions as they existed and that could be evaluated by Cohen & Steers on the date of its opinion. Cohen & Steers disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion unless specifically requested by ILM to do so pursuant to an agreement with ILM.

     Cohen & Steers' opinion does not constitute a recommendation as to any action any shareholder of ILM should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold ILM's common stock or take or refrain from taking any other action, and should not be relied upon as such. Although Cohen & Steers discussed, at ILM's request, strategic financial alternatives, it expressed no opinion or recommendation with respect to the desirability of pursuing any such alternatives.

     In rendering its opinion, Cohen & Steers was not engaged as an agent or fiduciary of ILM's shareholders or of any other third party. Cohen & Steers' opinion related solely to the fairness, from a financial point of view, of the $12.90 per share in cash to be received by the holders of ILM common stock in the merger. Cohen & Steers expressed no opinion as to the structure, terms or effects of any other aspect of the transactions contemplated by, or provisions of, the merger agreement or any of the agreements or instruments delivered pursuant thereto.

     The following is a summary of all of the material financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein.

     Selected Comparable Public Assisted Living Companies Analysis.   Cohen &
Steers compared selected projected financial and operating data of ILM on a C-corporation basis to the corresponding data of a group of publicly traded companies that it deemed to be reasonably comparable to ILM on such basis. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These six companies (the "ILM Comparable Companies") consisted of:

         o Alterra Healthcare Corporation;

         o American Retirement Corporation;

         o Brookdale Living Communities, Inc.;

         o Capital Senior Living Corporation;

         o CareMatrix Corporation; and

         o Sunrise Assisted Living, Inc.

     Cohen & Steers calculated multiples of Adjusted Enterprise Value (defined as market value of equity plus the sum of total debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds), to latest quarter annualized ("LQA") revenues and LQA earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR"). Cohen & Steers also calculated multiples of the market value of equity to LQA earnings per share ("EPS"), projected calendar year 1998 EPS, projected calendar year 1999 EPS and projected calendar year 2000 EPS, based on information provided by a variety of sources, including published consensus street analyst earnings estimates and reports and information published by First Call (an on-line data service which compiles estimates developed by research analysts).

     The following table sets forth the implied mean values per share of ILM common stock based upon the foregoing analysis:

                                                                                    DISCOUNT/
                                                                          IMPLIED   (PREMIUM)   IMPLIED   DISCOUNT/
                                                        COMPARABLE         MEAN        TO       MEDIAN    (PREMIUM)
                                                         MULTIPLES        VALUES     MERGER      VALUE    TO MERGER
ADJUSTED ENTERPRISE                                 -------------------     PER     CONSID-       PER     CONSID-
VALUE MULTIPLES                                       MEAN      MEDIAN     SHARE    ERATION      SHARE    ERATION
-------------------------------------------------   --------   --------   -------   ---------   -------   ---------
Resident Capacity................................   $100,500   $102,900   $14.59     $ (1.69)   $14.94     $ (2.04)
LQA Revenues.....................................        3.4x       3.5x  $ 8.89     $  4.01    $ 9.16     $  3.74
LQA EBITDAR......................................        8.7x      10.0x  $ 8.71     $  4.19    $10.03     $  2.87


MARKET VALUE OF
EQUITY MULTIPLES
-------------------------------------------------
LQA EPS..........................................       11.4x      11.2x  $ 5.14     $  7.76    $ 5.05     $  7.85
Projected 1999 EPS...............................       10.7x      10.1x  $ 6.09     $  6.81    $ 5.75     $  7.15
Projected 2000 EPS...............................        7.9x       7.6x  $ 4.75     $  8.15    $ 4.57     $  8.33

     In arriving at its opinion, Cohen & Steers noted the following: $12.90 per share to be paid in the merger to ILM's shareholders exceeds the implied mean and median values per share based on multiples of LQA Revenues, LQA EBITDAR, LQA EPS, Projected 1999 EPS and Projected 2000 EPS. The implied mean and median value per share based on Resident Capacity exceeds the $12.90 per share. The range of implied mean equity values per ILM share derived from this analysis ranged from a high of $14.59 to a low of $4.75 with a mean of $8.03 and a median of $7.40 compared with the $12.90 per share. The range of Implied Median Equity Values per ILM Share derived from this calculation ranged from a high of $14.94 to a low of $4.57 with a mean of $8.25 and median of $7.46 compared with the $12.90 to be paid in the merger to ILM's shareholders.

     Comparable Transactions Analysis.   Cohen & Steers considered the terms, to
the extent publicly available, of selected cash transactions that it deemed reasonably comparable to the merger (the "Comparable ILM Transactions") and sought to compare the $12.90 per share to be paid by Capital with the consideration involved in such transactions. The seven Comparable ILM Transactions and their pertinent dates were as follows:

         o the Sunrise Assisted Living, Inc. acquisition of senior living assets of Constellation Health Services, Inc. (announced in August 1999);

         o the acquisition of select assisted living assets of Manor Care, Inc. by Alterra Healthcare Corporation (completed in July 1999);

         o the acquisition by Lazard Freres Real Estate LLC of Atria Communities, Inc. (completed in September 1999);

         o the acquisition by Lazard Freres Real Estate LLC of Kapson Senior Quarters Corp. (completed in April 1998);

         o the acquisition by Lazard Freres Real Estate LLC of a controlling stake in ARV Assisted Living, Inc. (completed in December 1997);

         o The Whitehall Group's acquisition of Integrated Living Communities, Inc. (completed in July 1997); and

         o Host Marriott Corporation's acquisition of certain Forum Group retirement assets from Marriott International, Inc. (completed in June 1997).

     In considering the preceding transactions, and taking into account the start-up nature of the industry, Cohen & Steers determined that with the exception of per bed values there is a significant lack of meaningful multiples based on comparable transactions. To calculate operating per bed values, Cohen & Steers calculated multiples of Adjusted Transaction Value (defined as equity value of the transaction plus the sum of total assumed debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds). The mean and median operating bed values were $93,400 and $76,600, respectively, implying a value of $13.55 per share and $11.09 per share, respectively, for ILM based upon the mean and median of the values for the companies implied in the Comparable ILM Transactions.

     In arriving at its opinion, Cohen & Steers noted that the implied mean value per share based on per bed values of Comparable ILM Transactions exceeds the $12.90 per share of merger consideration. However, such amount exceeds the implied median value per share based on per bed values of Comparable ILM Transactions. Cohen & Steers also reviewed recent mergers and acquisitions in the long-term care industry, but due to the significant valuation differences between long-term care and assisted living companies, Cohen & Steers did not consider the results of this analysis to be meaningful.

     Discounted Cash Flow Analysis.   Cohen & Steers performed discounted cash
flow analyses of the projected free cash flows of ILM on a C-corporation basis for the calendar years 1999 through 2003 based on projections prepared by management for the existing portfolio of assets and modest expansion assumptions.


     Modest expansion assumptions included adding 300 additional units to four existing ILM residences. Total project costs were assumed to be $27.7 million. Cohen & Steers' expansion assumptions are as follows:



                                                             FOR THE TWELVE MONTHS ENDED
                                                                     DECEMBER 31,
                                                        -------------------------------------
(US$ IN THOUSANDS)                                      1999     2000       2001       2002
                                                        ----   --------   --------   --------
Additional EBITDAR
ILM Expansion.........................................  $0.0   $1,123.0   $2,749.0   $3,442.0


     Free cash flows are defined as after-tax earnings before interest and taxes ("EBIAT"), plus depreciation and amortization, less capital expenditures and an estimated change in working capital.

     The discounted cash flow analyses of ILM were determined by:

         o adding:

           -- the present value of the projected free cash flows of ILM for its portfolio of senior living communities over the five-year period from 1999 to 2003; and

           -- the present value of the estimated terminal value of the business at the end of 2003;


         o and subtracting therefrom the current net debt outstanding of ILM.

     The range of estimated terminal values at the end of the five-year period was calculated by applying terminal multiples ranging from 8.0x to 10.0x to the projected calendar year 2003 earnings before interest, taxes, depreciation and amortization ("EBITDA"). The range of terminal multiples was based on the current EBITDA multiples of the ILM Comparable Companies discounted for the future. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 14.0%, a range representative of the weighted average cost of capital for the ILM Comparable Companies. Based on such terminal value multiples and discount rates, the derived mean and median equity value for ILM was approximately $10.86 and $10.84, respectively. The merger consideration exceeds both the implied mean and median equity value per share based on the discounted cash flow analysis per share.

     Liquidation Valuation Analysis.   Cohen & Steers performed a liquidation
valuation analysis with respect to the current cash flows of the residences of the ILM portfolio for the three months ended May 31, 1999 annualized. Resident level current cash flows are defined as EBITDA, less existing management fees.

     The liquidation values of ILM were determined by:

         o dividing:

           -- the resident level current cash flows of ILM for the three months ended May 31, 1999 annualized; by

           -- capitalization rates ranging from 10.0% to 12.5%

         o and subtracting therefrom the current net debt outstanding of ILM.


     The range of capitalization rates is based on the current capitalization rates being paid by purchasers of individual senior and assisted living residences and these capitalization rates would be representative of the value of the ILM portfolio if it were liquidated in an asset sale today. Based on the liquidation analysis, the derived mean and median equity values per share for ILM were $10.45. In arriving at its opinion, Cohen & Steers noted that the $12.90 per share to be paid in the merger to ILM's shareholders exceeds both the implied mean and median equity value per share based on the liquidation valuation analysis per share.


     Selected Comparable Public Healthcare REIT Companies Analysis.   Because of
ILM's REIT structure, Cohen & Steers compared selected projected financial and operating data of ILM as a going concern REIT to the corresponding data of a group of publicly traded healthcare REITs (the "ILM Comparable REIT Companies") which Cohen & Steers reasonably deemed comparable to ILM. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These nine companies consisted of:

         o Health Care REIT, Inc.;

         o Health Care Property Investors, Inc.;

         o Healthcare Realty Trust, Inc.;

         o LTC Properties, Inc.;

         o National Health Investors, Inc.;

         o Nationwide Health Properties, Inc.;

         o National Health Realty, Inc.;

         o Omega Health Investors, Inc.; and

         o Universal Health Realty Income Trust

     Cohen & Steers calculated multiples of Enterprise Value (defined as market value of equity plus total debt, less cash and cash equivalents) to LQA revenues and LQA EBITDA. Cohen & Steers also calculated multiples of the market value of equity to LQA funds from operations ("FFO").

     The following table sets forth the implied mean values per share of ILM common stock based upon the foregoing analysis:

                                                                                 DISCOUNT/
                                                                       IMPLIED   (PREMIUM)   IMPLIED   DISCOUNT/
                                                        COMPARABLE      MEAN        TO       MEDIAN    (PREMIUM)
                                                         MULTIPLES     VALUES     MERGER      VALUE    TO MERGER
                     ENTERPRISE                        -------------     PER     CONSID-       PER     CONSID-
                  VALUE MULTIPLES                      MEAN   MEDIAN    SHARE    ERATION      SHARE    ERATION
----------------------------------------------------   ----   ------   -------   ---------   -------   ---------
LQA Revenues........................................   8.5x     8.7x   $ 8.40     $  4.50    $ 8.60     $  4.30
LQA EBITDAR.........................................   10.4x    9.4x   $ 9.49     $  3.41    $ 8.56     $  4.34


                  MARKET VALUE OF
                  EQUITY MULTIPLES
----------------------------------------------------
LQA FFO.............................................   6.7x     7.1x   $ 6.23     $  6.67    $ 6.61     $  6.29

     The range of implied mean equity values per ILM share derived from this analysis ranged from a high of $9.49 to a low of $6.23, with a mean of $8.04 and a median of $8.40. The range of implied median equity value per ILM share derived from the analysis ranged from a high of $8.60 to a low of $6.61, with a mean of $7.93 and a median of $8.56. In arriving at its opinion, Cohen & Steers noted that the $12.90 per share to be paid in the merger to ILM's shareholders exceeds the implied mean and median values per share based on all factors in this analysis.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $12.90 per share to be paid in cash in the merger to ILM's shareholders was fair to such holders, from a financial point of view. Cohen & Steers' analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers' opinion.

     In performing its analyses, Cohen & Steers assumed the political, economic, regulatory, monetary and U.S. capital market conditions affecting the assisted living industry would remain generally stable.


     Any estimates contained in Cohen & Steers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     Cohen & Steers is a an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

         o mergers;

         o acquisitions;

         o private placements; and

         o valuations for corporate and other purposes.

     The extensive experience of Cohen & Steers' investment bankers in providing corporate finance and financial advisory services to companies in the senior housing and assisted living industry was a significant factor in decision of ILM's Board to select Cohen & Steers to be its financial advisor in connection with the merger.

     Cohen & Steers has performed on-going financial advisory services for ILM and ILM II and has received fees for such services. In the ordinary course of business, Cohen & Steers and its affiliates may actively trade the securities of Capital for the accounts of their clients and, accordingly, may at any time hold a long or short position in such securities.


     To date, ILM and ILM II have paid to Cohen & Steers aggregate fees of $250,000 for Cohen & Steers' opinion and a similar opinion addressed to the Board of Directors of ILM II. ILM and ILM II have agreed to pay Cohen & Steers an additional $900,000 fee, if the merger and the ILM II merger are completed. ILM and ILM II have also agreed to reimburse Cohen & Steers against certain expenses and liabilities in connection with its engagement. The fee for Cohen & Steers' opinion was not conditioned upon the conclusion reached by Cohen & Steers as to the fairness of the merger consideration, nor upon the ultimate consummation of the merger or the ILM II merger. Except as expressly set forth above, no limitation was imposed by ILM on the nature or scope of, or methodologies and procedures used in, Cohen & Steers' financial analysis.


PLANS AND PROPOSALS OF ILM AND CAPITAL


     Upon the occurrence of the merger, ILM will be merged into Capital Acquisition and, pursuant to applicable law, ILM's separate corporate existence will terminate. Consequently, ILM's common stock will become eligible for termination of registration under the Exchange Act and ILM no longer will be subject to the periodic reporting requirements of the Exchange Act.


     Capital has advised ILM that it presently has no plans or proposals that relate to or which would impact ILM's or its subsidiary's assets, extraordinary or otherwise, involving a merger, reorganization, liquidation or sale of assets. Capital does however intend, from time to time, to evaluate and review the former assets of ILM and its subsidiary and make such changes as are then deemed appropriate.

PRESENT INTENTIONS AND RECOMMENDATIONS OF CERTAIN PERSONS WITH REGARD TO THE MERGER

     No executive officer or director of ILM or Capital owns shares of ILM's common stock. Accordingly, no such person has any present intentions with respect to the ownership or voting of such stock.

     Except to the extent a recommendation is made in a person's capacity as a director of ILM's or Capital's board, no executive officer of ILM or Capital has made any recommendation with respect to the adoption of the merger agreement and consummation of the transactions contemplated thereby.

CONDUCT OF ILM'S BUSINESS IF THE MERGER IS NOT COMPLETED


     If the merger is not completed, ILM intends to continue to operate its business substantially in the manner it is operated today and, from time to time, it will evaluate and review ILM's business, operations, properties, management and other personnel, corporate structure, dividend policy and capitalization, and make such changes as are deemed appropriate and to continue to explore strategic financial alternatives to maximize shareholder value. In addition, if the merger is not completed but the ILM II Merger is completed, ILM will be obligated to sell its interest in the Santa Barbara facility to ILM II.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     When considering the recommendations of ILM's Board, you should be aware that the directors of ILM will be members of a newly created advisory board of Capital after the merger, for which they will receive customary fees. The directors of ILM also receive the benefit of the indemnification provisions of the merger agreement and Capital is required to obtain directors' and officers' liability insurance for current ILM directors as described below. The ILM directors are currently indemnified by ILM and are covered by directors' and officers' insurance paid for by ILM.



     Pursuant to the merger agreement, all rights to indemnification existing in favor of the present or former directors, officers and employees of ILM or any of their respective subsidiaries as provided in applicable articles of incorporation, bylaws or indemnification agreements with respect to matters occurring prior to the effective time of the merger will survive and continue for a period of not less than the statutes of limitations applicable to such matters, and Capital will comply fully with its obligations thereunder.



     In addition, pursuant to the merger agreement, Capital will maintain in full force and effect, for a seven-year period of time commencing on the effective time of the merger, officers' and directors' liability insurance and fiduciary liability insurance on terms no less advantageous to the indemnified parties than insurance existing prior to the effective time of the merger. Capital is also required to indemnify and hold harmless, and will advance expenses, to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary or agent of ILM or its subsidiaries against any costs, expenses, amounts paid in settlement or other liabilities in connection with any claims relating to the merger.


     In consideration for their services during the course of calendar year 1999, Jeffry R. Dwyer received $20,500, Carl J. Schramm received $19,500 and J. William Sharman, Jr. received $35,500 for participating in special ILM Board meetings. In addition, each current ILM Board member, in consideration for his service on Capital's advisory board, will receive a $7,000 annual retainer fee and a $200 fee for each advisory board meeting attended as well as the right to participate in the same stock options and similar programs offered by Capital to its directors.


     The ILM Board and the ILM II Board are comprised of the same directors and each of the ILM Board, the Lease I Board and the Lease II Board have a majority of the same directors. The interest of ILM's shareholders may be different from or in addition to the interest of the shareholders of ILM II, Lease I and Lease II. Accordingly, the directors of ILM may have potential or actual conflicts of interest in connection with the merger.

     No pension, profit sharing or similar plan of ILM or Capital or their respective subsidiaries, beneficially owns any of ILM's common stock, and no such entity has, within the past 60 days of the date this proxy statement was filed in definitive form with the SEC, entered into any transaction relating to ILM's common stock.

     As of the date of this proxy statement, neither the officers or directors of ILM nor the officers or directors of Capital own any shares of the issued and outstanding ILM common stock or any stock options to acquire such stock.

     As of the date of this proxy statement, ILM is not aware of any ILM shareholder who beneficially owns 5% or more of ILM's common stock.


     For a list of the directors and executive officers of ILM and Capital, see "Directors and Executive Officers."


NO INDEPENDENT COMMITTEE

     The terms of the merger were negotiated by the entire ILM Board. An independent committee consisting only of non-employee directors was not established to represent ILM's shareholders. If such a committee did negotiate the terms of the merger, the terms may have been different.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE IMPORTANT PROVISIONS OF THE MERGER AGREEMENT WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. ALL HOLDERS OF ILM COMMON STOCK ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

   The Merger

     The merger agreement provides that, upon satisfaction or waiver, to the extent permitted by law, of its terms and conditions, including approval of the merger agreement by the holders of at least 66 2/3% of the outstanding ILM common stock, ILM will be merged with Capital Acquisition, and Capital Acquisition will be the surviving entity in the merger. At the effective time of the merger, the Certificate of Formation of Capital Acquisition in effect immediately prior to such time will become the Certificate of Formation of the surviving entity, and the Operating Agreement of Capital Acquisition in effect immediately prior to such time will become the Operating Agreement of the surviving entity, in each case until such documents are amended or restated. (Sections 1.1, 1.3 and 1.4 of the merger agreement).

   Effective Time

     The merger agreement provides that, the merger will become effective following the filing of the Articles of Merger and Certificate of Merger with the Secretary of State of the State of Delaware and with the Secretary of the Commonwealth of Virginia, respectively. (Section 1.1 of the merger agreement).

   Conversion of Shares

     At the effective time of the merger, each share of ILM common stock outstanding immediately prior to the effective time (other than shares held by Capital, Capital Acquisition or any other subsidiary of Capital or of ILM) will, by virtue of the merger and without any action on the part of any holder thereof, be converted into the right to receive $12.90 in cash. No interest will be paid on such amount. At the effective time of the merger, each share of ILM common stock owned by Capital, Capital Acquisition or any 100% subsidiary of Capital immediately prior to the effective time of the merger will be canceled, retired and cease to exist, and no payment will be made with respect to such shares. (Section 2.1 of the merger agreement).

   Exchange of Certificates

     As soon as possible after the effective time of the merger, each holder of record of a certificate (or certificates) which, immediately prior to the effective time of the merger, represented outstanding shares of ILM common stock, will receive: (i) a letter of transmittal and (ii) instructions to effect the surrender of the shares of ILM common stock in exchange for $12.90 per share in cash (less any applicable withholding taxes). No interest will be paid on that amount.

     Upon surrender of shares of ILM common stock for cancellation or a validly executed notice of guaranteed delivery of those shares to the exchange agent or to such other agent or agents as may be appointed by Capital, together with such letter of transmittal, duly executed, and any other required documents, the holder of such shares of ILM common stock will receive $12.90 per share in cash (less any applicable withholding taxes). Upon surrender, the shares of ILM common stock will be canceled. No dividends or other distributions with respect to ILM common stock declared or made after the effective time of the merger with a record date after such effective time will be paid to the holder of any unsurrendered shares of ILM common stock and from and after the effective time of the merger the ILM common stock will represent only the right to receive $12.90 per share in cash. (Section 2.2 and 2.3 of the merger agreement).

   Representations and Warranties

     Representations and Warranties of ILM.   The merger agreement contains
representations and warranties of ILM, the material ones of which relate to:

     o ILM's proper organization, qualification, good standing and other corporate organizational matters;

     o ILM's capital structure, and the number of its authorized and outstanding shares of ILM common stock;

     o ILM's compliance with applicable laws and its possession of all permits, licenses, variances, exemptions, orders, authorizations and approvals of public and governmental authorities which are material to the operation of its business;

     o the absence of any agreements or laws conflicting with the merger or any of the transactions contemplated by the merger agreement;

     o the absence of any judgment or pending or threatened lawsuit or proceeding which, if determined adversely, would have a significant negative effect on ILM;

     o the valid title of ILM to all assets which are material to its business, free and clear of liens or conflicting ownership rights;

     o ILM's compliance with applicable environmental laws;

     o maintenance of proper accounting controls and accurate books and records by ILM;

     o the absence of any significant negative change or event relating to the business, properties and condition of ILM, its capital stock, or its accounting principles, practices or methods;

     o the absence of anti-takeover or similar laws applicable to ILM or the merger;

     o the absence of any untrue statements of a significant fact or any omission of a significant fact relating to the representations and warranties of ILM in the merger agreement; and

     o other representations and warranties relating to due authorization of the merger and the merger agreement by ILM and the validity and enforceability thereof.

       (Section 3.1 of the merger agreement).

     Representations and Warranties of Capital and Capital Acquisition.   The
merger agreement contains representations and warranties of Capital and Capital Acquisition, the material ones of which relate to:

     o their proper organization, qualification, good standing and other corporate organizational matters;

     o Capital Acquisition's membership interests;

     o the conduct of the businesses of Capital and Capital Acquisition are not conducted in violation of any applicable laws where it is foreseeable that such violation may prevent or materially impair Capital's completion of the merger;

     o the absence of any pending or threatened lawsuit or proceeding which, if determined adversely, would prevent or materially impair Capital's completion of the merger;

     o Capital's 100% ownership of Capital Acquisition;


     o Capital's receipt of Lehman's "highly confident" letter dated October 18, 1999 regarding Lehman Brothers' ability to arrange the necessary cash financing for the merger;


     o the absence of any untrue statements of a material fact or any omission of a material fact relating to the representations and warranties made by Capital and Capital Acquisition in the merger agreement; and

     o other representations and warranties relating to due authorization of the merger and the merger agreement by Capital and Capital Acquisition, and the validity and enforceability thereof.
       (Section 3.2 of the merger agreement).

   Conduct of ILM's Business Prior to the Merger

     ILM has agreed that prior to the effective time of the merger, it will and will cause Holding I to conduct its businesses in the ordinary course of business, consistent with past practice, and will use reasonable efforts to preserve the current business organization, keep available the services of current officers and key employees, and maintain existing relationships with those having significant business relationships with ILM and Holding I, in each case in all significant respects; provided that ILM and Holding I must conduct their respective businesses substantially in accordance with the operating and capital budgets approved by ILM's Board. In addition, ILM has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless Capital otherwise consents in writing, ILM will not, and will cause each of its subsidiaries not to:

     o declare or pay any dividends or other distributions, whether consisting of cash, stock or other property, on or in respect of its capital stock, other than ordinary cash dividends not in excess of 8.5% of the original issue price per share of ILM's common stock in any calendar year--subject to ILM's reasonable best efforts to maintain reserves consistent with past practices and as required to preserve and maintain ILM's status as a REIT until the effectiveness of the merger;

     o redeem, repurchase or acquire any securities, including ILM's common stock;

     o split, combine or reclassify or issue or authorize the issuance of any other securities in lieu of or in substitution for any shares of ILM's capital stock;

     o complete any acquisition of assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, or enter into a significant contract or grant any or relinquish any significant contract rights, other than in the ordinary course of business;

     o other than the existing loan agreement with Fleet Bank dated September 26, 1998, incur, become responsible for or guarantee any indebtedness for borrowed money;

     o become responsible for or guarantee the obligations of any other person other than 100% owned subsidiaries of ILM, except in the ordinary course of business consistent with past practice;

     o issue, deliver or sell any shares of its capital stock, any voting debt, securities, or any securities convertible into or exchangeable or exercisable for any shares of ILM's capital stock or voting debt securities;

     o sell or dispose of its or Holding I's material assets; or

     o take any action that would be likely to result in any of its representations or warranties set forth in the merger agreement being untrue or any conditions set forth in the merger agreement not being satisfied.

       (Section 4.1 of the merger agreement).

   Conduct of Capital's Business Prior to the Merger

     Capital has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless ILM otherwise consents in writing, Capital will not and will cause each of its subsidiaries not to take any action that would be likely to result in any of its representations or warranties in the merger agreement being untrue or any of the conditions to the merger not being met.
     (Section 4.1 of the merger agreement).

   Conditions to Completing the Merger


     The obligations of ILM, Capital and Capital Acquisition to complete the merger are subject to satisfaction or waiver (if waivable under applicable law as set forth below), at or prior to the effective time of the merger, of the following conditions:


     o approval of the merger agreement by the holders of at least 66 2/3% of the outstanding ILM common stock;

     o receipt of all authorizations, consents, and approvals from any governmental authorities, the failure of which is material to ILM or Capital;

     o filing in definitive form with the SEC of this proxy statement and the
       Schedule 13E-3 Transaction Statement and there not being any stop order or similar proceeding in effect;

     o absence of any governmental or court order preventing or delaying completion of the merger;


     o redemption at the stated value of the outstanding shares of Holding I preferred stock (which is waiveable by Capital); and

     o inapplicability of state takeover laws.
     (Section 6.1 of the merger agreement).

     Additionally, the obligation of ILM to complete the merger, is subject to the satisfaction or waiver (if waivable under applicable law), at or prior to the effective time of the merger, of the following conditions:


     o the accuracy of Capital's representations and warranties (which is waiveable by ILM);



     o receipt by Capital of funds in an amount sufficient to pay the aggregate merger consideration to all ILM shareholders;



     o receipt by Capital of all consents or approvals that are necessary to permit Capital to become the owner of ILM after the merger, except for those consents which in the reasonable opinion of ILM, would not have a material adverse effect on Capital or materially affect completion of the merger (which is waiveable by ILM); and



     o performance by Capital and Capital Acquisition of their obligations under the merger agreement (which is waiveable by ILM).


       (Section 6.3 of the merger agreement).

     Additionally, the obligation of Capital and Capital Acquisition to complete the merger is subject to satisfaction or waiver (if waivable under applicable law) at or prior to the effective time of the merger, of the following conditions:


     o the accuracy of ILM's representations and warranties (which is waiveable by Capital);



     o the performance by ILM of its obligations under the merger agreement (which is waiveable by Capital);



     o receipt by ILM of all consents necessary to allow Capital to acquire all contractual rights, interests and obligations of ILM, except for those which if not obtained would not have or be likely to have a significant negative effect on ILM or, which would prevent or delay completion of the merger (which is waiveable by Capital); and



     o receipt by Capital of evidence that ILM is not a "foreign person" for United States income tax purposes and that ILM is a domestically controlled REIT for United States income tax purposes (which is waiveable by Capital).


       (Section 6.2 of the merger agreement).

   No Solicitation of Alternative Transactions

     ILM has agreed to use its best efforts to cause its subsidiaries, affiliates, employees, agents and representatives not to knowingly initiate, solicit or encourage, directly or indirectly, any discussions or negotiations with any third party or disclose any material non-public information about ILM in connection with an acquisition proposal of 20% or more of the consolidated assets of ILM or 20% or more of any class or series of equity securities of ILM or any of its subsidiaries, any tender offer or exchange offer which, if consummated, would result in any person owning 20% or more of any class or series of equity securities of ILM or any of its subsidiaries, or any merger, consolidation, business combination, sale or other transfer of assets, recapitalization, exchange, liquidation, dissolution, divestiture, reorganization or other extraordinary corporate transaction involving ILM or any of its subsidiaries.

     However, if ILM's Board determines with the advice of counsel that it is required to do so in the exercise of its fiduciary duties to ILM or its shareholders, the ILM Board may respond to, or engage in discussions with respect to, a written offer for those acquisition proposals referred to above if certain criteria are met; and provided further, that ILM or the ILM Board may take and disclose to the shareholders of ILM a position with respect to any acquisition proposal referred to above that, in the judgment of the ILM Board, as determined in good faith by the Board based upon the advice of counsel, is required by applicable law. ILM has also agreed to promptly communicate to Capital the terms of any such acquisition proposal that it receives and to keep Capital informed as to the status of any such matters. (Section 4.1(e) of the merger agreement).

   Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

     o by mutual written consent of ILM and Capital;

     o by either Capital or ILM if:

         o any injunction or other court or governmental order prevents the completion of the merger;

         o ILM's shareholders do not approve the merger agreement by September 29, 2000; and

         o the merger is not completed by September 30, 2000.

     o by Capital if:

         o the ILM Board withdraws or modifies in a manner unfavorable to Capital its recommendation to ILM's shareholders of the merger or the merger agreement.

         o ILM approves or recommends an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

         o ILM shall have entered into a definitive agreement regarding an acquisition proposal;

         o there has been or there is likely to be one or more events likely to have a significant negative impact on ILM's business, operations or its financial condition; and

         o ILM is in material breach of any representation, warranty, or covenant in the merger agreement which ILM has not cured after its receipt of notice of such breach.

     o by ILM if:

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

         o ILM enters into an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger; provided the failure to do so is determined by ILM's Board to be a violation by it of applicable law, ILM pays Capital a termination fee and ILM gives Capital proper notice;

         o Capital is in material breach of any representation, warranty, or covenant in the merger agreement, which Capital has not cured after its receipt of notice of such breach;

         o the merger is not completed by Capital after all of Capital's conditions to completing the merger have either been satisfied or waived, provided that ILM is not then in material breach of any of its representations, warranties or agreements; and

         o there has been or there is likely to be one or more events likely to have a significant negative impact on Capital's business, its operations or its financial condition.

   Termination Fees; Reimbursement of Expenses

     ILM must pay Capital a termination fee of $3,835,600, and reimburse Capital's out-of-pocket expenses incurred and paid for by or on behalf of Capital in connection with the merger agreement and the related transactions, provided such expenses do not exceed $2.0 million, if Capital or Capital Acquisition terminates the merger agreement because ILM's Board withdraws, modifies or changes (in a manner adverse to Capital) its recommendation of the merger to ILM's shareholders, recommends to ILM's shareholders a transaction involving the sale of ILM to a third party on terms financially to the merger, or enters into such agreement for a superior transaction.

     Under the merger agreement, a proposed transaction will be deemed to be superior if there is a written proposal to acquire, directly or indirectly (whether in a single transaction or series of related transactions), for consideration consisting of cash, securities and/or other property, 50% or more of ILM's common stock then outstanding or 50% or more of the consolidated assets of ILM, upon terms and subject to conditions which ILM's Board of Directors determines in its good faith judgment (based upon the advice of an investment banking firm of nationally recognized reputation), to be more favorable from a financial point of view to the holders of ILM's common stock than the merger, and in respect of which external financing, if required to be obtained by the acquiring person or entity, either then is fully committed (pursuant to a customary commitment letter) or, in the good faith judgment of ILM's Board of Directors (based upon the advice of said investment banking firm), obtainable by the acquiring person or entity based upon the creditworthiness of such person or entity.

     In the event the merger agreement is terminated by Capital upon ILM's material breach of the non-solicitation (or so-called "no-shop") provisions of the merger agreement, and within 16 months after such termination an acquisition with a third party is consummated, then ILM shall pay to Capital a $3,835,600 termination fee, together with Capital's out of pocket expenses, to the extent they do not exceed $2.0 million.

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

     Provided all of Capital's closing conditions have either been satisfied or waived, ILM is not in material breach of the merger agreement and neither ILM nor Capital has terminated the merger agreement because of a material adverse change with respect to the other, and Capital fails to consummate the merger and the transactions contemplated by the merger agreement, Capital is obligated to pay ILM a termination fee of $850,000.

     Such termination fees and out-of-pocket expenses are payable to Capital by ILM only if the merger agreement is terminated by either ILM or Capital upon ILM's failure to obtain the requisite shareholder approval of the merger on or before September 29, 2000 and neither Capital nor Capital Acquisition is in material breach of any of its representations, warranties or agreements under the merger agreement.

     Neither Capital nor ILM is entitled to payment of any termination fees as described above, or in the case of Capital, reimbursement of expenses, if they violate the merger agreement or if any of their representations or warranties are inaccurate.

     The cost of printing and mailing this document will be borne equally by ILM and Capital. (Sections 4.1(e), 5.6 and 7.1 of the merger agreement).

PROXY STATEMENT; THE SPECIAL MEETING

     ILM has agreed to duly notice and convene as promptly as practicable a special meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and the merger (and the transactions contemplated by the merger agreement and the merger). ILM (through the ILM Board), has agreed to recommend to ILM shareholders the approval of the merger agreement and the merger; and use its best efforts to solicit and, if necessary, resolicit the vote of the holders of not less than 66-2/3% of the outstanding ILM common stock in favor of approval of the merger agreement (including, if necessary, adjourning or postponing, and subsequently reconvening, the special meeting for the purpose of obtaining such votes and engaging proxy solicitation professionals); provided, however, that ILM's Board may, with respect to a third party proposal, withdraw, modify or change such recommendation if failure to take such action would be contrary to their fiduciary obligations as board members under the law.

ACCOUNTING TREATMENT

     The merger will be treated for accounting purposes in accordance with the rules for purchase accounting. Accordingly, the assets and liabilities of ILM will be recorded on Capital's books at their estimated fair market values with the remaining purchase price reflected as goodwill.

SIMULTANEOUS ILM II MERGER


     Simultaneously with entering into the merger agreement, ILM II entered into an amended and restated agreement and plan of merger with Capital and Capital Acquisition providing for the merger of ILM II into Capital Acquisition, for an aggregate merger consideration of $74,982,000 payable in cash. Consummation of the ILM II merger is not a condition to consummation of the ILM and Capital merger. The ILM II merger has been structured substantially similar to the merger of ILM with Capital. If the ILM II merger is consummated, but the ILM and Capital merger is not consummated, ILM has agreed to


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

cause ILM Holding to transfer its 25% interest in the Villa Santa Barbara property to ILM II (or one of its wholly owned subsidiaries) at the fair market value of such property. ILM II has made the reciprocal agreement (with respect to its 75% interest in such property) in its merger agreement with Capital and Capital Acquisition.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES
                                 OF THE MERGER


     The following is a summary of the material United States federal income tax consequences to ILM shareholders of their receipt pursuant to the merger, of the cash merger consideration. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is being provided for general informational purposes only and is not intended to be a complete description of all of the tax consequences of the merger.



     BECAUSE DETERMINING THE TAX CONSEQUENCES OF THE MERGER MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES, YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Tax Characterization of the Merger to ILM. The merger will be treated for federal income tax purposes as a taxable deemed sale of assets by ILM to Capital followed by a taxable deemed liquidation of ILM. The merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code. ILM decided to elect under IRS Notice 88-19 to defer the built-in gains tax attributable to the period when ILM was a C corporation until the date the assets were sold. ILM will recognize a built-in gains corporate-level tax of approximately
$2.9 million on the deemed sale of its assets resulting from the merger. ILM will not be subject to any additional corporate-level federal income tax as a result of the merger so long as the amount of the deemed liquidating distribution to the ILM shareholders exceeds ILM's real estate investment trust taxable income for the current taxable year. ILM management has represented that the amount of the deemed liquidating distribution to the ILM shareholders will exceed ILM's real estate investment trust taxable income for the current taxable year.

     Tax Consequences to ILM Shareholders.   The ILM shareholders will be deemed
to receive a liquidating distribution from ILM equal to the cash they received for their ILM common stock pursuant to the merger. The ILM shareholders will recognize gain or loss upon the receipt of the cash in exchange for their ILM common stock equal to the difference between (i) the amount of cash received and
(ii) their tax basis in the ILM common stock. Gain or loss will be capital gain or loss if the ILM common stock was a capital asset in the hands of the ILM shareholder and will be a long-term capital gain or loss, if at the time of the merger, the ILM common stock was held by the shareholder for more than 12 months. Under present United States federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.


     Back-up Withholding Requirements.   United States federal tax code
information requirements and backup withholding at the rate of 31% may apply with respect to


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


dividends paid on, and proceeds from the taxable sale, exchange or other disposition of ILM common stock, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply ILM with a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.


     Alien Holders.   Management of ILM has represented that ILM is a
"domestically-controlled" REIT within the meaning of Section 897(h)(2) of the Code. As a "domestically-controlled" REIT, Alien Holders of ILM stock will not be subject to United States tax on any gain realized upon the receipt of cash merger consideration in exchange for their ILM common stock, and no United States withholding tax will be imposed on the payment of the cash to Alien Holders of ILM stock unless (i) the Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions apply, (ii) the gain is effectively connected with the conduct by the Alien Holder of a trade or business in the United States, or
(iii) the Alien Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

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

                       ESTIMATED COSTS AND FINANCING OF THE MERGER


Financial Advisory Fees and Expenses and Fairness Opinion -- Cohen & Steers Capital Advisors,
   LLC and Schroders & Co. (ILM Expense)............................................................  $650,000
Financial Advisory Fees and Expenses and Fairness Opinion -- Lehman Brothers (Capital Expense)......
Financing Commitment Fees and Expenses (Capital Expense)............................................
Proxy Solicitation Fees and Expenses -- D.F. King & Co. Inc. (shared equally by ILM and Capital)....    10,000
Legal Fees and Expenses (ILM Expense)...............................................................
Legal Fees and Expenses (Capital Expense)...........................................................
Accounting Fees and Expenses (ILM Expense)..........................................................   135,000
Accounting Fees and Expenses (Capital Expense)......................................................
Financial Printer Fees and Expenses (shared equally by ILM and Capital).............................   275,000
SEC Filing Fees (shared equally by ILM and Capital).................................................    19,942
Miscellaneous.......................................................................................    20,000
                                                                                                      --------
            Total Fees and Expenses.................................................................  $
                                                                                                      --------
                                                                                                      --------



     The merger agreement provides that the cost of preparing, printing and mailing this proxy statement and related material will be borne equally by ILM and Capital. All other costs and expenses will be borne as indicated in the table above.


     Approximately $98.0 million will be required to pay the aggregate cash to be received by ILM's shareholders in the merger.

     Capital has agreed that not later than the fifth business day prior to the date on which ILM's proxy materials are first mailed in connection with the solicitation of ILM's shareholders of approval of the merger agreement, it will obtain from a nationally recognized investment banking firm or commercial bank a written commitment to provide on or prior to the closing date of the merger funds sufficient in amount to pay to ILM's shareholders the aggregate cash payments required by the merger.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF ILM

     The following is a discussion and analysis of ILM's financial and certain statistical data that ILM believes is important to your understanding of ILM's financial condition and results of operations. This section should be read in conjunction with ILM's consolidated financial statements beginning on Page F-1 of this proxy statement.

GENERAL

     ILM holds mortgages on eight senior living communities located in seven different states. ILM Holding, a majority owned subsidiary of ILM, holds title to the eight senior living communities.

     The principal balance of each of ILM's mortgage loans was modified to reflect the estimated fair value of the senior living communities as of the date they were transferred to the predecessor of ILM Holding. The modified loans require interest-only payments on a monthly basis at a rate of 13.5% per year for the period of January 1 through December 31, 1997, 14% per year for the period of January 1 through December 31, 1998 and 14.5% per year for the period of January 1, 1999 through maturity. Since ILM Holding is consolidated in ILM's financial statements, the mortgage loans and related interest expense have been eliminated through the consolidation.


     The Facilities Lease Agreement is between ILM's consolidated affiliate,
ILM Holding, as owner of the senior living communities and Lessor, and Lease I as Lessee. The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. ILM Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the senior living communities. Pursuant to the Facilities Lease Agreement, which originally expires on December 31, 1999 but was extended on a month-to-month basis in December 1999, Lease I pays annual base rent for the use of all of the senior living communities in the aggregate amount of $6,364,800. Lease I also pays variable rent, on a quarterly basis, for each senior living community in an amount equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $16,996,000. Variable rental income for the three-month periods ended November 30, 1999 and 1998 was $302,000, and $276,000, respectively. Variable rental income related to fiscal years 1999 and 1998 was $1,164,000 and $894,000, respectively.


LIQUIDITY AND CAPITAL RESOURCES


     At November 30, 1999, ILM had cash and cash equivalents of $2,278,000 compared to $2,615,000 at August 31, 1999. Such amounts will be used for the working capital requirements of ILM, along with the possible investment in the properties owned by ILM Holding for certain capital improvements and for dividends to the ILM shareholders. Future capital improvements could be financed from operations or through borrowings, depending on the magnitude of the improvements, the availability of financing and the Company's


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


incremental borrowing rate. The source of future liquidity and dividends to the ILM shareholders is expected to be through facilities lease payments from Lease I, interest income earned on invested cash reserves and proceeds from the future sales of the underlying operating investment properties. Such sources of liquidity are expected to be adequate to meet ILM's operating requirements on both a short-term and long-term basis. ILM generally will be obligated to distribute annually at least 95% of its taxable income to its shareholders in order to continue to qualify as a REIT under the Internal Revenue Code.


     If the merger is consummated, the ILM shareholders will receive the merger consideration of approximately $12.90 per share.


     Because the ownership of the senior living communities was expected to be transferred to ILM or its wholly-owned subsidiary, ILM Holding was capitalized with funds to provide it with working capital for only a limited period of time. At the present time, ILM Holding is not expected to have sufficient cash flow during fiscal year 1999 to (i) meet its obligations to make debt service payments under the loans and (ii) pay for capital improvements and structural repairs in accordance with the terms of the master lease. Although ILM Holding is not expected to fully fund its scheduled debt service payments to ILM, the current values of the senior living communities are well in excess of the mortgage principal amount plus accrued interest thereon at August 31, 1999. As a result, ILM is expected to recover the full amount that would be due under the loans upon the sale of the communities, even if the merger is not consummated.



     Occupancy levels, based upon the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a community if the community was fully occupied for the same period of time, for the senior living communities has averaged 91% for the three-month periods ended November 30, 1999, compared to 95% for the three-month periods ended November 30, 1998. Occupancy levels for fiscal year 1999 and 1998 averaged 96% and 96%, respectively. Because of the master lease structure, ILM's net operating cash flow is expected to be relatively stable and predictable. The annual base rental payments owed to ILM Holding is $6,364,800 and will remain at that level for the remainder of the lease term. In addition, the senior living communities are currently generating gross revenues which are in excess of the specified threshold in the variable rent calculation, as discussed further above, which became effective in January 1997. Accordingly, ILM Holding received variable rent payments in fiscal 1999 and 1998 in the amounts of $1,164,000 and $894,000, respectively. As a result of ILM's net operating cash flow under the current master lease arrangement, ILM increased its quarterly dividend payment from $0.1875 per share to $0.20 per share effective with the dividend paid in January 1998 for the quarter ended November 30, 1997. Subsequent to fiscal year end, ILM increased its quarterly dividend payment to $0.2125 per share effective with the dividend paid on October 15, 1998 for the quarter ended August 31, 1998.


     The assumption of ownership of the senior living communities through ILM Holding, which was taxed as a C-corporation at the time of the assumption, may result in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "Built-In Gain Tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale of the properties or the portion of the net gain

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


realized upon a final sale which is attributable to the period during which the properties were held by an entity taxed as a C-corporation. The Built-in Gain Tax would in all likelihood not be incurred if the properties were held for a period of at least ten years from the date of qualification of ILM Holding as a REIT. On November 16, 1999 the ILM board extended the finite life of ILM on a month-to-month basis, based upon the Board's opinion that the disposition of ILM's assets on December 31, 1999, ILM's scheduled liquidation date, would result in a material under-realization of the value of such assets; provided, however, that such extension may not extend beyond December 31, 2014, absent amendment of ILM's Articles of Incorporation. Based on management's estimate of the increase in values of the senior living communities which occurred between April 1994 and January 1996, as supported by independent appraisals, a sale of the senior living communities within ten years of the date of qualification of ILM Holding as a REIT could result in a Built-in Gains Tax of as much as $2.9 million. If the merger is consummated, Capital is obligated to pay ILM the amount of the Built-in Gains Tax, up to a maximum of $2.9 million.


GROWTH STRATEGIES

     ILM has been pursuing the potential for future expansion of several of the facilities which are located in areas that have particularly strong senior housing markets. Potential expansion candidates include the facilities located in Raleigh, North Carolina; East Lansing, Michigan; Omaha, Nebraska; Peoria, Illinois; and Hot Springs, Arkansas. As part of this expansion program, approximately two acres of land located adjacent to the East Lansing facility and approximately two and one-half acres of land located adjacent to the Omaha facility were acquired in the first quarter of fiscal year 1998 for approximately $200,000 and $265,000, respectively. Also included in land on the consolidated balance sheet are significant costs incurred at existing facilities for possible future expansions. In addition, an agreement was obtained to purchase approximately five acres of land located adjacent to the Peoria facility for approximately $600,000. The Hot Springs facility includes a vacant parcel of approximately two acres, which could accommodate an expansion of the existing facility or the construction of a new freestanding facility. Other than with respect to the Peoria facility, preliminary feasibility evaluations have been completed for all potential expansions and pre-construction design and construction-cost evaluations are underway for expansions of the facilities located in Raleigh and Omaha.


     ILM secured a construction loan facility with a major bank that provides ILM with up to $24.5 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the senior living communities and collateral assignment of ILM's leases of such senior living communities. The loan expires December 31, 2000, with possible extensions through September 29, 2003. Principal is due at expiration. Interest is payable monthly at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Loan origination costs in connection with this loan facility are being amortized over the life of the loan.



     On June 7, 1999, ILM borrowed approximately $2.1 million under the construction loan facility to fund the pre-construction capital costs incurred through April 1999 of the


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


potential expansions of the senior living communities. As of August 31, 1999, approximately $22.4 million of the construction loan facility is unused and available.


YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of ILM's computer programs or hardware that have date-sensitive software or embedded chips may recognize the year 2000 as a date other than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     Based on ongoing assessments, ILM has developed a system to modify or replace portions of its software and certain hardware, which are generally PC-based systems, so that those systems will properly recognize and utilize dates beyond December 31, 1999. ILM has completed software upgrades and software and hardware replacement. ILM presently believes that these modifications and upgrades of existing software and certain hardware will result in its systems being Year 2000 compliant. The costs of Year 2000 remediation have not been material based on ILM's operations.


     ILM has assessed its exposure to operating equipment, and such exposure is not significant due to the nature of ILM's business.


     ILM is not aware of any external agent with a Year 2000 issue that would materially impact ILM's results of operations, liquidity, or capital resources. ILM has contacted its only material external agent (Capital) and has received assurances from Capital that it is Year 2000 compliant.



     Management of ILM believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, ILM has completed all necessary phases of its Year 2000 program. However, disruptions in the economy generally resulting from Year 2000 issues could adversely affect ILM. Although the amount of potential liability and lost revenue cannot be reasonably estimated at this time, in a worst case situation, if Capital, ILM's most significant third party contractor, were to experience a Year 2000 problem, it is likely that Lease I would not receive rental income as it became due from senior living facility residents. Lease I in turn would fail to pay ILM Holding lease payments as they arise under the master lease, and ILM Holding in turn may fail to pay ILM mortgage payments due it. However, if this were to occur, ILM believes that given the nature of its business, such a problem would be temporary and easily remediable with a simple accounting.


RESULTS OF OPERATIONS


   Three Months Ended November 30, 1999 versus Three Months Ended November 30, 1998



     Net income decreased $168,000, or 14.6%, to $982,000 for the first quarter ended November 30, 1999 compared to $1,150,000 for the first quarter ended November 30, 1998. Total revenue was $1,905,000 representing a decrease of $8,000, or .4%, compared


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


to $1,913,000 for the same period of the prior year. Rental and other income decreased $7,000, or .4%, to $1,884,000 from $1,891,000, due chiefly to a one-time receipt of $33,099 in fiscal year 1998 for an easement on the Raleigh property, offset by increases in variable rental income due to increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Total expenses increased $160,000, or 21%, to $923,000 for the quarter ended
November 30, 1999 compared to $763,000 for the quarter ended November 30, 1998. This increase in expenses is primarily attributable to an increase in professional fees due to legal, financial and advisory professionals who were engaged to assist the Company with the proposed agreement and plan of merger with Capital Senior Living Corporation, as discussed in Note 2 to the financial statements. The $61,000 or 48.0% decrease in general and administrative expenses to $66,000, for the first quarter ended November 30, 1999, from $127,000 for the same period last year, was due to a variety of factors including decreased insurance costs of $42,000 decreased printing costs of $15,000 for shareholder reports which were completed earlier in the current year when compared to the previous year; and minor increases and decreases in other general and administrative costs.



1999 Compared to 1998



     Net income decreased $1,762,000, or 37.3%, to $2,961,000 for the fiscal year ended August 31, 1999, compared to $4,723,000 for the fiscal year ended August 31, 1998. Total revenue was $7,597,000 for fiscal year 1999, representing an increase in revenue of $277,000, or 3.8%, compared to total revenue of $7,320,000 for fiscal year 1998. Interest income decreased $26,000, or 26.5%, to $72,000 for the year ended August 31, 1999, compared to $98,000 for the same period last year, primarily due to a decrease in cash and cash equivalents throughout most of fiscal year 1999. Rental and other income increased $303,000, or 4.2%, to $7,525,000 from $7,222,000 last year, primarily due to increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Total expenses increased $2,039,000, or 78.5%, to $4,636,000 for the fiscal year ended August 31, 1999, compared to $2,597,000 for the fiscal year ended August 31, 1998. This increase in expenses was primarily attributable to an increase in professional fees of $1,719,000, or 255.0%, due to increased legal, financial and advisory professionals who were engaged to assist the Company with the proposed agreement and plan of merger with Capital Senior Living Corporation, as discussed in Note 1 to the financial statements, and increased legal fees associated with finalizing the construction loan facility. General and administrative expenses increased $265,000 to $559,000, or 90.1%, for the fiscal year ended August 31, 1999, compared to $294,000 for the same period last year, due to a variety of factors including increased Director and Officer insurance costs of $147,000; increased printing costs of $149,000 due to the potential merger transaction with Capital Senior Living Corporation, offset by a $64,000 decrease in postage and mailing costs and minor increases and decreases in other general and administrative costs. Directors' compensation decreased $29,000, or 25.0%, due to a decrease in the number of Board members.


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

   1998 Compared to 1997


     Net income increased $889,000 for fiscal year 1998 compared to 1997. Total revenue was $7,320,000 representing an increase in revenue of $515,000 over the prior year. Rental and other income increased by $579,000 from $6,643,000 to $7,222,000 as a result of increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Interest income decreased $64,000 as a result of a decrease in the average balances of cash and cash equivalents in 1998 versus 1997. Total expenses were $2,597,000 representing a decrease of $374,000 or 13% when compared to total expenses of $2,971,000 for the fiscal year 1997. General and administrative expenses decreased $572,000 due, in part, to reductions in advisory fees, reimbursable costs and ILM Holding restructuring costs of the prior year. This decrease in expenses was offset by a $229,000 increase in professional fees associated with restructuring advice provided by an independent investment banking firm and increased legal fees, as well as a $34,000 increase in director's fees.

                    CERTAIN INFORMATION WITH RESPECT TO ILM

     The following is a general description of the business of ILM, its properties, and certain other matters.

GENERAL

     ILM is a finite-life corporation organized on March 6, 1989 in the Commonwealth of Virginia for the purpose of making construction and participating mortgage loans secured by its senior living communities. ILM has elected to qualify and be taxed as a REIT under the Code for each taxable year of its operations. As a REIT, ILM is allowed a deduction for the amount of dividends it pays to its shareholders, thereby effectively subjecting the distributed net income of ILM to taxation at the shareholder level only. In order to qualify as a REIT, among other things, ILM must distribute at least 95% of its taxable income on an annual basis and meet certain other requirements.

     ILM Holding holds title to the senior living communities which comprise the balance of operating investment properties on ILM's consolidated balance sheet subject to certain mortgage loans payable to ILM. Such mortgage loans and the related interest expense is eliminated on ILM's consolidated financial statements.

     For a complete corporate organization chart, see "ILM Entities Organization Chart" at page 9.

PROPERTIES

     ILM's investments as of May 31, 1999 are described below:

                                                        YEAR
        PROPERTY NAME                                 FACILITY      DATE OF     RENTABLE      RESIDENT
         AND LOCATION           TYPE OF PROPERTY       BUILT       INVESTMENT   UNITS(2)      CAPACITIES(3)
------------------------------  -----------------  --------------  ----------   -----------   -------------
Independence Village of         Senior Living           1989         6/29/89        159            161
Winston-Salem                   Community
Winston-Salem, NC

Independence Village of East    Senior Living           1989         6/29/89        161            162
Lansing                         Community
East Lansing, MI

Independence Village of         Senior Living           1991         4/29/91        164            205
Raleigh                         Community
Raleigh, NC

Independence Village of Peoria  Senior Living           1990        11/30/90        166            183
Peoria, IL                      Community

Crown Pointe Apartments         Senior Living           1984         2/14/90        135            163
Omaha, NE                       Community

Sedgwick Plaza Apartments       Senior Living           1984         2/14/90        150            170
Wichita, KS                     Community

West Shores                     Senior Living           1986        12/14/90        136            166
Hot Springs, AR                 Community

Villa Santa Barbara(1)          Senior Living          1979*         7/13/92        125            125
Santa Barbara, CA.              Community          *(extensively
                                                     renovated
                                                      in 1995)

------------------

(1) The acquisition of Villa Santa Barbara was financed jointly by ILM and ILM
    II. All amounts generated from Villa Santa Barbara are equitably apportioned between ILM, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary (generally 25% and 75%, respectively). Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding.


(2) Information regarding rentable units has been disclosed in this proxy statement and ILM's periodic reports filed with the SEC because such information is deemed relevant in the real estate industry for purposes of assessing performance.



(3) Information regarding resident capacities has been disclosed in this proxy statement and ILM's periodic reports filed with the SEC because such information is deemed relevant in the health care industry for purposes of assessing performance.


     The above referenced properties have been leased to Lease I by ILM Holding pursuant to a master lease. This master lease is a "triple-net" lease whereby the lessee (Lease I) pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. The lease terms provide that ILM Holding, as the lessor, is responsible for all major capital improvements and structural repairs during the initial term of the master lease, which expires on December 31, 1999, Lease I is obligated to pay annual base rent for the use of all of the facilities in the aggregate amount of $6,364,800. Lease I is also obligated to pay variable rent for each senior living community. Such variable rent is payable quarterly and is equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $16,996,000. Variable rental income for the years ended August 31, 1998 and 1997 was $894,000 and $315,000, respectively and for the six months ended February 28, 1999 and 1998 was $564,000 and $288,000, respectively.


     Average occupancy levels, calculated as the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a facility if the facility was fully occupied for that same period of time, for each fiscal quarter during 1998 and the first two fiscal quarters during 1999 along with an average for the year are, for each property presented below:

                                                           AVERAGE QUARTERLY OCCUPANCY
                                            ---------------------------------------------------------
                                            2/28/98   5/31/98   8/31/98   11/30/98  2/28/99   5/31/99  AVERAGE
                                            --------  --------  --------  --------  --------  -------  -------
Independence Village of Winston-Salem.....     95%       94%       92%       92%       94%       98%      94%
Independence Village of East Lansing......     95%       94%       94%       94%       89%       89%      93%
Independence Village of Raleigh...........     97%       98%       96%       95%       94%       97%      96%
Independence Village of Peoria............     99%       98%       99%       99%       98%       95%      98%
Crown Pointe Apartments...................     99%       98%       96%       98%       98%       93%      97%
Sedgwick Plaza Apartments.................     90%       89%       91%       94%       91%       88%      91%
West Shores...............................     93%       98%       97%       97%       94%       99%      96%
Villa Santa Barbara.......................     97%       95%       96%       97%       99%       97%      97%

ASSET MANAGEMENT

     Through June 18, 1997 and subject to the supervision of ILM's Board, assistance in the management of the business of ILM was provided by PaineWebber. PaineWebber resigned from this position effective as of June 18, 1997, although PaineWebber agreed to provide certain administrative services to ILM and its affiliates through August 31, 1997. Through the date of its resignation, PaineWebber performed the day-to-day operations of ILM and acted as the investment advisor for, and consultant to, ILM. PaineWebber provided cash management, accounting, tax preparation, financial reporting, investor communications and relations as well as asset management services to ILM. These services are now being provided to ILM, subject to the supervision of ILM's Board, by various companies and consultants including Fleet Bank, Ernst & Young LLP, MAVRICC Management Systems, Inc. and Smith and Company. In addition, C. David Carlson, who was a Vice President of ILM until the date of PaineWebber's resignation and a Vice President of PaineWebber through October 1997, now serves as a consultant to ILM.

LEGAL PROCEEDINGS

     On May 8, 1998, Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. and Jeri Feldman Revocable Trust dated September 18, 1989, in the Supreme Court of the State New York, County of New York commenced a purported class action suit on behalf of the trust and all ILM and ILM II shareholders naming ILM, ILM II and their directors as defendants. The class action complaint alleged that the directors engaged in wasteful and oppressive conduct, breached their fiduciary duties in preventing the sale or liquidation of the assets of ILM and ILM II, and diverted certain of the corporate assets. The complaint sought compensatory damages in an unspecified amount, punitive damages, the judicial dissolution of ILM and ILM II, an order requiring the ILM and ILM II Boards to take all steps to maximize shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, ILM and its other co-defendants moved to dismiss the complaint on all counts.


     On December 8, 1998, the court granted ILM's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. By doing so, the court accepted ILM's position that all claims relating to the derivative actions were filed improperly. In addition, the Court dismissed stand alone claims for punitive damages, but allowed plaintiffs to amend their complaint to assert claims alleging that the defendants injured shareholders, rather than without injuring ILM as a whole. On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Even before ILM and the ILM Board responded to the amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file the second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in the summer of 1999. On March 9, 1999 the Feldman plaintiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to ILM's motion to dismiss the second amended complaint, the Court issued an order dismissing the plaintiffs' federal securities law claims but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not the merits of the action.



     On June 21, 1999, ILM, ILM II and each of its directors answered the second amended complaint and denied any and all liability to plaintiffs or the putative class, and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, ILM, ILM II and other defendants and non-party witnesses produced documents to the plaintiffs and the depositions of both current and former directors as well as others were taken. As of July 1, 1999, all discovery had been completed in this action.


     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement (the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.


     On September 30, 1999, following notice to the proposed settlement class, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor.



     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action (and all non-derivative claims of the settlement class against the defendants) with prejudice. On or about October 14, 1999, plaintiffs' counsel reapplied to the Court for fees and expenses.



     The revised Stipulation of Settlement approved by the Court provides that in consideration for the settlement class plaintiffs' release of their claims, ILM, ILM II and each of their directors would (a) cause ILM and ILM II to make available to Brookdale all information reasonably requested by Brookdale to enable Brookdale to finalize its offer for an extraordinary transaction involving ILM and ILM II; (b) inform class plaintiffs counsel on a timely basis of all material developments of the negotiations; (c) provide copies of all material documents concerning bidding and negotiations of an extraordinary transaction to class counsel and consult with class counsel prior to and regarding any and all material decisions of ILM's or ILM II's board relating to a proposed extraordinary transaction; (d) ensure that neither ILM, ILM II nor their boards would approve an extraordinary transaction which would provide the class plaintiffs with aggregate consideration that is less than $172 million subject to certain limited exceptions; and (e) ensure that ILM and ILM II would pay the costs of printing and sending notice of settlement to class plaintiffs. In addition, the Stipulation of Settlement provides that Capital would cause Capital Acquisition to increase the merger consideration payable upon consummation of the merger to $172 million, provided that such merger consideration would be payable exclusively in cash, that the merger agreement would be amended to provide for the new form of merger consideration and termination dates of September 30, 2000, and that certain disclosures would be made in the proxy statement including, if relevant, disclosures regarding the preferred securities previously contemplated by the original merger agreement dated February 7, 1999. Under the Stipulation of Settlement, Capital is responsible for payment of attorneys' fees and expenses sought under the application as long as the proposed merger is consummated. If ILM and ILM II consummated an extraordinary transaction with any other party, ILM and ILM II would be responsible for such payment. On November 5, 1999, the court awarded plaintiffs $950,000 in attorneys fees and $182,000 in expenses.


COMPETITION

     In general, ILM competes with other long-term health care providers in seven states on a local and regional basis. Some competitors have financial resources greater than those of ILM while others are non-profit or charitable organizations. ILM expects that significant competitive factors will include the quality and spectrum of care and services provided, the reputation of the personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. ILM also believes that ILM's communities compete on a local and regional basis, rather than on a national basis. As a result, ILM seeks to meet competition in each locality or region, as the case may be, by improving the quality and type of services provided, the appearance of its facilities, and by responding appropriately to regional variations in demographics and preferences. Historically, regulations such as building code requirements and certificate of need requirements have often deterred the construction of long-term care facilities.

REGULATIONS

     License and certification standards vary from jurisdiction to jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the professional care provided, the qualification of administrative personnel and professional or licensed staff, the adequacy of the facility and its equipment, and continuing compliance with laws and regulations relating to the operation of the communities. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of ILM's business and could prevent the location involved from offering services to patients. ILM believes it is currently in substantial compliance with licensing requirements; however, there can be no assurance that ILM will be able to maintain such licenses for its communities or that ILM will not be required to expend significant funds in order to meet such requirements.

     Of the states in which ILM operates assisted living facilities, Arkansas, Michigan and North Carolina have a "Certificate of Need" statute. In these states, approval by the appropriate state health regulatory agencies must be obtained and a Certificate of Need or similar authorization issued prior to certain activities being taken, including in some states, changes in the management of a long-term care facility, the addition of new beds or services or the making of certain capital expenditures. To the extent Certificate of Need approvals are required for expansion of ILM's operations, such expansion may be delayed or otherwise affected. Furthermore, certain states have now or in the past imposed moratoriums on the development of new facilities.

EMPLOYEES


     As of October 31, 1999, all of ILM's properties are managed by Capital and ILM retains one consultant, David Carlson, to oversee the operations of ILM's business.


INSURANCE

     ILM maintains, on behalf of itself and its subsidiaries, Building and Contents insurance in the amount of $100.0 million, Comprehensive General Liability insurance in the amount of $2.0 million, and Professional Liability insurance in the amount of $2.0 million, subject to certain deductibles, exclusions and other terms.

                          DIRECTORS AND EXECUTIVE OFFICERS

     Below is a list of the names of the directors and executive officers of ILM and Capital, respectively, including their principal occupations and the name, principal business and location of the corporation or organization in which the occupation or employment is conducted. Also set forth below is a description of their occupation and employment during the last five years. Each person listed below is a citizen of the United States. Unless otherwise indicated, the business location of each director and executive officer of ILM or Capital, for the past five years, has been the principal executive office of ILM or Capital, as the case may be.

                                      ILM

 NAME                                                  AGE
------                                                 ---
        J. William Sharman, Jr.......................  58    Chairman of the Board, Chief Executive
                                                                Officer, President and Director

        Jeffry R. Dwyer..............................  52    Secretary and Director

        Carl J. Schramm..............................  52    Director

                                    CAPITAL

 NAME                                                 AGE
------                                                -------
        James A. Stroud.............................     49     Chairman of the Board, Chairman and
                                                                   Secretary

        Lawrence A. Cohen...........................     45     Vice Chairman and Chief Executive Officer

        Keith N. Johannessen........................     42     President, Chief Operating Officer and
                                                                   Director

        Ralph A. Beattie............................            Executive Vice President
                                                                   and Chief Financial Officer

        Dr. Gordon I. Goldstein.....................     62     Director

        James A. Moore..............................     65     Director

        Dr. Victor W. Nee...........................     64     Director

     J. WILLIAM SHARMAN, JR. has served as a director of ILM since its inception in 1989 and has been ILM's President, Chief Executive Officer and Chairman of the Board since July 28, 1998. Mr. Sharman is the Chairman of the Board and CEO of Lancaster Hotels and Resorts, Inc., a hotel management company, and Bayou Equities, Inc., a hotel development company which have principal places of business in Houston, Texas. He has held these positions respectively since 1995 and 1992. Mr. Sharman served for 10 years, beginning in 1989, as Chairman of the Board and President of The Lancaster Group, Inc., a real estate development firm based in Houston, Texas, which is the predecessor of Lancaster Hotel Management, L.C. and Bayou Equities, Inc. Mr. Sharman serves as Director of Small Luxury Hotels, Ltd. of the United Kingdom, an international hotel marketing and reservations firm, and also serves on the Board of Trustees of St. Edwards University in Austin, Texas. Mr. Sharman also has served as President and Director of ILM II since 1998, and Director of Lease I and Lease II. Each of
ILM II, Lease I and

Lease II is an affiliate of ILM. He has a Bachelor of Science degree in Civil Engineering from the University of Notre Dame.

     JEFFRY R. DWYER presently serves as a director and Secretary of ILM. He has served as a director of ILM since its inception in 1989. Mr. Dwyer has been a shareholder of the international law firm of Greenberg Traurig located in Washington, D.C. since June 1997. From 1993 to 1997, Mr. Dwyer was a partner with the law firm of Akin, Gump, Strauss, Hauer & Feld in the District of Columbia. Mr. Dwyer also presently serves as Secretary and a director of ILM II and President and Director, Lease I and Lease II. Mr. Dwyer has written several law review articles and a major treatise on real estate financing and has taught Real Estate Planning as an Adjunct Professor at the Georgetown University Law Center. Mr. Dwyer graduated from Georgetown University and received his juris doctor from the Georgetown University Law Center.

     CARL J. SCHRAMM has been a director of ILM since December 5, 1996.
Mr. Schramm is President of Greenspring Advisors, Inc., located in Towson, Maryland, a consulting and advisory firm serving clients in the managed care, health insurance and health information industries. He has occupied this position since 1996. From 1993 to 1995, Mr. Schramm served as Executive Vice President of Fortis, Inc., a diversified insurance and financial services company located in New York City. From 1987 to 1992, Mr. Schramm was President of the Health Insurance Association of America, the national trade association of commercial health underwriters. Mr. Schramm currently serves on the boards of HCIA, Inc., the Rochdale Insurance Group, Health Process Management and Post Acute Care, L.L.C. Mr. Schramm holds a Ph.D in Economics from the University of Wisconsin and received his juris doctor from Georgetown University. Mr. Schramm also presently serves as a director of ILM II.

     JAMES A. STROUD is Chairman of the Board, Chairman and Secretary of Capital. He has served as a director of Capital and its predecessors since January 1986 and was Chief Operating Officer from January 1986 to May 1999.
Mr. Stroud also serves on the board of various educational and charitable organizations, and in varying capacities with several trade organizations, including as a member of the Founder's Council and Board of Directors of the Assisted Living Federation of America, and as President, and as a member of the Board of Directors of the National Association For Senior Living Industry Executives. Mr. Stroud also serves as an Advisory Group member to the National Investment Conference. Mr. Stroud was a Founder of the Texas Assisted Living Association and serves as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and also is a certified public accountant.

     LAWRENCE A. COHEN is Vice Chairman and Chief Executive Officer of Capital. He has served as a director and Vice Chairman of Capital since November 1996 and was Chief Financial Officer from November 1996 to June 1999. Mr. Cohen became Chief Executive Officer in May, 1999. From 1991 to 1996, Mr. Cohen served as President, and Chief Executive Officer of PaineWebber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately
$110.0 million. From April 1991 to May 1998, Mr. Cohen was President and a member of the boards of directors of ILM and ILM II. From April 1991 to July 7, 1998 Mr. Cohen was a member of the board of directors of Lease I and Lease II.

Mr. Cohen serves as a member of the Corporate Finance Committee and chairman of the Direct Participation Programs Subcommittee of the NASD Regulation, Inc., and was a founding member of the executive committee of the Board of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and also is a certified public accountant. Mr. Cohen has had positions with businesses involved in senior living for 14 years.

     KEITH N. JOHANNESSEN is President and Chief Operating Officer of Capital. He has served as President of Capital and its predecessors since March 1994, and previously served as Executive Vice President from May 1993 to March 1994. From 1992 to 1993, Mr. Johannessen served as Senior Manager in the health care practice of Ernst & Young. From 1987 to 1992, Mr. Johannessen was Executive Vice President of Oxford Retirement Services, Inc. Mr. Johannessen has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen has been active in operational aspects of senior housing for 20 years.

     RALPH A. BEATTIE joined Capital as Executive Vice President and Chief Financial Officer in June 1999. From 1997 to 1999, he served as an Executive Vice President and the Chief Financial Officer of Universal Sports America, Inc. For the previous eight years, he was an Executive Vice President and the Chief Financial Officer for Haggar Clothing Company, during which time Haggar successfully completed its initial public offering. Mr. Beattie has earned his Masters of Business Administration and is both a certified management accountant and a Certified Financial Planner.

     DR. GORDON I. GOLDSTEIN is a director of Capital. Dr. Goldstein was an attending anesthesiologist at Presbyterian Hospital in Dallas, Texas from 1967 through 1998 and at the Surgery Center Southwest since 1990. He is currently emeritus staff at Presbyterian Hospital of Dallas where he has been since 1998. He is board certified by the American Board of Anesthesiology and has been a Fellow of the American College of Anesthesiology since 1996. Dr. Goldstein has published Diagnosis and Treatment of Reactions of Chymopapain and Successful Treatment of Cafe Coronary. Dr. Goldstein received his undergraduate degree in biology and chemistry from East Tennessee State University, his M.D. from the University of Tennessee Medical School and has served in the medical profession in the northeast and currently in the southwest. Dr. Goldstein served as the Chairman of the Department of Anesthesiology at Presbyterian Hospital in Dallas, Texas from 1994 to 1997. He is currently managing director of GF Holdings.

     JAMES A. MOORE is a director of Capital. He is currently President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services and marketing and strategic consulting in the senior living industry, which has its principal offices in Fort Worth, Texas. Mr. Moore has held this position since May 1971. Mr. Moore has 35 years of industry experience and has conducted over 1,600 senior living consulting engagements in approximately 475 markets, in 46 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisted Living--Pure & Simple Development and Operating Strategies and Assisted Living 2000, which are required assisted living certification course material for the American College of Health Care Administrators. Mr. Moore is the immediate past president of The National

Association for Senior Living Industries and is the current chairman of The National Foundation for Retirement Living.

     DR. VICTOR W. NEE is a director of Capital. He has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. In addition to his professional duties, Dr. Nee has served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China.

     None of the executive officers or directors of ILM or Capital has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree of final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             SHAREHOLDER PROPOSALS


     If the merger is not completed, ILM will hold an annual meeting for the election of directors in calendar year 2000. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM's proxy statement for the calendar year 2000 annual meeting will be May 31, 2000.


                                 OTHER MATTERS

     The ILM Board is not aware of any matter not set forth herein that may be raised at the special meeting. If, however, further business is properly raised at the special meeting, the persons named in the proxies will vote the shares represented by the proxies in accordance with their judgment. If, on the date of the special meeting, the relevant number of proxies needed to approve the merger have not been obtained, then, to the extent permitted by law, the special meeting will be adjourned until the requisite number of proxies necessary to approve the merger have been received.

                                    EXPERTS


     The consolidated financial statements of ILM at August 31, 1999 and 1998 and for each of the three years in the period ended August 31, 1999, included in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this proxy statement. The financial statements referred to above are included in reliance upon such report given on the authority of Ernst & Young as experts in accounting and auditing.


                              NO APPRAISAL RIGHTS


     Because ILM has at least 2,000 shareholders of record and neither ILM's Articles of Incorporation nor its by-laws provide for any appraisal rights, ILM's shareholders will not have any right to object to the merger and have the value of their shares of ILM common stock determined by a court. Accordingly, ILM's shareholders will not be afforded these dissenter's rights.


                                                ILM SENIOR LIVING, INC.




February    , 2000

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                          -----
Consolidated Financial Statements of ILM Senior Living, Inc.:
   Report of Ernst & Young LLP, Independent Auditors....................................................    F-2
   Consolidated Balance Sheets--November 30, 1999 (Unaudited) and August 31, 1999 and 1998..............    F-3
   Consolidated Statements of Income--Three months ended November 30, 1999 and 1998 (Unaudited) and
     Years ended August 31, 1999, 1998, and 1997........................................................    F-4
   Consolidated Statements of Changes in Shareholders' Equity--Three months ended November 30, 1999
     (Unaudited) and Years ended August 31, 1999, 1998, and 1997........................................    F-5
   Consolidated Statements of Cash Flows--Three months ended November 30, 1999 and 1998 (Unaudited) and
     Years ended August 31, 1999, 1998, and 1997........................................................    F-6
   Notes to Consolidated Financial Statements...........................................................    F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders of
ILM Senior Living, Inc.:


We have audited the accompanying consolidated balance sheets of ILM Senior Living, Inc. and subsidiary as of August 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILM Senior Living, Inc. and subsidiary at August 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


Dallas, Texas
October 22, 1999,
except for Notes 5 and 1, as to which the date is November 5 and 16, 1999, respectively

                            ILM SENIOR LIVING, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          NOVEMBER 30,        AUGUST 31,
                                                                             1999          1999       1998
                                                                          ------------   --------   --------
                                                                          (UNAUDITED)
                                 ASSETS
Operating investment properties, at cost:
   Land.................................................................    $  4,925     $  4,921   $  4,768
   Building and improvements............................................      38,220       38,197     38,166
   Furniture, fixtures and equipment....................................       4,948        4,948      4,948
                                                                            --------     --------   --------
                                                                              48,093       48,066     47,882
   Less: accumulated depreciation.......................................     (13,739)     (13,417)   (12,131)
                                                                            --------     --------   --------
                                                                              34,354       34,649     35,751

Mortgage placement fees.................................................       2,256        2,256      2,256
Less: accumulated amortization..........................................      (2,219)      (2,163)    (1,938)
                                                                            --------     --------   --------
                                                                                  37           93        318

Loan origination fees, net..............................................         164          187        102
Cash and cash equivalents...............................................       2,278        2,615      2,264
Accounts receivable--related party......................................         302          306        336
Prepaid expenses and other assets.......................................          65          100         90
Deferred rent receivable................................................           3           12         49
                                                                            --------     --------   --------
                                                                            $ 37,203     $ 37,962   $ 38,910
                                                                            --------     --------   --------
                                                                            --------     --------   --------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable--related party.........................................    $    256          365   $     --
Accounts payable and accrued expenses...................................         307          343        326
Construction loan payable...............................................       2,093        2,093         --
Preferred shareholders' minority interest in consolidated subsidiary....         136          134        125
                                                                            --------     --------   --------
      Total liabilities.................................................       2,792        2,935        451
Commitments and contingencies
Shareholders' equity:
   Common stock, $0.01 par value, 10,000,000 shares authorized,
      7,520,100 shares issued and outstanding...........................          75           75         75
   Additional paid-in capital...........................................      65,711       65,711     65,711
   Accumulated deficit..................................................     (31,375)     (30,759)   (27,327)
                                                                            --------     --------   --------
      Total shareholders' equity........................................      34,411       35,027     38,459
                                                                            --------     --------   --------
                                                                            $ 37,203     $ 37,962   $ 38,910
                                                                            --------     --------   --------
                                                                            --------     --------   --------


                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED
                                                           NOVEMBER 30,            YEAR ENDED AUGUST 31,
                                                    ---------------------------   ------------------------
                                                      1999           1998          1999     1998     1997
                                                    ------------   ------------   ------   ------   ------
                                                            (UNAUDITED)
REVENUES:
   Rental and other income........................     $1,884         $1,891      $7,525   $7,222   $6,643
   Interest income earned on cash equivalents.....         21             22          72       98      162
                                                       ------         ------      ------   ------   ------
                                                        1,905          1,913       7,597    7,320    6,805
EXPENSES:
   Depreciation...................................        322            323       1,286    1,287    1,282
   Amortization...................................         79             73         311      226      226
   Management fees................................         --             --          --       --       70
   General and administrative.....................         66            127         559      294      866
   Professional fees..............................        435            220       2,393      674      445
   Director compensation..........................         21             20          87      116       82
                                                       ------         ------      ------   ------   ------
                                                          923            763       4,636    2,597    2,971
                                                       ------         ------      ------   ------   ------
NET INCOME........................................     $  982         $1,150      $2,961   $4,723   $3,834
                                                       ------         ------      ------   ------   ------
                                                       ------         ------      ------   ------   ------
Earnings per share of common stock................     $ 0.13         $ 0.15      $ 0.39   $ 0.63   $ 0.51
                                                       ------         ------      ------   ------   ------
                                                       ------         ------      ------   ------   ------
Cash dividends paid per share of common stock.....     $ 0.21         $ 0.21      $ 0.85   $ 0.79   $ 0.74
                                                       ------         ------      ------   ------   ------
                                                       ------         ------      ------   ------   ------


     The above earnings and cash dividends paid per share of common stock are based upon the 7,520,100 shares outstanding during the year.

                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    COMMON STOCK $.01
                                                        PAR VALUE        ADDITIONAL
                                                    ------------------    PAID-IN     ACCUMULATED
                                                     SHARES     AMOUNT    CAPITAL      DEFICIT       TOTAL
                                                    ---------   ------   ----------   -----------   -------
Shareholders' equity at August 31, 1996...........  7,520,100    $ 75     $ 65,711     $ (24,418)   $41,368
   Cash dividends paid............................         --      --           --        (5,544)    (5,544)
   Net income.....................................         --      --           --         3,834      3,834
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1997...........  7,520,100      75       65,711       (26,128)    39,658
   Cash dividends paid............................         --      --           --        (5,922)    (5,922)
   Net income.....................................         --      --           --         4,723      4,723
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1998...........  7,520,100      75       65,711       (27,327)    38,459
   Cash dividends paid............................         --      --           --        (6,393)    (6,393)
   Net income.....................................         --      --           --         2,961      2,961
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1999...........  7,520,100      75       65,711       (30,759)    35,027
   Cash dividends paid............................         --      --           --        (1,598)    (1,598)
   Net income.....................................         --      --           --           982        982
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at November 30, 1999
   (Unaudited)....................................  7,520,100    $ 75     $ 65,711     $ (31,375)   $34,411
                                                    ---------    ----     --------     ---------    -------
                                                    ---------    ----     --------     ---------    -------


                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                      THREE MONTHS ENDED
                                                         NOVEMBER 30,         YEAR ENDED AUGUST 31,
                                                      ------------------   ---------------------------
                                                       1999       1998      1999      1998      1997
                                                      -------    -------   -------   -------   -------
                                                         (UNAUDITED)
Cash flows from operating activities:
   Net income.......................................  $   982    $ 1,150   $ 2,961   $ 4,723   $ 3,834
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization.................      401        396     1,597     1,513     1,508
      Charitable contribution of subsidiary's
         preferred stock and accrued dividends......        2          2         9         9       116
      Changes in assets and liabilities:
         Interest and other receivables.............       --         --        --        --       397
         Accounts receivable--related party.........        4        (33)       30      (220)      232
         Prepaid expenses and other assets..........       35         31       (11)       18       (97)
         Deferred rent receivable...................        9          9        37        37        37
         Accounts payable--related party............      (87)       164       276       (93)       71
         Accounts payable and accrued expenses......      (58)      (169)      106       160       105
                                                      -------    -------   -------   -------   -------
            Net cash provided by operating
               activities...........................    1,288      1,550     5,005     6,147     6,203
                                                      -------    -------   -------   -------   -------

Cash flows used in investing activities:
   ILM Holding acquired cash balance................                            --        --       400
   Additions to operating investment properties.....      (27)       (29)     (184)     (995)     (533)
                                                      -------    -------   -------   -------   -------
            Net cash used in investing activities...      (27)       (29)     (184)     (995)     (133)
                                                      -------    -------   -------   -------   -------

                            ILM SENIOR LIVING, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                                 (IN THOUSANDS)

                                                      THREE MONTHS ENDED
                                                         NOVEMBER 30,         YEAR ENDED AUGUST 31,
                                                      ------------------   ---------------------------
                                                       1999       1998      1999      1998      1997
                                                      -------    -------   -------   -------   -------
                                                         (UNAUDITED)
Cash flows used in financing activities:
   Loan origination fees............................       --       (102)     (170)     (102)       --
   Proceeds from construction loan facility.........       --         --     2,093        --        --
   Cash dividends paid to shareholders..............   (1,598)    (1,598)   (6,393)   (5,922)   (5,544)
                                                      -------    -------   -------   -------   -------
            Net cash used in financing activities...   (1,598)    (1,700)   (4,470)   (6,024)   (5,544)
                                                      -------    -------   -------   -------   -------
Net increase (decrease) in cash and cash
   equivalents......................................     (337)      (179)      351      (872)      526
Cash and cash equivalents, beginning of year........    2,615      2,264     2,264     3,136     2,610
                                                      -------    -------   -------   -------   -------
Cash and cash equivalents, end of period............  $ 2,278    $ 2,085   $ 2,615   $ 2,264   $ 3,136
                                                      -------    -------   -------   -------   -------
                                                      -------    -------   -------   -------   -------
Cash paid for state income taxes....................  $    --    $    --   $    42   $    13   $    --
                                                      -------    -------   -------   -------   -------
                                                      -------    -------   -------   -------   -------
Cash paid for interest..............................  $          $    --   $    20   $    --   $    --
                                                      -------    -------   -------   -------   -------
                                                      -------    -------   -------   -------   -------


                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)



1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION

     ILM Senior Living, Inc. (the "Company"), formerly PaineWebber Independent Living Mortgage Fund, Inc., was organized as a corporation on March 6, 1989 under the laws of the State of Virginia. On June 21, 1989 the Company commenced a public offering of up to 10,000,000 shares of its common stock at $10 per share, pursuant to the final prospectus, as amended, incorporated into a Registration Statement filed on Form S-11 under the Securities Act of 1933 (Registration Statement No. 33-27653) (the "Prospectus"). The public offering terminated on July 21, 1989 with a total of 7,520,100 shares issued. The Company received capital contributions of $75,201,000, of which $201,000 represented the sale of 20,100 shares to an affiliate at that time, PaineWebber Group, Inc. ("PaineWebber"). For discussion purposes, PaineWebber will refer to PaineWebber Group, Inc. and all affiliates that provided services to the Company in the past.

     The Company has elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations (see Note 2).

     The Company originally invested the net proceeds of the initial public offering in eight participating mortgage loans secured by senior housing facilities located in seven different states ("Senior Housing Facilities"). All of the loans made by the Company were originally to Angeles Housing Concepts, Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing facilities.


     During the quarter ended February 28, 1993, Angeles announced that it was experiencing liquidity problems that resulted in the inability to meet its obligations. Subsequent to such announcements, AHC defaulted on the regularly scheduled mortgage loan payments due to the Company on March 1, 1993. Subsequent to March 1993, payments toward the debt service owed on the Company's loans were limited to the net cash flow of the operating investment properties. On May 3, 1993, Angeles filed for reorganization under a Chapter 11 Federal Bankruptcy petition filed in the state of California. AHC did not file for reorganization. The Company retained special counsel and held extensive discussions with AHC concerning the default status of its loans. During the fourth quarter of fiscal 1993, a non-binding settlement agreement between the Company, AHC and Angeles was reached whereby ownership of the properties would be transferred from AHC to the Company or its designated affiliates. Under the terms of the settlement agreement, the Company would release AHC and Angeles from certain obligations under the loans. On April 27, 1994, each of the properties owned by AHC and securing the loans was transferred (collectively, "the Transfers") to newly-created special purpose corporations affiliated with the Company (collectively, "the Property Companies"). The Transfers had an effective date of April 1, 1994 and were made pursuant to the settlement agreement entered into on February 17, 1994 ("the Settlement Agreement") between the Company and AHC which had previously been approved by the bankruptcy court handling the bankruptcy case of Angeles. All of the capital stock of each Property Company was held by

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)

ILM Holding, Inc. ("ILM Holding"), a Virginia corporation. In August 1995, each of the Property Companies merged into ILM Holding which is majority owned by the Company. As a result, ownership of the Senior Housing Facilities is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities.

     ILM Holding holds title to the eight Senior Housing Facilities which comprise the balance of operating investment properties on the accompanying consolidated balance sheets, subject to certain mortgage loans payable to the Company. Such mortgage loans and the related interest expense are eliminated in consolidation. The capital stock of ILM Holding was originally owned by the Company and PaineWebber. ILM Holding had issued 100 shares of Series A Preferred Stock to the Company in return for a capital contribution in the amount of $693,000 and had issued 10,000 shares of common stock to PaineWebber in return for a capital contribution in the amount of $7,000. The common stock represented approximately 99 percent of the voting power and 1 percent of the economic interest in ILM Holding, while the preferred stock represented approximately 1 percent of the voting power and 99 percent of the economic interest in ILM Holding.


     The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes. In connection with these plans, on November 21, 1996, the Company requested that PaineWebber sell all of the stock held in ILM Holding to the Company for a price equal to the fair market value of the 1% economic interest in ILM Holding represented by the common stock. On January 10, 1997, this transfer of the common stock of ILM Holding was completed at an agreed upon fair value of $46,000, representing a $39,000 increase in fair value. This increase in fair value is based on the increase of values of the Senior Housing Facilities which occurred between April 1994 and January 1996, as supported by independent appraisals.



     With this transfer completed, effective January 23, 1997, ILM Holding recapitalized its common stock and preferred stock by replacing the outstanding shares with 50,000 shares of new common stock and 275 shares of a new class of nonvoting, 8% cumulative preferred stock issued to the Company. The number of authorized shares of preferred and common stock in ILM Holding were also increased as part of the recapitalization. Following the recapitalization, the Company made charitable gifts of one share of the preferred stock in ILM Holding to each of 111 charitable organizations so that ILM Holding would meet the stock ownership requirements of a REIT as of January 30, 1997. The preferred stock has a liquidation preference of $1,000 per share plus any accrued and unpaid dividends. Dividends on the preferred stock will accrue at a rate of 8% per annum on the original $1,000 liquidation preference and will be cumulative from the date of issuance. Since ILM Holding is not expected to have sufficient cash flow in the foreseeable future to make the required dividend payments, it is anticipated that dividends will accrue and be paid at liquidation. The Company recorded the contribution of the preferred stock in ILM Holding to the charitable organizations

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)


at the amount of the initial liquidation preference of $111,000. Such amount is included in general and administrative expense on the accompanying income statement for the year ended August 31, 1997. Cumulative dividends accrued as of August 31, 1999 and 1998 on the preferred stock in ILM Holding totaled approximately $23,000 and $14,000, respectively. Cumulative dividends accrued as of May 31, 1999 on the preferred stock in ILM Holding totaled approximately $20,720.


     As part of the fiscal 1994 settlement agreement with AHC, ILM Holding retained AHC as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement. As discussed further in
Note 5, the management agreement with AHC was terminated in July 1996. Subsequent to the effective date of the Settlement Agreement with AHC, management investigated and evaluated the available options for structuring the ownership of the properties in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code (see Note 2). As discussed further in Note 4, on September 12, 1994, the Company formed a new subsidiary, ILM I Lease Corporation ("Lease I"), for the purpose of operating the Senior Housing Facilities. On September 1, 1995, after the Company received the required regulatory approval, the Company distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the master lease agreement). Lease I is a public company subject to the reporting obligations of the Securities and Exchange Commission.


     On February 7, 1999, the Company entered into an agreement and plan of merger, which was amended and restated on October 19, 1999, with Capital Senior Living Corporation, the corporate parent of Capital, and certain affiliates of Capital. If the merger is consummated, the Shareholders of the Company will receive all-cash merger consideration of approximately $12.90 per share. Consummation of this transaction will require, among other things, the affirmative vote of the holders of not less than 66 2/3% of the Company's outstanding common stock. While there can be no assurance, consummation of the merger is presently anticipated in the first quarter of calendar year 2000. In connection with the merger, the Company has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement with Lease I immediately prior to the effective time of the merger. The Facilities Lease Agreement was extended on a month-to-month basis on November 16, 1999 beyond its original expiration date of December 31, 1999. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles which requires

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


management to make estimate and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of August 31, 1999 and 1998 and revenues and expenses for each of the three years in the period ended August 31, 1999. Actual results could differ from the estimates and assumptions used.


     The Company's significant accounting policies are summarized as follows:

A. BASIS OF PRESENTATION

     The operating cycle in the real estate industry is longer than one year and the distinction between current and non-current is of little relevance. Accordingly, the accompanying consolidated balance sheet is presented in an unclassified format.


     Effective January 10, 1997, the Company purchased the remaining common shares held by PaineWebber of ILM Holding, which provided the Company with 100% majority voting control, for $46,000 which is included in general and administrative expense for the year ended August 31, 1997. Accordingly, the accounts of ILM Holding have been consolidated with those of the Company as though this controlling interest had been acquired at September 1, 1996.


     The accompanying financial statements include the financial statements of the Company and ILM Holding. All intercompany balances and transactions have been eliminated in consolidation.




B. INCOME TAXES


     The Company has elected to qualify and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. As a REIT, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby effectively subjecting the distributed net taxable income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other requirements for qualifying as a real estate investment trust. In connection with the settlement agreement described in Note 1, the Company, through ILM Holding, obtained title to the properties securing its mortgage loan investments. To retain REIT status, the Company must ensure that 75% of its annual gross income is received from qualified sources. Under the original investment structure, interest income from the Company's mortgage loans was a qualified source. The properties that are now owned by an affiliate of the Company are Senior Housing Facilities that provide residents with more services, such as meals, activities, assisted living, etc., than are customary for ordinary residential apartment properties. As a result, a significant portion of the rents paid by the residents includes income for the increased level of services received by them. Consequently, the rents paid by the residents likely would not be qualified rents for REIT qualification purposes if received directly by the Company.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Therefore, if the Company received such rents directly, it could lose REIT status and be taxed as a regular corporation. After extensive review, the Board of Directors determined that it would be in the best interests of the shareholders for the Company to retain REIT status and master lease the properties to a shareholder-owned operating company. As discussed further in
Note 4, on September 12, 1994 the Company formed a new subsidiary, Lease I, for the purpose of operating the Senior Housing Facilities. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the master lease agreement).


     The assumption of ownership of the properties through ILM Holding, which was a regular C corporation for tax purposes at the time of assumption, resulted in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "built-in gain tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale transaction or the portion of the net gain realized upon a final sale which is attributable to the period during which the properties were held by a C corporation. The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes effective for calendar year 1996. Any future appreciation in the value of the Senior Housing Facilities subsequent to the conversion of ILM Holding to a REIT would not be subject to the built-in gain tax. The built-in gain tax would most likely not be incurred if the properties were to be held for a period of at least 10 years from the date of the conversion of ILM Holding to a REIT. However, since the end of the Company's original anticipated holding period is within two years, the properties might not be held for an additional 10 years. The Board of Directors may defer the Company's scheduled liquidation date, if in the opinion of a majority of the Directors, the disposition of the Company's assets at such time would result in a material under-realization of the value of such assets; provided, however, that no such deferral may extend beyond December 31, 2014. Based on management's estimate of the increase in the values of the properties which occurred between April 1994 and January 1, 1996, as supported by independent appraisals, a sale of the Senior Housing Facilities within ten years of the date of the conversion of ILM Holding to a REIT could result in a built-in gain tax of as much as $2.9 million, which could be reduced by approximately $2.45 million using available net operating loss carryforwards of ILM Holding of approximately
$7.2 million.



     The Company's consolidated subsidiary, ILM Holding, has incurred losses for tax purposes since inception. Neither the Company nor ILM Holding is likely to be able to use these losses to offset future tax liabilities, other than the built-in gain above. Accordingly, no income tax benefit is reflected in these consolidated financial statements.



     The Company reports on a calendar year basis for income tax purposes. All distributions during calendar years 1999, 1998 and 1997 were ordinary taxable dividends.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

C. CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments with original maturities of 90 days or less.

D. OPERATING INVESTMENT PROPERTIES


     Operating investment properties are carried at the lower of cost, reduced by accumulated depreciation, or net realizable value. The net realizable value of a property held for long-term investment purposes is measured by the recoverability of the owner's investment through expected future cash flows on an undiscounted basis, which may exceed the property's current market value. The net realizable value of a property held for sale approximates its current market value, as determined on a discounted basis. None of the operating investment properties were held for sale as of August 31, 1999 or 1998. Depreciation expense is provided on a straight-line basis using an estimated useful life of 40 years for the buildings and improvements and 5 years for the furniture, fixtures and equipment.



     The Company reviews the carrying value of a long-lived asset if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to the long-lived asset, including occupancy trends, local market developments, changes in payments, and other publicly available information. If these external factors indicate the long-lived asset will not be recoverable, based upon undiscounted cash flows of the long-lived asset over its remaining life, the carrying value of the long-lived asset will be reduced by the estimated shortfall of discounted cash flows. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets or their remaining useful lives as of August 31, 1999.



     Mortgage placement fees through August 31, 1999 of $2,256,000 were incurred by the Company and these fees are included in the accompanying balance sheets. Accumulated amortization at August 31, 1999 and 1998, is $2,163,000 and $1,937,000, respectively. At August 31, 1999 and 1998, loan origination fees of $272,000 and $102,000 relating to the construction loan facility (see Note 6) are included on the accompanying consolidated balance sheet. These fees are being amortized on a straight-line basis over the term of the loan. Accumulated amortization at August 31, 1999 and 1998 was $85,000 and $0, respectively. Capitalized interest for 1999 and 1998 was $31,000 and $0, respectively.


E. RENTAL REVENUES


     In fiscal years 1999 and 1998, rental revenues consist of payments due from Lease I under the terms of the master lease described in Note 4. Base rental income under the master lease is recognized on a straight-line basis over the term of the lease. Deferred rent receivable

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


on the balance sheet as of August 31, 1999 and 1998 represents the difference between rental income on a straight-line basis and rental income received under the terms of the master lease.


F. FAIR VALUE DISCLOSURES

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents:   The carrying amount reported on the balance
sheet for cash and cash equivalents approximates its fair value due to the short-term maturities of such instruments.

     Accounts receivable--related party:   The carrying amount reported on the
balance sheet for accounts receivable--related party approximates its fair value due to the short-term nature of such instrument.




G. INTERIM FINANCIAL INFORMATION



     In the opinion of management, the accompanying interim consolidated financial statements, which have not been audited, reflect all adjustments necessary to present fairly the results for the interim periods. All of the accounting adjustments reflected in the accompanying interim consolidated financial statements are of a normal recurring nature. The accompanying consolidated interim financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for interim financial information, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of November 30, 1999 and revenues and expenses for each of the three-month periods ended November 30, 1999 and 1998. Actual results may differ from the estimates and assumptions used. The results of operations for the three-month periods ended November 30, 1999, are not necessarily indicative of the results that may be expected for the year ending August 31, 2000.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


3. RELATED PARTY TRANSACTIONS

     Subject to the supervision of the Company's Board of Directors, assistance in managing the business of the Company was provided by PaineWebber. As previously discussed in Note 1, PaineWebber resigned effective as of June 18, 1997.

     PaineWebber received fees and compensation determined on a agreed-upon basis, in consideration of various services performed in connection with the sale of the shares, the management of the Company and the acquisition, management and disposition of the Company's investments. The type of compensation to be paid by the Company to PaineWebber under the terms of the advisory agreement was as follows.


         (i) Under the former advisory agreement, PaineWebber had specific management responsibilities; to perform day-to-day operations of the Company and to act as the investment advisor and consultant for the Company in connection with general policy and investment decisions. PaineWebber received an annual base fee and an incentive fee of 0.25% and 0.25%, respectively, of the capital contributions of the Company, as defined, as compensation for such services. Incentive Fees are subordinated to Shareholders' receipt of distributions of net cash sufficient to provide a return equal to 10% annum. PaineWebber earned base management fees totaling $0, $0 and $7,000 for the years ended August 31, 1999, 1998 and 1997, respectively. Payment of incentive management fees was suspended effective April 15, 1993 in conjunction with a reduction in the Company's quarterly dividend payments.


         (ii) For its services in finding and recommending investments, PaineWebber received mortgage placement fees equal to 2% of the capital contributions. Mortgage placement fees totaling $1,504,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iii) For its administrative services with respect to all loans, PaineWebber received loan servicing fees equal to 1% of loan amounts. Loan servicing fees totaling $752,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iv) PaineWebber was entitled to receive 1% of disposition proceeds, as defined, until the shareholders received dividends of net cash equal to their adjusted capital investments, as defined, plus a 12% non-compounded annual return on their adjusted capital investments; all disposition proceeds thereafter until PaineWebber received an aggregate of 5% of disposition proceeds; and, thereafter, 5% of disposition proceeds.


     PaineWebber was reimbursed for its direct expenses relating to the offering of shares, the administration of the Company and the acquisition and operations of the Company's real

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


3. RELATED PARTY TRANSACTIONS--(CONTINUED)


estate investments. Included in general and administrative expenses on the accompanying statements of income for the years ended August 31, 1999, 1998 and 1997 is $0, $0 and $155,000, respectively, representing reimbursements to PaineWebber for providing certain financial, accounting and investor communication services to the Company.



     Mitchell Hutchins Institutional Investors, Inc. ("Mitchell Hutchins") provided cash management services with respect to the Company's cash assets. Mitchell Hutchins is a subsidiary of Mitchell Hutchins Asset Management, Inc., an independently operated subsidiary of PaineWebber. Mitchell Hutchins earned $0, $0 and $9,000, (included in general and administrative expenses) for managing the Company's cash assets during fiscal 1999, 1998 and 1997, respectively.



     Lease I has retained Capital Senior Management, 2, Inc. ("Capital") to be the property manager of the Senior Housing Facilities, and the Company has guaranteed the payment of all fees due to Capital under the terms of the management agreement which commenced on July 29, 1996. Lawrence A. Cohen, who, through July 28, 1998, served as President, Chief Executive Officer and Director of the Company and a Director of Lease I, has also served in various management capacities of Capital Senior Living Corporation, an affiliate of Capital, since November 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, through July 28, 1998, Capital was considered a related party. Capital earned property management fees from Lease I of $1,011,000 and $919,000 for the years ended August 31, 1999 and 1998, respectively. For the three-month period ended November 30, 1999 and 1998, Capital earned property management fees from Lease I of $275,000, and $260,000, respectively.



     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. At
November 30, 1999, the amount advanced to Capital by Lease I and Lease II for legal fees totaled approximately $563,000.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


3. RELATED PARTY TRANSACTIONS--(CONTINUED)


     On September 18, 1997, Lease I entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. The Company will reimburse Lease I for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the years ended August 31, 1999 and 1998, Capital Senior Development, Inc. earned fees from the Company of $41,000 and $212,000, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities. For the three-month period ended November 30, 1999, and 1998 Capital Senior Development, Inc. earned fees from Lease I of $0 and $83,000, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities.



     Jeffry R. Dwyer, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, which began acting as Counsel to the Company and its affiliates in late fiscal year 1997. Greenberg Traurig earned fees from the Company of $1,315,000 and $214,000 for the years ended August 31, 1999 and 1998, respectively. For the three-month periods ended November 30, 1999 and 1998, Greenberg Traurig earned fees from the Company of $105,000 and $139,000, respectively.



     Accounts receivable--related party at November 30, 1999, August 31, 1999 and 1998 represent amounts due from an affiliated company, Lease I, principally for variable rent.



     Accounts payable--related party at August 31, 1999 and 1998 represent unbilled legal fees due to Greenberg Traurig, Counsel to the Company and its affiliates and a related party, as described above.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE


     As of August 31, 1999 the Company, through its consolidated affiliate, owned eight Senior Housing Facilities. The name, location and size of the properties and the date that the Company made its initial investment in such assets are as set forth below:



                                                         RENTABLE   RESIDENT          DATE OF
NAME                                     LOCATION        UNITS(3)   CAPACITIES(3)   INVESTMENT(1)
-----------------------------------  -----------------   --------   -------------   -------------
Independence Village of East
   Lansing.........................  East Lansing, MI       161          162            6/29/89

Independence Village of
   Winston-Salem...................  Winston-Salem, NC      159          161            6/29/89

Independence Village of Raleigh....  Raleigh, NC            164          205            4/29/91

Independence Village of Peoria.....  Peoria, IL             165          181           11/30/90

Crown Pointe Apartments............  Omaha, NE              135          163            2/14/90

Sedgwick Plaza Apartments..........  Wichita, KS            150          170            2/14/90

West Shores........................  Hot Springs, AR        136          166           12/14/90

Villa Santa Barbara(2).............  Santa Barbara, CA      125          125            7/13/92


------------------

(1) Represents the date of the Company's original mortgage loan to Angeles Housing Concepts, Inc. (see Note 1).

(2) The acquisition of the Santa Barbara Facility was financed jointly by the Company and an affiliated entity, ILM II. All amounts generated from Villa Santa Barbara are equitably apportioned between the Company, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary, generally 25% and 75%, respectively. The financial position, results of operations and cash flows include only the 25% allocable portion of the Company's interest in the Santa Barbara Facility. Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding, Inc. as tenants in common.


(3) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.


     The cost basis of the operating investment properties reflects amounts funded under the Company's participating mortgage loans less certain guaranty payments received from AHC in excess of the net cash flow of the Facilities under the terms of the Exclusivity Agreement with the Company. The transfer of ownership of the Senior Housing Facilities from AHC in fiscal 1994 resulted in no gain or loss recognition by the Company for financial reporting purposes. In accordance with generally accepted accounting principles, the Company had always accounted for its investments in acquisition and construction loans under the equity

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

method, as if such investments were equity interests in a joint venture. Accordingly, the carrying values of such investments were reduced from inception by non-cash depreciation charges and by payments from AHC, prior to the default in fiscal 1993, in excess of the net cash flow generated by the Senior Housing Facilities received pursuant to the guaranty agreement between the Company and AHC. As a result of this accounting treatment, the carrying values of the Company's investment had been reduced below management's estimate of the fair market value of the Senior Housing Facilities as of the effective date of the transfer of ownership. For federal income tax purposes, the investments had always been carried at the contractually stated principal balances of the participating mortgage loans. For tax purposes only, a loss was recognized by the Company in 1994 in the amount by which the stated principal balances of the loans were reduced as of the date of the transfer of ownership.


     As discussed in Note 1, effective April 1, 1994 each Property Company acquired the respective operating property subject to, and assumed the obligations under, the mortgage loan payable to the Company, pursuant to the Settlement Agreement with AHC. The principal balance on each loan was modified to reflect the estimated fair value of the related operating property as of the date of the transfer of ownership. The modified loans require interest-only payments on a monthly basis at a rate of 9.5% from April 1, 1994 through December 1, 1994, 11% for the period from January 1 through December 31, 1995, 12.5% for the period January 1 through December 31, 1996, 13.5% for the period January 1 through December 31, 1997, 14% for the period January 1 through December 31, 1998 and 14.5% for the period January 1, 1999 through maturity. In August 1995, each of the Property Companies was merged into ILM Holding. As a result, ownership of the Senior Housing Facilities, as well as the obligation under the loans, is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities. Since ILM Holding is consolidated with the Company in the accompanying financial statements for fiscal 1999 and 1998, the mortgage loans and related interest expense have been eliminated in consolidation.


     Subsequent to the effective date of the Settlement Agreement with AHC, in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, Lease I, for the purpose of operating the Senior Housing Facilities under the terms of a master lease agreement. As of August 31, 1995, Lease I, which is taxable as a regular C corporation and not as a REIT, was a wholly-owned subsidiary of the Company. On September 1, 1995, after the Company received the required regulatory approval, it distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. One share of common stock of Lease I was issued for each full share of the Company's common stock held. Prior to the distribution, the Company capitalized Lease I with $700,000 from its existing cash reserves, which was an amount estimated to provide Lease I with necessary working capital.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)


     The Facilities Lease Agreement, is between the Company's consolidated subsidiary, ILM Holding, as owner of the properties and lessor, and Lease I as lessee. The lessor has the right to terminate the master lease as to any property sold by the lessor as of the date of such sale. The master lease is a "triple-net" lease whereby the lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as the lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. During the initial term of the master lease, which was extended in November 1999 beyond its original expiration date of December 31, 1999, Lease I pays annual base rent for the use of all of the Facilities in the aggregate amount of $6,364,800, Lease I also pays variable rent on a quarterly basis, for each facility in an amount equal to 40% of the excess, of the aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $16,996,000. Variable rental income related to fiscal years 1999 and 1998 was $1,164,000 and $894,000, respectively. Variable rent was $302,000 and $276,000 for the three-month period ended November 30, 1999 and 1998, respectively.



     Condensed balance sheets as of August 31, 1999 and 1998, and condensed statements of operations for the years ended August 31, 1999 and 1998, of Lease I are as follows:



                                                                                1999      1998
                                                                               -------   -------
                                   ASSETS
Current assets...............................................................  $ 1,447   $ 2,225
Furniture, fixtures, and equipment, net......................................      356       609
Other assets.................................................................       92       364
                                                                               -------   -------
                                                                               $ 1,895   $ 3,198
                                                                               -------   -------
                                                                               -------   -------

                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities..........................................................  $ 1,370   $ 2,756
Other liabilities............................................................       12        49
Shareholders' equity.........................................................      513       393
                                                                               -------   -------
                                                                               $ 1,895   $ 3,198
                                                                               -------   -------
                                                                               -------   -------
                          STATEMENTS OF OPERATIONS
Revenues.....................................................................  $19,923   $19,294
Operating expenses...........................................................   19,530    19,729
Income tax expense (benefit).................................................     (273)      (54)
                                                                               -------   -------
Net loss.....................................................................  $   120   $  (381)
                                                                               -------   -------
                                                                               -------   -------

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES


Termination of Management Contract with AHC


     On July 29, 1996, Lease I and ILM Holding ("the Companies") terminated a property management agreement with AHC covering the eight Senior Housing Facilities leased by Lease I from ILM Holding. The management agreement was terminated for "cause" pursuant to the terms of the contract. Simultaneously, with the termination of the management agreement, the Companies, together with certain affiliated entities, filed suit against AHC in the United States District Court for the Eastern District of Virginia for breach of contract, breach of fiduciary duty and fraud. The Companies alleged, among other things, that AHC willfully performed actions specifically in violation of the management agreement and that such actions caused damages to the Companies. Due to the termination of the agreement for cause, no termination fee was paid to AHC. Subsequent to the termination of the management agreement, AHC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in its domestic State of California. The filing was challenged by the Companies, and the Bankruptcy Court dismissed AHC's case effective October 15, 1996. In November 1996, AHC filed with the Virginia District Court an answer in response to the litigation initiated by the Companies and a counterclaim against ILM Holding. The counterclaim alleged that the management agreement was wrongfully terminated for cause and requested damages which included the payment of a termination fee in the amount of $1,250,000, payment of management fees pursuant to the contract from August 1, 1996 through October 15, 1996, which is the earliest date the management agreement could have been terminated without cause, and recovery of attorneys' fees and expenses.

     The aggregate amount of damages against all parties as requested in AHC's counterclaim exceeded $2,000,000. On June 13, 1997 and July 8, 1997, the court issued orders to enter judgement against the Company and ILM II in the aggregate amount of $1,000,000. The orders did not contain any findings of fact or conclusions of law. On July 10, 1997, the Company, ILM II, Lease I and Lease II filed a notice of appeal to the United States Court of Appeals for the Fourth Circuit from the orders.


     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)


recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. At November 30, 1999, the amount advanced to Capital by Lease I and Lease II for legal fees totaled approximately $563,000.



     On August 18, 1998, the Company and its affiliates along with Capital and its affiliates entered into a settlement agreement with AHC. Lease I and Lease II agreed to pay $1,625,000 and Capital and its affiliates agreed to pay $625,000 to AHC in settlement of all claims including those related to the Virginia litigation and the California litigation. The Company and its affiliates also entered into an agreement with Capital and its affiliates to mutually release each other from all claims that any such parties may have against each other, other than any claims under the property management agreements. On September 4, 1998, the full settlement amounts were paid to AHC and its affiliates with Lease I paying $975,000 and Lease II paying $650,000.


   Other Litigation

     On May 8, 1998 Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated September 18, 1990, commenced a purported class action on behalf of that trust and all other shareholders of the Company and ILM II in the Supreme Court of the State of New York, County of New York against the Company, ILM II and the Directors of both corporations. The class action complaint alleges that the Directors engaged in wasteful and oppressive conduct and breached fiduciary duties in preventing the sale or liquidation of the assets of the Company and ILM II, diverting certain of their assets and changing the nature of the Company and ILM II. The complaint seeks damages in an unspecified amount, punitive damages, the judicial dissolution of the Company and ILM II, an order requiring the Directors to take all steps to maximize shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, the Company joined with all other defendants to dismiss the complaint on all counts.


     On December 8, 1998, the Court granted the Company's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. In doing so, the Court accepted the Company's position that all claims relating to derivative actions were filed improperly. In addition, the Court dismissed common law claims for punitive damages, but allowed plaintiffs to amend their claims to assert alleging that the defendants injured shareholders without injuring the Company as a whole.



     On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under
Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Even before the Company and the Board of Directors responded to that amended complaint, the Feldman

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)


plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital Senior Living Corporation and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file that second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in Summer 1999.



     On March 9, 1999, the Feldman plantiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to the Company's motion to dismiss the second amended complaint on June 7, 1999, the Court issued an order dismissing the plaintiffs' federal security claims but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not to the merits of the action.



     On June 21, 1999, ILM, ILM II and each of its directors answered the second amended complaint and denied any and all liability and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, ILM, ILM II and other defendants produced documents to the plaintiffs and depositions of current and former directors and others were taken. Discovery was completed on July 1, 1999.


     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement(the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.

     On September 30, 1999, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999.


     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action and all non-derivative claims of the settlement class against the defendants with prejudice. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor. On or about October 14, 1999, plaintiff's counsel reapplied to the Court for fees and expenses. A hearing was held November 5, 1999, in which the Court granted the application for attorney's fees in the amount of $950,000 and costs in the amount of $182,000. Under the Stipulation, if the proposed merger is consummated, Capital Senior Living Corporation is responsible for payment of such attorney's fees and expenses sought under this application, and if the proposed merger is not consummated and if the Company and ILM II enter into a transaction

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND NOVEMBER 30, 1999 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)


having similar effect to the merger with a third party, then the company and ILM II are responsible for such fees and expenses.


6. CONSTRUCTION LOAN FINANCING


     During 1999, the Company secured a construction loan facility with a major bank that provides the Company with up to $24.5 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the Senior Housing Facilities and collateral assignment of the Company's leases of such properties. The loan expires
December 31, 2000, with possible extensions through September 29, 2003. Principal is due at expiration. Interest is payable monthly at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Amounts outstanding under the loan at August 31, 1999, were approximately $2.1 million. Loan origination fees of $272,000 were paid in connection with this loan facility and are being amortized over the term of the loan.


7. SUBSEQUENT EVENTS


     On September 15, 1999, the Company's Board of Directors declared a quarterly dividend for the quarter ended August 31, 1999. On October 15, 1999, a dividend of $0.2125 per share of common stock, totaling $1,598,000, was paid to the shareholders of record as of September 30, 1999.



     On December 15, 1999, the Company's Board of Directors declared a quarterly dividend for the three-month period ended November 30, 1999. On January 15, 2000, a dividend of $0.2125 per share of common stock, totaling approximately $1,598,000, was paid to Shareholders of record as of December 31, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PRELIMINARY COPY

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   APPENDICES
                                       TO
                                  SCHEDULE 14A

                            ------------------------

                            ILM SENIOR LIVING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    APPENDIX C
                                         FORM OF SOLICITATION AGREEMENT

                              D.F. KING & CO. INC.
                     77 WATER STREET, NEW YORK, N.Y. 10005
                                 (212) 269-5550

                                                          November 5, 1999

ILM Senior Living, Inc.
8180 Greensboro Drive, Suite 850
McLean, Virginia 22102

Attention:  J. William Sharman, Jr.
            Chairman, President and Chief Executive Officer

Capital Senior Living Corporation
 237 Park Avenue South, 21st Floor
 New York, New York

Attention:  Lawrence A. Cohen
            Vice Chairman and Chief Executive Officer

Ladies and Gentlemen:

     This letter agreement sets forth the terms and conditions under which ILM Senior Living, Inc., a Virginia finite-life corporation (the "Company") and Capital Senior Living Corporation ("Capital") have engaged D.F. King & Co., Inc. ("King") in connection with the Company's special meeting of stockholders scheduled to be held in the first quarter of calendar year 2000 (the "Meeting").

1. The Company and Capital hereby retain King for proxy solicitation services (the "Services") in connection with the Meeting and request and authorize King to contact and to provide information to the Company's stockholders with respect to matters to be considered at the Meeting. For the purposes of this agreement, such Services shall not include services in connection with a stockholders' meeting for which there is a solicitation in opposition to the Company's Board of Directors or in opposition to a resolution proposed by the Company's Board of Directors.

2. The Company and Capital agree that King shall have the right to pass upon and approve any and all references to King in any materials used by the Company in connection with the Meeting (the "Materials").

3. King agrees to preserve the confidentiality of all non-public information provided by the Company, Capital or their agents for King's use in furnishing services hereunder.

4. The Company and Capital agree to pay to King as compensation for the Services a fee of $6,000, in cash, pursuant to the following schedule:


          $3,000 Due and payable on the date that the Company's Materials are first sent or mailed to its stockholders; and

           3,000 Due and payable on the date of the Meeting.
          ------

          $6,000
          ------
          ------

     Further, the Company and Capital agree to pay King for incoming/outgoing shareholder telephone contacts ("Contacts") as follows: the first 2,500 Contacts will be billed at $4.00 per contact; and Contacts in excess of 2,500 will be billed at $3.00 per contact. The Company and Capital will promptly reimburse King for all "broker bills," reasonable expenses, costs and disbursements (including reasonable counsel fees and expenses) (the "Expenses") incurred by King in connection with the Services. On the date that the Materials are first mailed, sent or given to the Company's stockholders in connection with the Meeting, the Company and Capital will pay to King the amount of $3,000 and reimburse King for its Expenses incurred under this Agreement promptly after receipt of a reasonably itemized written accounting thereof.

     As promptly as practicable upon conclusion of this engagement, King will submit its final statement for Services to the Company and Capital.

ILM Senior Living, Inc.
Capital Senior Living Corporation
November 5, 1999
Page 2

     The Company and Capital agree and acknowledge that, except in the case of King's willful misconduct or gross negligence, the Company's and Capital's obligations under this paragraph 4 are fixed and nonrefundable, regardless of future developments in, or the outcome of, the Meeting. If a solicitation in opposition to the Company's Board of Directors or in opposition to a resolution proposed by the Company's Board of Directors arises during the course of this engagement, and King undertakes to perform additional services therewith, the fee will be modified as mutually agreed.

5. The Company and Capital represent and warrant to King that:

     o all necessary corporate or other action will have been duly taken by the Company and Capital prior to the commencement of any solicitation to authorize the solicitation; and

     o all Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and all other applicable laws; and, none of the Materials will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

6. The Company and Capital hereby agree to hold harmless and indemnify King, King's controlling persons, officers, directors, employees and agents (collectively the "Indemnified Persons") from and against all losses, claims, damages, liabilities, disbursements and expenses (including, but not limited to, all reasonable counsel fees and expenses) incurred by such Indemnified Persons in connection with any claim arising out of, relating to or in connection with the Services, the Meeting and/or matters relating thereto, including the representations and warranties set forth in paragraph 5 above, except King will not be entitled to any such indemnification in the case of King's gross negligence or willful misconduct. The Company and Capital shall reimburse such Indemnified Persons for such reasonable counsel fees and expenses promptly after the same shall have incurred by such Indemnified Persons upon presentment to the Company and to Capital of reasonably itemized invoices therefor. The foregoing indemnity shall be in addition to any liability which the Company and Capital might otherwise have to the Indemnified Persons.

7. King agrees to notify the Company and Capital promptly of the assertion of any claim against any of the Indemnified Persons in connection with matters set forth in paragraph 6; and the Company and Capital agree to notify King promptly of the assertion of any claim against the Company and/or Capital. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company's counsel who shall be satisfactory to King. In any action or proceeding the defense of which the Company assumes, an Indemnified Person will have the right to participate in such action or proceeding and to retain its own counsel at such Indemnified Person's own expense. Neither the Company nor Capital shall settle or compromise any such action or proceeding without the Indemnified Person's prior written consent unless the terms of such settlement or compromise include an unconditional release of the Indemnified Person from all liability or loss arising out of such action or proceeding.

8. The representations and warranties contained in paragraph 5 above and the indemnity agreement contained in paragraphs 6 and 7 above will survive the term of this agreement.

9. It is hereby acknowledged and agreed that pursuant to Section 5.6(c) of that certain Agreement and Plan of Merger dated October 19, 1999, among the Company, Capital and Capital Senior Living Acquisition, LLC ("Capital Acquisition"), Capital and Capital Acquisition, on the one hand, and the Company, on the other hand, have agreed to share equally all fees, costs and expenses due and payable to King pursuant to this Agreement. Accordingly, King, Capital and the Company agree that all invoices for fees and expense reimbursement pursuant to this Agreement will be bifurcated equally and billed separately to the Company, on the one hand, and to Capital and Capital Acquisition, on the other hand, and the Company, on the one hand, and Capital and Capital Acquisition, on the other hand, shall be severally responsible for the payment therefor.

ILM Senior Living, Inc.
Capital Senior Living Corporation
November 5, 1999
Page 3

10. This agreement will be construed and enforced in accordance with the laws of the State of New York, applicable to instruments made and to be performed entirely in such state. The Company and Capital agree that any action, suit or proceding arising out of or based upon this letter agreement shall be brought in any court of competent jurisdiction located in the County of New York or, at King's option, wherever any claim which is subject to this Agreement is asserted against King or any other Indemnified Party, and the Company and Capital hereby consent to personal jurisdiction and venue in any such court and to service of process by certified mail, return receipt requested.

11. This agreement shall be binding on the successors and assigns of King, Capital and the Company, and may not be modified except in writing signed by the parties hereto.

     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof by signing below, whereupon this letter shall constitute a binding agreement between the Company, Capital and King.


                                          D.F. KING & CO., INC.

                                          By: /S/ WALTER A. DENBY
                                              --------------------------------
                                              Walter A. Denby
                                              Senior Vice President


CONFIRMED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ILM SENIOR LIVING, INC.

By: /s/ J. WILLIAM SHARMAN, JR.
    --------------------------------
    Name: J. William Sharman, Jr.
    Title: Chairman, President and Chief Executive Officer


CAPITAL SENIOR LIVING CORPORATION

By: /s/ LAWRENCE A. COHEN
    --------------------------------
    Name: Lawrence A. Cohen
    Title: Vice Chairman and Chief Executive Officer

    cc: Clifford E. Neimeth, Esq.

                            REVISED PRELIMINARY COPY                  APPENDIX D

                              [FACE SIDE OF PROXY]                 FORM OF PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ILM SENIOR
                                  LIVING, INC.
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL   , 2000

     The undersigned hereby appoints Jeffry R. Dwyer and J. William
Sharman, Jr., or either of them, as attorneys-in-fact and proxies to vote all the shares of common stock, $.01 par value, of ILM Senior Living, Inc., a Virginia finite-life corporation, which are outstanding and issued in the name of the undersigned and which the undersigned is entitled to vote at the special meeting of shareholders of ILM, to be held at 10:00 a.m., local time, on
April    , 2000, at the Key Bridge Marriott Hotel, Arlington, Virginia,
        , and at any adjournment or postponement of the special meeting. The undersigned hereby instructs and authorizes these attorneys-in-fact to vote the shares as indicated on the reverse side of this proxy.

     The shares represented by this proxy will be voted in accordance with the instructions contained on the reverse side. If no instructions are given, the shares will be voted "FOR" PROPOSAL 1 which is more fully described in the notice of special meeting of shareholders and accompanying proxy statement, which the undersigned has received.

     If there is any adjournment or postponement of the special meeting to permit further solicitation of proxies with respect to PROPOSAL 1, the shares will be voted "FOR" adjournment or postponement with respect to such proposal if the shares were to be voted "FOR" such proposal (including if there were no specifications), and "AGAINST" adjournment or postponement if the shares were to be voted "AGAINST" PROPOSAL 1.


                  (Continued and to be signed on reverse side)

 ................................................................................
                              FOLD AND DETACH HERE

           -----------
           Please mark
        REVISED PRELIMINARY COPY                    your vote
         [REVERSE SIDE OF PROXY]  as indicated           X
              in the
                 example
             -----------

              FOR      AGAINST    ABSTAIN
              / /        / /        / /     1. Proposal to approve the Amended and Restated Agreement and Plan of Merger, dated
                                               October 19, 1999, among ILM Senior Living, Inc., a Virginia finite-life corporation,
                                               Capital Senior Living Corporation, a Delaware corporation, and Capital Senior
                                               Living Acquisition, LLC, a Delaware limited liability company, whereby ILM will be merged with Capital Acquisition; and

              / /        / /        / /     2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

                                            AFTER CAREFUL CONSIDERATION OF A NUMBER OR FACTORS AND CIRCUMSTANCES DESCRIBED IN THE
                                            PROXY STATEMENT WHICH YOU RECEIVED PRIOR TO OR TOGETHER WITH THIS PROXY, YOUR BOARD OF
                                            DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND
                                            THAT THE MERGER IS ADVISABLE.

                                            YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE
                                            "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                            WHETHER OR NOT YOU INTEND TO COME TO THE SPECIAL MEETING YOU ARE URGED TO COMPLETE,
                                            DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT
                                            YOUR SHARES CAN BE REPRESENTED AT THE SPECIAL MEETING.


                                                                                 THIS PROXY MAY BE REVOKED PRIOR TO ITS USE. PLEASE
                                                                                 DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                                                                                 ENVELOPE.

SIGNATURES OF SHAREHOLDER(S)                                 DATED
                            -----------------------------          -------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.